Commission File Number:  30-246



                       SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004



                                    FORM U5S

                                 ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1997



      Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              NORTHEAST UTILITIES


       174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                              (Corporate Address)

                 Selden Street, Berlin, Connecticut 06037-1616

                            (Principal Headquarters)


                              NORTHEAST UTILITIES

                             FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1997



                               TABLE OF CONTENTS




ITEM                                                                    PAGE


1.    System Companies and Investments Therein....................        2

2.    Acquisitions or Sales of Utility Assets.....................       12

3.    Issue, Sale, Pledge, Guarantee or Assumption of
      System Securities...........................................       12

4.    Acquisition, Redemption or Retirement of System
      Securities..................................................       13

5.    Investments in Securities of Nonsystem
      Companies...................................................       17

6.    Officers and Directors......................................       19

7.    Contributions and Public Relations..........................       51

8.    Service, Sales and Construction Contracts...................       51

9.    Wholesale Generators and Foreign Utility
      Companies...................................................       53

10.   Financial Statements and Exhibits...........................       58

      Report of Independent Public Accountants....................      F-1

      Signature...................................................      F-2





ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997

Name of Company                                  No. of Common        % of

Name of Owner                                     Shares Owned     Voting Power


Northeast Utilities (NU) (1)

Name of Issuer

The Connecticut Light and
Power Company (CL&P) (2)(3)*                        12,222,930          100

Public Service Company of
New Hampshire (PSNH) (2) (3)*                            1,000          100

Western Massachusetts
Electric Company (WMECO) (2) (3) *                   1,072,471          100

North Atlantic Energy
Corporation (NAEC) (3)                                   1,000          100

Holyoke Water Power
Company (HWP) (3)*                                     480,000          100

Northeast Utilities Service
Company (NUSCO) (4)                                          1          100

Northeast Nuclear Energy
  Company (NNECO) (5)                                    1,500          100

North Atlantic Energy Service
Corporation (NAESCO) (6)                                 1,000          100

The Rocky River Realty
Company (RRR) (7)                                          100          100

The Quinnehtuk Company (7)                               3,500          100

Charter Oak Energy, Inc. (COE) (8)*                        100          100

HEC Inc. (9)*                                              100          100

Select Energy, Inc.  (10)                                  100          100




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)

Name of Company                                      Issuer           Owner's

Name of Owner                                       Book Value      Book Value

                                                     (000's)          (000's)
Northeast Utilities (NU) (1)

Name of Issuer

The Connecticut Light and
Power Company (CL&P) (2)(3)*                        $1,149,385      $1,149,385

Public Service Company of
New Hampshire (PSNH) (2) (3)*                          593,902         593,902

Western Massachusetts
Electric Company (WMECO) (2) (3) *                     228,208         228,208

North Atlantic Energy
Corporation (NAEC) (3)                                 219,702         219,702

Holyoke Water Power
Company (HWP) (3)*                                      18,061          18,061

Northeast Utilities Service
Company (NUSCO) (4)                                          1               1

Northeast Nuclear Energy
Company (NNECO) (5)                                     16,229          16,229

North Atlantic Energy Service
Corporation (NAESCO) (6)                                    12              12

The Rocky River Realty
Company (RRR) (7)                                          684             684

The Quinnehtuk Company (7)                              (1,985)         (1,985)

Charter Oak Energy, Inc. (COE) (8)*                     44,215          44,215

HEC Inc. (9)*                                            4,112           4,112

Select Energy, Inc.  (10)                                1,166           1,166




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)


Name of Company                                  No. of Common         % of

Name of Owner                                     Shares Owned     Voting Power

Northeast Utilities (NU) (1)

Name of Issuer

Mode 1 Communications, Inc. (Mode 1) (12)               100             100

Name of Owner

The Connecticut Light and Power
Company (2)(3)***

Name of Issuer

Research Park, Incorporated                              50             100

CL&P Capital, L.P.                                      -               100

The City and Suburban Electric
and Gas Company**                                       100             100

Electric Power, Incorporated**                          100             100

The Connecticut Transmission Corporation**              200             100

The Connecticut Steam Company**                          10             100

The Nutmeg Power Company**                               60             100

CL&P Receivables Corporation (CRC) (11)                 100             100

Name of Owner

Western Massachusetts Electric Company(2)(3)

Name of Issuer

WMECO Receivables Corporation (WRC) (11)                100             100

Name of Owner

Public Service Company of New Hampshire (2)(3)

Name of Issuer

Properties, Inc. (7)                                    200             100

New Hampshire Electric Company**                          1             100





ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)

Name of Company                                       Issuer          Owner

Name of Owner                                       Book Value      Book Value

                                                      (000's)        (000's)

Northeast Utilities (NU) (1)


Name of Issuer

Mode 1 Communications, Inc. (Mode 1) (12)                6,582           6,582

Name of Owner

The Connecticut Light and Power Company (2)(3)***

Name of Issuer

Research Park, Incorporated                                 56              56

CL&P Capital, L.P.                                       3,100           3,100

The City and Suburban Electric
and Gas Company**                                            1               1

Electric Power, Incorporated**                               1               1
--Noninterest Bearing Advance                                1               1

The Connecticut Transmission Corporation**                   5               5

The Connecticut Steam Company**                              1               1

The Nutmeg Power Company**                                   2               2

CL&P Receivables Corporation (CRC) (11)                170,530         170,530

Name of Owner

Western Massachusetts Electric Company(2)(3)

Name of Issuer

WMECO Receivables Corporation (WRC) (11)                13,021          13,021

Name of Owner

Public Service Company of New Hampshire (2)(3)

Name of Issuer

Properties, Inc. (7)                                     1,500           1,500
--Interest Bearing Advance                               4,516           4,516

New Hampshire Electric Company**                             1               1




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)

Name of Company                                  No. of Common         % of

Name of Owner                                     Shares Owned     Voting Power

Holyoke Water Power Company (3)

Name of Issuer

Holyoke Power and Electric Company                    4,850             100

Name of Owner

Charter Oak Energy, Inc. (8)

Name of Issuer

Charter Oak (Paris) Inc. (8)                            -               -

COE Development Corporation                             100             100

COE (UK) Corp. (8)                                      -               -

COE (Gencoe) Corp.                                      -               -

COE Argentina I Corp.                                   100             100

COE Argentina II Corp.                                  100             100

COE Ave Fenix Corporation                               100             100

COE Tejona Corporation                                  100             100

Name of Owner

COE (Gencoe) Corp. (8)

Name of Issuer

COE (UK) Corp. (8)                                      -                -

Name of Owner

HEC Inc. (9)

Name of Issuer

HEC International Corporation                           100              100

HEC Energy Consulting Canada Inc.                       100              100

Southwest HEC Energy Services L.L.C.                    -                 50


Name of Company                                       Issuer          Owner

Name of Owner                                       Book Value      Book Value

                                                      (000's)        (000's)
Holyoke Water Power Company (3)

Name of Issuer

Holyoke Power and Electric Company                        (313)           (313)
-- Variable rate demand notes                              424             424

Name of Owner

Charter Oak Energy, Inc. (8)

Name of Issuer

Charter Oak (Paris) Inc. (8)                              -               -

COE Development Corporation                            3,097             3,097

COE (UK) Corp. (8)                                        -               -

COE (Gencoe) Corp.                                        -               -
--Promissory Note (8)                                     -               -

COE Argentina I Corp.                                     10                10

COE Argentina II Corp.                                 1,898             1,898

COE Ave Fenix Corporation                             22,295            22,295

COE Tejona Corporation                                16,026            16,026

Name of Owner

COE (Gencoe) Corp. (8)

Name of Issuer

COE (UK) Corp. (8)                                      -                 -

Name of Owner

HEC Inc. (9)

Name of Issuer

HEC International Corporation                              6                 6

HEC Energy Consulting Canada Inc.                         14                14

Southwest HEC Energy Services L.L.C.                      26                26





ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)

  *Consolidated.
 **Inactive.
***Exempt holding company - see Commission Release Nos. 13048 and 14947.

(1) For information about NU's investment in the hydro-transmission companies, see Note A to Item 1.

(2) For information regarding CL&P's, PSNH's, and WMECO's investment in regional nuclear generating companies, see Note A to Item 1.

(3)  Electric utility operating subsidiary.

(4) Service company which provides support services for the NU system companies.

(5) Agent for the NU system companies and other New England utilities in operating the Millstone nuclear generating facilities.

(6) Agent for the joint owners in operating the Seabrook 1 nuclear generating facility.

(7) Subsidiary which constructs, acquires, or leases some of the property and facilities used by one or more of the system companies.

(8) Directly and through its subsidiaries, COE develops and invests in cogeneration, small power production, and other forms of nonutility generation and in exempt wholesale generators and foreign utility companies, as permitted under the Energy Policy Act of 1992. On March 25, 1997, the NU Board of Trustees approved the offering for the sale of COE. Investments held by COE Paris, COE UK and COE Gencoe had been sold to third party purchasers and these corporations were dissolved effective October 21, 1997.

(9) Directly and through its subsidiaries, HEC Inc. provides energy management, demand-side management, and related consulting services for commercial, industrial, and institutional electric companies and electric utility companies.

(10) Select Energy, Inc., a Connecticut corporation, commenced operations in October 1996. The corporation engages in the brokering, marketing, transportation, storage and sale of energy commodities at wholesale in designated geographic areas, and in the brokering and marketing of electricity to retail customers participating in various pilot programs. The company formerly did business as NUSCO Energy Partners, Inc. Effective April 1997, the company's name had been changed to Select Energy, Inc.

(11) In 1996, CL&P and WMECO entered into respective agreements under which each system company may sell, from time to time, up to $200 million and $40 million, respectively, of their eligible accounts receivable and accrued utility revenues. During 1997, CL&P and WMECO restructured their respective agreements to comply with the Financial Accounting Standards Board's Statement of Financial Accounting Standard's No. 125, which required, in part, the creation of CRC and WRC. CRC's and WRC's sole purpose is to purchase receivables from CL&P and WMECO, respectively, and periodically resell undivided ownership interests in those receivables to third party purchasers.

(12) In June 1996, Mode 1 Communications, Inc., a Connecticut corporation, was formed for the purpose of investing in FiveCom LLC, its affiliate NECOM
     LLC and/or other affiliates for the construction of the New England Optical Network, a fiber-optic communications network to run throughout New England, and to participate in other associated transactions. NU has a 9.9 percent equity investment in FiveCom LLC, and a 40 percent equity investment in its affiliate, NECOM LLC. The company was formerly doing
     business under the name of  NU/Mode 1 Communications, Inc.   Effective
     February 1997, the name was changed to Mode 1 Communications, Inc.





ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997 (CONTINUED)

Note A: The following are CL&P's, PSNH's, and WMECO's total investments in regional nuclear generating companies and Northeast Utilities' investments in New England Hydro-Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:



                                                # of     Percentage    Carrying
                                               Common        of         Value
                                               Shares      Voting         to
                                               Owned       Power        Owners

                                                                        (000's)

The Connecticut Light and Power Company: (c)

Connecticut Yankee Atomic Power Co. (b)(d)    120,750      34.5%         $38,358
Maine Yankee Atomic Power Co. (b)(d)           60,000      12.0            9,449
Vermont Yankee Nuclear Power Corp. (d)         37,242       9.5            5,126
Yankee Atomic Electric Co. (b)(d)              37,583      24.5            5,128

Public Service Company of New Hampshire:  (c)

Connecticut Yankee Atomic Power Co. (b)(d)     17,500       5.0            5,761
Maine Yankee Atomic Power Co. (b)(d)           25,000       5.0            3,880
Vermont Yankee Nuclear Power Corp. (d)         15,681       4.0            2,085
Yankee Atomic Electric Co. (b)(d)              10,738       7.0            1,427

Western Massachusetts Electric Company:  (c)

Connecticut Yankee Atomic Power Co. (b)(d)     33,250       9.5           10,552
Maine Yankee Atomic Power Co. (b)(d)           15,000       3.0            2,370
Vermont Yankee Nuclear Power Corp. (d)          9,800       2.5            1,354
Yankee Atomic Electric Co. (b)(d)              10,738       7.0            1,465

Total System Investment:

Connecticut Yankee Atomic Power Co. (b)       171,500       49.0          54,671
Maine Yankee Atomic Power Co. (b)             100,000       20.0          15,699
Vermont Yankee Nuclear Power Corp.             62,723       16.0           8,565
Yankee Atomic Electric Co. (b)                 59,059       38.5           8,020

Northeast Utilities:  (c)

New England Hydro-Transmission (d)
Electric Company, Inc.                        906,324       22.66         12,198

New England Hydro-Transmission Corp. (d)        4,871       22.66          7,437


(b) Yankee Atomic Electric Co.' s, Connecticut Yankee Atomic Power Co.' s, and Maine Yankee Atomic Power Co.' s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.

(c)  Name of owner.

(d)  Name of issuer.




ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

          No items to be reported.

ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
          SECURITIES

          Descriptions of transactions involving the issue, sale, pledge, guarantee or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

          In the ordinary course of their business, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 1997, NU had $9,312,544 of such guarantees outstanding, which was the highest amount outstanding during 1997.

          In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:

          1. Issuance on May 30, 1997 by The Connecticut Light and Power Company (CL&P) of $225,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 1997 Series A, to secure CL&P's repayment obligations under a Credit Agreement among Northeast Utilities, CL&P, Western Massachusetts Electric Company and the Lenders, Co-Agents and Administrative Agent named therein.

          2. Issuance on May 30, 1997 by Western Massachusetts Electric Company (WMECO) of $90,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 1997 Series A, to secure WMECO's repayment obligations under a Credit Agreement among Northeast Utilities, The Connecticut Light and Power Company, WMECO and the Lenders, Co-Agents and Administrative Agent named therein.

          3. Issuance on June 26, 1997 by CL&P of $200 million principal amount of First and Refunding Mortgage 7-3/4% Bonds, 1997 Series B.

          4. Issuance on July 31, 1997 by WMECO of $60 million principal amount of First and Refunding Mortgage 7-3/8% Bonds, 1997 Series B.

          5. Issuance on October 9, 1997 by CL&P of $200 million principal amount of First and Refunding Mortgage 7-3/4% Bonds, 1997 Series C.




ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                                    Amounts Acquired

                                                 # of
                                               Shares or
Name of Issuer and Title of Issue           Principal Amount   Consideration


The Connecticut Light and Power Company

First Mortgage Bonds -

7.625% Series UU                             $193,288,000       $193,288,000
1997   Series B                               200,000,000       $200,000,000

                                             $393,288,000       $393,288,000



Other Notes/Agreements - (2)

Connecticut Resource Recovery
Authority Note                               $ 10,817,400        $ 10,817,400
Other                                              10,757              10,757

                                             $ 10,828,157       $ 10,828,157



Western Massachusetts Electric Company

First Mortgage Bonds -
Series F - 5.75%                             $ 14,700,000       $ 14,700,000



NU-P, as part of its acquisition of Public Service Company of New Hampshire
(PSNH) on June 5, 1992, issued 8,430,910 warrants to former PSNH equity security holders. These warrants, which expired on June 5, 1997, entitled the holder to purchase one share of NU common at an exercise price of $24 per share. As of December 31, 1997, 464,678 shares had been purchased through the exercise of warrants.




ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                            Amounts Retired/Debt Repayment

                                                 # of
                                               Shares or
Name of Issuer and Title of Issue           Principal Amount   Consideration


The Connecticut Light and Power Company

First Mortgage Bonds -

7.625% Series UU                             $193,288,000       $193,288,000
1997   Series B                               200,000,000        200,000,000

                                             $393,288,000       $393,288,000



Other Notes/Agreements - (2)

Connecticut Resource Recovery
Authority Note                               $ 10,817,400       $ 10,817,400
Other                                              10,757             10,757

                                             $ 10,828,157       $ 10,828,157


Western Massachusetts Electric Company

First Mortgage Bonds -
Series F - 5.75%                             $ 14,700,000       $ 14,700,000





ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                                  Amounts Acquired

                                                 # of
                                               Shares or
Name of Issuer and Title of Issue           Principal Amount   Consideration


8.58%  Series A Note                          $10,000,000        $10,000,000
8.38%  Series B Note                            6,000,000          6,000,000

                                              $16,000,000        $16,000,000



The Rocky River Realty Company

Other Notes/Agreements -
  7.875% Installment Note (2)                 $   779,000        $   779,000
  Variable Rate Mortgage Note (3)                  65,287             65,287
  8.81% Series A Note (3)                         759,011            759,011
  8.82% Series B Note (3)                      26,225,062         26,225,062


                                              $27,828,360        $27,828,360



Northeast Nuclear Energy Company

Other Notes/Agreements -
7.67% Senior Notes                            $ 6,148,394        $ 6,148,394



North Atlantic Energy Corporation

First Mortgage Bonds -
9.05% Series A                                $20,000,000        $20,000,000



(1) For acquisitions, redemptions, or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b) or
     (4).

(2)  Unsecured.

(3)  Secured.





ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                             Amounts Retired/Debt Repayment

                                                 # of
                                               Shares or
Name of Issuer and Title of Issue           Principal Amount   Consideration


8.58%  Series A Note                          $10,000,000        $10,000,000
8.38%  Series B Note                            6,000,000          6,000,000

                                              $16,000,000        $16,000,000



The Rocky River Realty Company

Other Notes/Agreements -
  7.875% Installment Note (2)                 $   779,000        $   779,000
  Variable Rate Mortgage Note (3)                  65,287             65,287
  8.81% Series A Note (3)                         759,011            759,011
  8.82% Series B Note (3)                      26,225,062         26,225,062

                                              $27,828,360        $27,828,360



Northeast Nuclear Energy Company

Other Notes/Agreements -
7.67% Senior Notes                            $ 6,148,394        $ 6,148,394



North Atlantic Energy Corporation

First Mortgage Bonds -
9.05% Series A                                $20,000,000        $20,000,000





ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES



                                                                      # of         % of            Carrying
Name of Owner           Name of Issuer          Security Owned (1)  of Shares   Voting Power   Value to Owners
                                                                                                   (000's)

Western                 Massachusetts Mutual
Massachusetts           Life Insurance          Note                    -            -              $   190
Electric Company

Public Service Co.      Amoskeag Industries,
of New Hampshire        Inc.                    Stock                 1,000                             100

Northeast Utilities     Connecticut Seed        Limited Partner-        -            -                  402
(Parent)                Ventures, Ltd.          ship Interest

8 Subsidiaries (2)      Various                 Stock, Debentures,
                                                and Notes               -            -                  340

Charter Oak             Tenaska III             Limited Partner-
(Paris) Inc. (4)        Partners, Limited       ship Interest (4)       -            -                  -
                        (4)

COE Argentina II.       Central Termica         Stock (4)               -            -                  -
Corp. (4)               San Miguel de Tucuman, S.A. (4)

COE Ave Fenix Corp.     Ave Fenix, S.A.         Stock                   -            -               17,407

COE (UK) Corp. (4)      Encoe Partners (4)      General Partner-        -            -                  -
                                                ship Interest (4)

COE Tejona Corp.        Plantas Eolicas         Stock                    19        63.33%
                        S.A.                    Stock                    11 (3)    36.67%
                                                                                  100.00%            15,984

Mode 1
Communications          FiveCom LLC             Limited Liability       -           9.9%              1,349
Inc.                                            Interest

                        NECOM LLC               Limited Liability       -          40.0%              4,555
                                                Interest

                        MECOM                   Limited Liability       -           3.3%                 89
                                                Interest

</Table)

(1) Recorded at cost on owners books. Partnership interests are accounted for under the equity method of accounting.

(2)  The Connecticut Light and Power Company, Western Massaschusetts Electric
     Company, Holyoke Water Power Company, The Quinnehtuk Company, Northeast
     Utilities Service Company, Northeast Utilities (Parent), Public Service
     Company of New Hampshire, and Rocky River Realty Company.

(3)  Held in trust by Manuel emilio Montero Anderson.

(4) As of December 31, 1997, the system companies' investments in these nonsystem company securities had been sold. For further information, refer to Note 8, Item 1 of this Form U5S.




ITEM 6.   OFFICERS AND DIRECTORS

Part I.   As of December 31, 1997

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.


      Cotton Mather Cleveland              William J. Pape II
      Mather Associates                    American-Republican, Inc.
      123 Main Street                      P. O. Box 2090
      P. O. Box 935                        398 Meadow Street
      New London, NH  03257                Waterbury, CT  06722-2090


      Mr. William F. Conway                Robert E. Patricelli
      c/o Northeast Utilities              Women's Health USA, Inc.
      P. O. Box 270                        22 Waterville Road
      Hartford, CT 06141-0270              Avon, CT  06001


      John F. Curley                       John F. Swope
      Morgan Stanley & Co. Inc.            c/o Northeast Utilities
      1221 Avenue of the Americas          P. O. Box 270
      3rd Floor                            Hartford, CT  06141-0270
      New York, NY   10020


      E. Gail de Planque,                 John F. Turner
      c/o Northeast Utilities             The Conservation Fund
      P.O. Box 270                        1800 North Kent Street, Suite 1120
      Hartford, CT 06141-0270             Arlington, VA  22209


      Elizabeth T. Kennan
      c/o Northeast Utilities
      P.O. Box 270
      Hartford, CT 06141-0270




          2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

     NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 1997

                            NU                  City and Suburban    CL&P

Michael G. Morris           CHB, P, CEO, T      CH, P, CEO           CH, D
Bruce D. Kenyon             PN                                       PN, D
Hugh C. MacKenzie           PR                                       P, D
John H. Forsgren            EVP, CFO            EVP, CFO             EVP, CFO, D
Cheryl W. Grise                                                      SVP, CAO
Robert P. Wax               SVP, S, GC          SVP, S, GC, D        SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski                                                 VP
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier                                                  VP
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane               VP, TRS             VP, TRS, D           VP, TRS
Mary Jo Keating
Robert J. Kost                                                       VP
Kerry J. Kuhlman                                                     VP
Keith R. Marvin
John T. Muro                                                         VP
John W. Noyes
Phillip M. Randall (2)
John J. Roman               VP, C               VP, C                VP, C
Frank C. Rothen
Frank P. Sabatino                                                    VP
Richard L. Tower                                                     VP
Dennis E. Welch                                                      VP
Roger C. Zaklukiewicz                                                VP
Theresa H. Allsop                               D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            CL&P Capital(9)     COE              COE Argen I(10)

Michael G. Morris                               CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                                EVP, CFO, D
Cheryl W. Grise
Robert P. Wax                                   SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane                                   VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman                                   VP, C
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            COE Argen II        COE Ave Fenix      COE Develop

Michael G. Morris           CH, P, CEO, D       CH, P, CEO, D      CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren            EVP, CFO, D         EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise
Robert P. Wax               SVP, S, GC          SVP, S, GC         SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane               VP, TRS, D          VP, TRS, D         VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            COE Gencoe (11)     COE Tejona         COE UK (11)

Michael G. Morris                               CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                                EVP, CFO, D
Cheryl W. Grise
Robert P. Wax                                   SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane                                   VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            CO (Paris)(11)      Conn Steam         Conn Trans

Michael G. Morris                               CH, P, CEO         CH, P, CEO
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                                EVP, CFO           EVP, CFO
Cheryl W. Grise
Robert P. Wax                                   SVP, S, GC, D      SVP, S, GC, D
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane                                   VP, TRS, D         VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman                                   VP, C              VP, C
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop                               D                  D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                               CRC              EPI          Encoe Partners (12)

Michael G. Morris              P, CEO, D        CH, P, CEO
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren               EVP, CFO, D      EVP, CFO
Cheryl W. Grise
Robert P. Wax                  SVP, S, GC       SVP, S, GC, D
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane                  VP, TRS          VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman                  VP, C            VP, C
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop                               D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)      D

                            HEC                 HEC Canada     HEC International
Michael G. Morris           CHB, CEO, D         CHB, CEO           CHB, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie           CH(E), D            CAO                D
John H. Forsgren            D                                      D
Cheryl W. Grise
Robert P. Wax
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*          VP                  VP                 VP
David S. Dayton*            VP, D               VP                 VP, D
Linda A. Jensen*            VP, TRS, CL         VP, TRS, CL        VP, TRS, CL
Thomas W. Philbin*          P, D                P                  P, D
James B. Redden*            VP                  VP                 VP
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)                            D
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            HEC Southwest(13)      HP&E             HWP

Michael G. Morris                                  CH, CEO, D       CH, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie                                  P, D             P, D
John H. Forsgren                                   EVP, CFO, D      EVP, CFO, D
Cheryl W. Grise                                    SVP              SVP
Robert P. Wax                                      SVP, S, GC       SVP, S, GC
Robert G. Abair                                    VP, CAO          VP, CAO
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier                                VP               VP
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane                                      VP, TRS          VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro                                                        VP
John W. Noyes
Phillip M. Randall (2)
John J. Roman                                      VP, C            VP, C
Frank C. Rothen
Frank P. Sabatino                                  VP               VP
Richard L. Tower
Dennis E. Welch                                    VP               VP
Roger C. Zaklukiewicz                              VP               VP
Theresa H. Allsop
Thomas V. Foley                                    C                C
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            Mode 1              NAEC               NAESCO

Michael G. Morris           P, CEO, D           CH, D              CH, D
Bruce D. Kenyon                                 P, CEO, D          P, CEO, D
Hugh C. MacKenzie
John H. Forsgren            D                   EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise                                 SVP, CAO
Robert P. Wax               SVP, S, GC          SVP, S, GC         SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge                                                DS
David M. Goebel (1)                                                VP
Barry Ilberman
John B. Keane               VP, TRS, D          VP, TRS            VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman               VP, C               VP, C              VP, C
Frank C. Rothen                                                    VP
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch                                 VP
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**                             EVP, CNO           EVP, CNO
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                               NHEC             NNECO              NUSCO

Michael G. Morris                               CH, D              CH, P, CEO, D
Bruce D. Kenyon                                 P, CEO, D          PN
Hugh C. MacKenzie                                                  PR
John H. Forsgren                                EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise                                 SVP, CAO           SVP, CAO, D
Robert P. Wax                                   SVP, S, GC         SVP, S, GC
Robert G. Abair
David B. Amerine                                VP                 VP
David H. Boguslawski           VP, D                               VP
Michael H. Brothers                             VP                 VP
Gregory B. Butler                                                  VP
Ronald G. Chevalier                                                VP
Bruce L. Drawbridge
David M. Goebel (1)                             VP                 VP
Barry Ilberman                                                     VP
John B. Keane                  VP, TRS          VP, TRS            VP, TRS
Mary Jo Keating                                                    VP
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin                                                    VP, CIO
John T. Muro                                                       VP
John W. Noyes                  COMP                                VP
Phillip M. Randall (2)                                             VP
John J. Roman                                   VP, C              VP, C
Frank C. Rothen                                 VP                 VP
Frank P. Sabatino                                                  VP
Richard L. Tower
Dennis E. Welch                                 VP                 VP
Roger C. Zaklukiewicz                                              VP
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**                                                EVP
William T. Frain, Jr.***       P, D
Gary A. Long***                VP, D
Paul E. Ramsey***
Robert A. Bersak***            S, D
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            Nutmeg Power        Properties, Inc.    PSNH

Michael G. Morris           CH, P, CEO                              CH, CEO, D
Bruce D. Kenyon                                                     PN, D
Hugh C. MacKenzie                                                   D
John H. Forsgren            EVP, CFO                                EVP, CFO, D
Cheryl W. Grise
Robert P. Wax               SVP, S, GC, D                           SVP, S, GC
Robert G. Abair
David B. Amerine
David H. Boguslawski                                                VP
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier                                                 VP
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane               VP, TRS, D          VP, TRS             VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman               VP, C               VP, C               VP, C
Frank C. Rothen
Frank P. Sabatino                                                   VP
Richard L. Tower
Dennis E. Welch                                                     VP
Roger C. Zaklukiewicz
Theresa H. Allsop           D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***                        P, D                P, COO, D
Gary A. Long***                                 VP, D               VP
Paul E. Ramsey***                               D                   VP
Robert A. Bersak***                             S, D
John C. Collins (3)                                                 D
Gerald Letendre (4)                                                 D
Jane E. Newman (5)                                                  D
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            Quinn.              Research Park      RRR

Michael G. Morris           CH, P, CEO, D       CH, P, CEO, D      CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie           PR, D               PR, D              PR, D
John H. Forsgren            EVP, CFO, D         EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise             SVP                 SVP, CAO           SVP, CAO
Robert P. Wax               SVP, S, GC          SVP, S, GC         SVP, S, GC
Robert G. Abair             VP, CAO
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane               VP, TRS             VP, TRS            VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Phillip M. Randall (2)
John J. Roman               VP, C               VP, C              VP, C
Frank C. Rothen
Frank P. Sabatino
Richard L. Tower
Dennis E. Welch             VP                  VP                 VP
Roger C. Zaklukiewicz       VP                  VP                 VP
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood            C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)
Douglas K. Johnson (8)

                            Select              WMECO              WRC

Michael G. Morris           CH, CEO, D          CH, D              P, CEO, D
Bruce D. Kenyon                                 PN, D
Hugh C. MacKenzie           P, D                P, D               D
John H. Forsgren            D                   EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise                                 SVP,
Robert P. Wax               SVP, S, GC          SVP, S, GC         SVP, S, GC
Robert G. Abair                                 VP, CAO
David B. Amerine
David H. Boguslawski                            VP
Michael H. Brothers
Gregory B. Butler
Ronald G. Chevalier                             VP
Bruce L. Drawbridge
David M. Goebel (1)
Barry Ilberman
John B. Keane               VP, TRS             VP, TRS            VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro                VP                  VP
John W. Noyes
Phillip M. Randall (2)
John J. Roman                                   VP, C              VP, C
Frank C. Rothen
Frank P. Sabatino           VP                  VP
Richard L. Tower
Dennis E. Welch                                 VP
Roger C. Zaklukiewicz                           VP
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood                                C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (3)
Gerald Letendre (4)
Jane E. Newman (5)
A. John Stremlaw (6)
Elizabeth S. Eldridge (7)                                          D
Douglas K. Johnson (8)                                             D




The principal business address of the individuals listed above is 107 Selden
Street, Berlin, Connecticut 06037-1616, except for those individuals designated by a single asterisk (*), whose principal business address is 24
Prime Parkway, Natick, Massachusetts 01760; a double asterisk (**), whose principal business address is Lafayette Road, Seabrook, New Hampshire 03874; and a triple asterisk (***), whose principal business address is 1000 Elm Street, Manchester, New Hampshire 03101.

(1)  Mr. Goebel resigned from his positions effective March 12, 1998.

(2)  Mr. Randall resigned from his position effective January 23, 1998.

(3)  Mr. Collins' principal business address is:  Lahey Hitchcock Clinic, One
     Medical Center Drive, Lebanon, New Hampshire 03756.

(4)  Mr. Letendre's principal business address is:  Diamond Casting & Machine
     Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

(5)  Ms. Newman's principal business address is:  University of New Hampshire,
     McConnell Hall, 15 College Road, Durham, New Hampshire 03824-3593.

(6) Mr. Stremlaw's principal business address is: 242 Simcoe Street, Niagra-on-the-Lake, Ontario Canada, L0S 1J0.

(7)  Ms. Eldridge's principal business address is: AMACAR Group, 6707 Fairview
     Road, Suite D, Charlotte, North Carolina  28210

(8)  Mr. Johnson's principal business address is: AMACAR Group, 6707 Fairview
     Road, Suite D, Charlotte, North Carolina  28210

(9) CL&P Capital is a partnership in which CL&P serves as general partner and NUSCO serves as limited partner.

(10) COE Argen I was dissolved effective December 29, 1997.

(11) COE sold all of its stock in COE Gencoe, COE UK, and CO(Paris) on October
     21, 1997.

(12) Encoe Partners was a partnership comprised of COE UK and Enron. COE sold all of its stock in COE UK on October 21, 1997.

(13) HEC Southwest is a Delaware limited liability company, formed to be the organizational entity for a joint venture between HEC Inc. and Arizona
     Public Service Company.

(14) Lisa J. Thibdaue was elected Vice President of CL&P, NUSCO, PSNH and WMECO, effective January 1, 1998.



KEY:

AVP     -   Assistant Vice President
C       -   Controller
CAO     -   Chief Administrative Officer
CEO     -   Chief Executive Officer
CFO     -   Chief Financial Officer
CIO     -   Chief Information Officer
CH      -   Chairman
CHB     -   Chairman of the Board
CH(E)   -   Chairman of the Executive Committee
CL      -   Clerk
COMP    -   Comptroller
CNO     -   Chief Nuclear Officer
D       -   Director
DS      -   Director of Services
EVP     -   Executive Vice President
GC      -   General Counsel
P       -   President
PN      -   President - Nuclear Group
PR      -   President - Retail Business Group
S       -   Secretary
SVP     -   Senior Vice President
T       -   Trustee
TRS     -   Treasurer
VP      -   Vice President

NU                      -    Northeast Utilities
City and Suburban       -    The City and Suburban Electric and Gas Company
                               (CL&P Subsidiary)
CL&P                    -    The Connecticut Light and Power Company
COE                     -    Charter Oak Energy,Inc.
COE Argen I             -    COE Argentina I Corp. (Charter Oak Energy
                               Subsidiary)
COE Argen II            -    COE Argentina II Corp. (Charter Oak Energy
                               Subsidiary)
COE Ave Fenix           -    COE Ave Fenix Corporation (Charter Oak Energy
                               Subsidiary)
COE Develop             -    COE Development Corporation (Charter Oak Energy
                               Subsidiary)
COE Gencoe              -    COE (Gencoe) Corp. (Charter Oak Energy Subsidiary)
COE Tejona              -    COE Tejona Corp. (Charter Oak Energy Subsidiary)
COE UK                  -    COE (UK) Corp. (Charter Oak Energy Subsidiary)
CO (Paris)              -    Charter Oak (Paris) Inc. (Charter Oak Energy
                               Subsidiary)
Conn Steam              -    The Connecticut Steam Company (CL&P Subsidiary)
Conn Trans              -    The Connecticut Transmission Corporation (CL&P
                               Subsidiary)
CRC                     -    CL&P Receivables Corporation (CL&P Subsidiary)
EPI                     -    Electric Power, Incorporated (CL&P Subsidiary)
HEC                     -    HEC Inc.
HEC Canada              -    HEC Energy Consulting Canada Inc. (HEC Subsidiary)
HEC International       -    HEC International Corporation (HEC Subsidiary)
HEC Southwest           -    Southwest HEC Energy Services L.L.C.
HP&E                    -    Holyoke Power and Electric Company (HWP Subsidiary)
HWP                     -    Holyoke Water Power Company
Mode 1                  -    NU/Mode 1 Communications, Inc.
NAEC                    -    North Atlantic Energy Corporation
NAESCO                  -    North Atlantic Energy Service Corporation
NHEC                    -    New Hampshire Electric Company
NNECO                   -    Northeast Nuclear Energy Company
NUSCO                   -    Northeast Utilities Service Company
Nutmeg Power            -    The Nutmeg Power Company (CL&P Subsidiary)
Properties, Inc.        -    Properties, Inc. (PSNH Subsidiary)
PSNH                    -    Public Service Company of New Hampshire
Quinn.                  -    The Quinnehtuk Company
Research Park           -    Research Park, Inc. (CL&P Subsidiary)
RRR                     -    The Rocky River Realty Company
Select                  -    Select Energy, Inc.
WMECO                   -    Western Massachusetts Electric Company
WRC                     -    WMECO Receivables Corporation (WMECO Subsidiary)



Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.


                           Name and               Position
  Name of                  Location of            Held in        Applicable
  Officer                  Financial              Financial      Exemption
or Director                Institution            Institution    Rule*
    (1)                       (2)                     (3)            (4)


John C. Collins          Fleet Bank-NH            Director            B
                         Nashua, NH


Elizabeth S. Eldridge    First Union Auto Loan    Director            F
                         Securitization, Inc.
                         Charlotte, NC

                         Credit Suisse First      Director            F
                         Boston Structured
                         Assets, Inc.
                         New York, NY

                         Norwest Auto Receivables Director            F
                         Corporation
                         Minneapolis, MN


                         NationsBank CLO Corp.    Director            F
                         Charlotte, NC

                         NationsBank CLO          Director            F
                         Funding Corp.
                         Charlotte, NC

                         NationsBank CLO          Director            F
                         Funding Corp. of Texas
                         Charlotte, NC


Thomas V. Foley          Hampden Savings Bank     Trustee             E
                         Springfield, MA


Douglas K. Johnson       Chase Auto Funding       Director            C, as
                         Corporation                                  to CRC;
                         New York, NY                                 F, as
                                                                      to WRC

                         SocGen Real Estate       Director            C, as
                         Company LLC                                  to CRC;
                         New York, NY                                 F, as
                                                                      to WRC

                         Credit Suisse First      Director            C, as
                         Boston Structured                            to CRC;
                         Assets, Inc.                                 F, as
                                                                      to WRC

Jane E. Newman           Exeter Trust Company     Director            B
                         Portsmouth, NH




* "A" designates Rule 70(b)(1), (2), (3) and (4);
  "B" designates Rule 70(c)(1) and (2);
  "C" designates Rule 70(d)(1), (2), (3) and (4);
  "D" designates Rule 70(e)(1) and (2);
  "E" designates Rule 70(f)(1) and (2); and
  "F" Inadvertent violation of Rule 70(d) by virtue of exceeding the limitations on numbers of investment bankers and commercial bankers allowed on the boards of such companies under subsection (2). Such directors are being, or have been, replaced.





ITEM 6.   OFFICERS AND DIRECTORS (Continued)


Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

     a.   COMPENSATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

     Compensation of Trustees

     During 1997, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at an annual rate of $17,000 cash plus 250 common shares of Northeast Utilities, and received $900 for each meeting of the
Board or its Committees attended.  A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives
$675 per meeting.  Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses.  The Chairs of the Audit Committee, the Compensation Committee, the Corporate Affairs Committee, the Finance
Committee and the Nuclear Committee were compensated at an additional annual
rate of $3,500.   The Chair of the Corporate Governance Committee will also be compensated at an additional annual rate of $3,500.  In addition to the above compensation, Mrs. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee.

      Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the cash compensation paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast
Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

     Section 16(a) Reporting

     Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York
Stock Exchange. Based on the review of copies of such forms furnished to Northeast Utilities, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 1997, all such reporting requirements were complied with in a timely manner.






CL&P, PSNH, WMECO and NAEC              SUMMARY COMPENSATION TABLE

      The following table presents the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of CL&P, PSNH, WMECO and NAEC, and by a former Chief Executive Officer and one former executive officer, in accordance with rules of the Securities and Exchange Commission (SEC): The compensation reported for 1997 includes grants of restricted stock units and stock appreciation rights under the Stock Price
Recovery Incentive Program, which for these officers took the place of participation in short and long-term incentive programs under the Executive
Incentive Plan in 1996, 1997 and 1998. The "Securities Underlying Options/Stock
Appreciation Rights" column in the Summary Compensation table below lists the Northeast Utilities common shares for which options and stock appreciation rights were granted; the value of the options and stock appreciation rights as of the date of grant is given in the last column of the "Option/SAR Grants in Last Fiscal Year" table below.


                                    Annual Compensation                      Long Term Compensation
                                                                            Awards              Payouts

                                                                                   Securities      Long
                                                           Other       Restrict-   Underlying      Term        All
                                                           Annual      ed Stock    Options/        Incentive   Other
                                                           Compensa-   Award(s)    Stock           Program     Compensation
     Name and                      Salary                  tion($)     ($)         Appreciation    Payouts     ($)
Principal Position         Year    ($)         Bonus($)    (Note 1)    (Note 2)    Rights (#)      ($)         (Note3)



Michael G. Morris          1997    258,333     1,350,000      -           -        500,000             -           -
Chairman of the
Board, President           1996       -            -          -           -           -                -           -
and Chief Executive
Officer                    1995       -            -          -           -           -                -           -


Bruce D. Kenyon            1997    500,000     300,000        -        306,522     139,745             -           -
President -
Nuclear Group              1996    144,231     400,000        -        499,762        -                -           -

                           1995       -            -          -           -           -                -           -


John H. Forsgren           1997    350,000     50,000         -        378,787     184,382             -           -
Executive Vice
President and              1996    305,577         -       62,390       80,380        -                -           -
Chief Financial
Officer                    1995       -            -          -           -           -                -           -


Hugh C. MacKenzie          1997    270,000        -           -        189,778     142,549           26,998       4,800
President - Retail
Business Group             1996    264,904        -           -           -           -              19,834       7,500

                           1995    247,665     128,841        -           -           -              46,789       7,350


Robert P. Wax              1997    207,660        -           -        129,775      97,499            6,075       4,800
Senior Vice
President,                 1996    193,650        -           -           -          -                9,859       5,809
Secretary and
General Counsel            1995    183,427     96,225         -           -          -               17,147       5,503


Bernard M. Fox             1997    447,165        -           -           -        226,106           68,777     880,916
Retired Chairman of
the Board, President       1996    551,300        -           -           -          -               65,420       7,500
and Chief Executive
Officer                    1995    551,300     246,168        -           -          -              130,165       7,350


Ted C. Feigenbaum          1997    260,000        -           -           -          -               21,498       4,800
Executive Vice
President and              1996    248,858        -           -           -          -               14,770       7,222
Chief Nuclear
Officer of NAEC            1995    185,300        -           -           -          -                 -          5,553


</Table)






                                   Option/SAR Grants in Last Fiscal Year

                                        Individual Grants             Grant Date Value

Name                Number of      % of Total     Exercise   Expiration    Grant Date
                    Securities     Options/SARs     or          Date       Present
                    Underlying     Granted to     Base Price               Value ($)
                    Options/SARS   Employees in    ($/sh)
                    Granted (#)    Fiscal Year

Michael G. Morris   500,000 (Note 4)    34.9%      9.625      8/20/2007    840,744 (Note 4)

Bruce D. Kenyon     41,236 (Note 5)      2.9%     13.125     12/31/2001     71,751 (Note 5)
                    98,509 (Note 6)      6.9%       9.75     12/31/2001     66,986 (Note 6)

John H. Forsgren    54,408 (Note 5)      3.8%     13.125     12/31/2001     94,670 (Note 5)
                    129,974 (Note 6)     9.1%       9.75     12/31/2001     88,382 (Note 6)

Hugh C. MacKenzie   42,063 (Note 5)      2.9%     13.125     12/31/2001     73,190 (Note 5)
                    100,486 (Note 6)     7.0%       9.75     12/31/2001     68,330 (Note 6)

Robert P. Wax       28,764 (Note 5)      2.0%     13.125     12/31/2001     50,049 (Note 5)
                    68,735 (Note 6)      4.8%       9.75     12/31/2001     46,740 (Note 6)

Bernard M. Fox      226,106 (Note 5)     15.8%    13.125     12/31/2001    393,424 (Note 5)

Ted C. Feigenbaum         -               N/A       N/A          N/A        N/A




Notes to Summary Compensation and Option/SAR Grants Tables:


1. Other annual compensation for Mr. Forsgren consists of tax payments on a restricted stock award.

2. The aggregate restricted stock holdings by the seven individuals named in the table were, at December 31, 1997, 131,993 shares with a value of $1,559,169. Awards shown for 1997 (except for additional awards made for Messrs. Kenyon and Forsgren - see below) were restricted stock unit grants under the Stock Price Recovery Incentive Program made on January 1, 1997. The number of units in each grant will be adjusted on December 31, 1998 to reflect the relative performance of Northeast Utilities common shares between December 31, 1996 and December 31, 1998 versus the performance of the Standard and Poor's Electric Company Index during the same period. The adjusted units will vest on January 4, 1999 if the recipient is still actively employed as a senior officer of the System (subject to earlier vesting upon death, disability or retirement). Mr. Kenyon also received 12,200 restricted stock units on July 8, 1997, with a value at date of grant of $120,475, which will vest, as will the restricted shares granted to him in 1996, when Millstone Station is removed from the NRC's "watch list", provided that this occurs within three years of Mr. Kenyon's commencement of employment (September 3, 1996) and the Systematic Assessment of Licensee Performance and Institute of Nuclear Power Operations ratings of Seabrook Station have not materially changed from their 1996 levels, or, if earlier, when he is transferred to a new position within the System or with an affiliate, as defined. Mr. Forsgren also received 13,500 restricted stock units on July 8, 1997, with a value at grant of $133,313, which will vest, as will the restricted stock granted to him in 1996, on January 1, 1999. Any dividends paid on restricted stock and units are reinvested into additional restricted stock and units, respectively, subject to the same vesting schedule.

3. "All Other Compensation" consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees. It also includes, in the case of Mr. Fox, who retired from the System in 1997, a payment of $166,667 as a contractor to the System in 1997, a payment of $82,000 which had been withheld from Mr. Fox's 1995 annual bonus, $389,866, which is the approximate value at the date of his retirement of that portion of Mr. Fox's retirement benefit in excess of what would be payable under the System's retirement plans, and a payment of $237,583 for payment of taxes on an annuity that provides a portion of such retirement benefit. See Employment Contracts and Termination of Employment Arrangements, below.

4. Mr. Morris received upon the commencement of his employment options to purchase 500,000 NU common shares at a price of $9.625 commencing August 20, 1999 (250,000 shares), August 20, 2000 (125,000 shares) and August 20,
     2001 (125,000 shares). The options expire August 20, 2007 or, if earlier, three years after termination of his employment. Valued using the Black-Scholes option pricing model, with the following assumptions:
     Volatility: 31.89 percent (36 months of monthly data); Risk-free rate: 6.41 percent; Dividend yield: 7.42 percent (36 months of monthly data); Exercise price: $9.625; Grant price: $9.625; Option term: 10 years; Exercise date:
     August 20, 2007.

5. These SARs were granted on January 1, 1997 under the Stock Price Recovery Incentive Program. The total number of SARs in this grant will be adjusted on December 31, 1998 to reflect the relative performance of NU common shares between December 31, 1996 and December 31, 1998 versus the performance of the Standard and Poor's Electric Companies Index during the
     same period.   This adjustment factor is assumed to be one for purposes of valuation for this table. Valued using the Black-Scholes option pricing model, with the following assumptions: Volatility: 25.63 percent (36 months of monthly data); Risk-free rate: 6.17 percent, Dividend yield: 7.95 percent (36 months of monthly data); Exercise date: December 31, 2001.

6. These SARs were granted on August 12, 1997 under the Stock Price Recovery Incentive Program. Their value may not exceed $3.375 per SAR, which is the value they would have if the price of a Northeast Utilities common share on the date of exercise were $13.125 or higher. Valued using the Black-Scholes option pricing model, assuming that the value limitation described in the preceding sentence acts as a stock appreciation right written by the recipient of the actual SARs to the Company, with a base price equal to $13.125, but with other characteristics equivalent to the actual SARs, with the following assumptions: Volatility: 31.89 percent (36 months of monthly data); Risk-free rate: 6.22 percent; Dividend yield: 7.42 percent (36 months of monthly data); Exercise date: December 31, 2001.






PENSION BENEFITS
      The following table shows the estimated annual retirement benefits payable to an executive officer of the registrants upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the NU Service Company Retirement Plan (the Retirement Plan) but also eligible for the make-whole benefit and the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the Executive Incentive Compensation Program and the Executive Incentive Plan and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the NU Board of Trustees to participate in the target benefit and who remain in the employ of NU companies until at least age 60 (unless the Board of Trustees sets an earlier age).

      Each of the executive officers of NU named in the Summary Compensation Table above is currently eligible for a target benefit, except Messrs. Morris and Kenyon, whose Employment Agreements provide specially calculated retirement benefits, based on their previous arrangements with CMS Energy/Consumers Energy Company (CMS) and South Carolina Electric and Gas, respectively. Mr. Morris's agreement provides that upon retirement after reaching the fifth anniversary of his employment date with the System (or upon disability or termination without cause or following a change in control, as defined, of NU) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Supplemental Executive Retirement Plan to all compensation earned from the System and to all service rendered to the System and CMS. If Mr. Kenyon retires with at least three years but less than five years of service with the System, he will be deemed to have five years of service. In addition, if Mr. Kenyon retires with at least three years of service with the System, he will receive a lump sum payment of $500,000.

      The benefits presented below are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments.



                            ANNUAL TARGET BENEFIT
Final Average             Years of Credited Service
Compensation

                   15          20           25              30          35

 $200,000       $72,000      $96,000     $120,000       $120,000     $120,000
  250,000        90,000      120,000      150,000        150,000      150,000
  300,000       108,000      144,000      180,000        180,000      180,000
  350,000       126,000      168,000      210,000        210,000      210,000
  400,000       144,000      192,000      240,000        240,000      240,000
  450,000       162,000      216,000      270,000        270,000      270,000
  500,000       180,000      240,000      300,000        300,000      300,000
  600,000       216,000      288,000      360,000        360,000      360,000
  700,000       252,000      336,000      420,000        420,000      420,000
  800,000       288,000      384,000      480,000        480,000      480,000
  900,000       324,000      432,000      540,000        540,000      540,000
1,000,000       360,000      480,000      600,000        600,000      600,000
1,100,000       396,000      528,000      660,000        660,000      660,000
1,200,000       432,000      576,000      720,000        720,000      720,000


      Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Table, but does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by NU and its subsidiaries under long term disability plans and policies.

      As of December 31, 1997, the five current executive officers named in the Summary Compensation Table had the following years of credited service for purposes of calculating target benefits under the Supplemental Plan (or in the case of Messrs. Morris and Kenyon, for purposes of calculating the special retirement benefits under their respective Employment Agreements): Mr. Morris - 9, Mr. Kenyon - 1, Mr. Forsgren - 1, Mr. MacKenzie - 32, and Mr. Wax - 18. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 23, 11, 15, 41 and 34 years of credited service, respectively.




EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Officer Agreements

     NUSCO (or, in the case of Mr. Morris, NU) has entered into employment agreements (the Officer Agreements) with each of the named executive officers and certain other executive officers and subsidiary directors. The Officer Agreements are also binding on NU and on each majority-owned subsidiary of NU.

     Each Officer Agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the NU Board of Trustees, protect the System's confidential information, and refrain, while employed by the System and for a period of time thereafter, from competing with the System in a specified geographic area. Each Officer Agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, above), in applicable executive incentive programs (see Report on Executive Compensation, above), and, beginning on January 1, 1999 (January 1, 1998 for Mr. Morris's participation in short-term programs), if the employment term has not ended, in each short-term and long-term incentive compensation program established by the System for such executives generally, at an incentive opportunity level not less than that in effect for the officer as of January 1, 1996 (or January 1, 1997 for certain officers, and, for Mr. Morris, with minimum short-term and long-term target levels of 80 percent and 60 percent, respectively, of base salary and maximum opportunities of 130 percent and 120 percent, respectively, of base salary).

     Each Officer Agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the System for "cause", as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the System may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the System, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

     Under the terms of an Officer Agreement, upon any termination of employment of the officer within two years following a change of control, as defined, if the officer signs a release of all claims against the Company the officer will be entitled to certain payments including two or three times annual base salary (or in the case of Mr. Morris, if greater, the product of annual base salary times one less than the number of years remaining in the initial five-year term of his employment agreement), annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years' notice to the affected officer(s).

     Besides the terms described above, Mr. Forsgren's Officer Agreement provides for a starting salary of $350,000 per year and a $100,000 restricted stock grant. Mr. Kenyon's Officer Agreement provides for an initial starting salary at $500,000 per year, a $500,000 restricted stock grant and a $400,000 cash signing bonus. Mr. Kenyon's Officer Agreement also provides for a special retirement benefit and a special short term incentive compensation program in lieu of a portion of the Stock Price Recovery Incentive Program. Under this incentive program Mr. Kenyon will be eligible to receive a payment up to 100 percent of base salary depending on his fulfillment of certain incentive goals for each of the years ending August 31, 1997 and August 31, 1998, and for the 16 month period ending December 31, 1999. Mr. Kenyon received a payment of $300,000, or 60 percent of his base salary, under this program during 1997.
Mr. Morris's Officer Agreement provides for an initial five-year term base salary of $750,000 per year subject to annual review, a $1,350,000 cash signing bonus, a grant of stock options, and a special retirement benefit. See Summary Compensation Table and Pension Benefits, above, for further description of these provisions.

Retention Bonuses

    During July, 1997, the Compensation Committee agreed to pay Messrs. Forsgren and MacKenzie cash retention bonuses of $100,000 each, payable in July, 1998 and December, 1998, respectively.


Transition and Retirement Agreement


     In February, 1997, NU entered into a Transition and Retirement Agreement (the Transition Agreement) with Mr. Fox, and Mr. Fox subsequently retired on September 1, 1997. The Transition Agreement obligates Mr. Fox to maintain the confidentiality of System information during his employment and following his retirement, and not to compete with the System for certain periods of time in specified geographic areas.

     The Transition Agreement provides that Mr. Fox will be engaged as a consultant to the Board of Trustees for 24 months following his retirement, with a fee of $500,000 for the first 12 months and $300,000 for the second 12 months, payable in full notwithstanding Mr. Fox's death or disability during such period or the occurrence of a change of control, as defined. The Transition Agreement also provides that Mr. Fox will be entitled to a target benefit under the Supplemental Executive Retirement Plan (actuarially reduced to reflect payments beginning prior to age 57), and for vesting of all stock appreciation rights granted to him in the Stock Price Recovery Incentive Program. Further, Mr. Fox signed a release of claims against the System "and all related parties" with respect to matters arising out of his employment with the System, and the System released Mr. Fox from all civil liability which may arise from his being or having been a Trustee or officer of NU and its subsidiaries, except for any liability which has been or may be asserted against Mr. Fox by the System as the result of an investigation conducted upon the demand of a shareholder or by a shareholder on behalf of the System.

     The Transition Agreement is binding on each active majority-owned subsidiary of NU.

     The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.


[CAPTION]

     b.  SECURITY OWNERSHIP OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information as of February 24, 1998, as to the beneficial ownership of the equity securities of NU by each Trustee, each of the five highest paid executive officers of NU and its subsidiaries, and Directors and executive officers of system companies. Unless otherwise noted, each Trustee, Director and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.
                                      Amount and Nature of Beneficial Ownership

Title of                                Directly   Deferred   Restricted  Restricted Stock  Percent of
Class            Name                    Owned     Shares (1)  Stock (2)     Units (3)      Class (4)

NU Common     Theresa H. Allsop          1,790
NU Common     Robert A. Bersak           1,123 (5)
NU Common     David H. Boguslawski       2,202
NU Common     Cotton Mather Cleveland    2,193 (6)   2,627
NU Common     John C. Collins                0
NU Common     William F. Conway          3,941
NU Common     John F. Curley               500
NU Common     David S. Dayton                0
NU Common     E. Gail de Planque         1,281
NU Common     Elizabeth S. Eldridge          0
NU Common     John H. Forsgren               0                   5,577       32,816
NU Common     William T. Frain, Jr.      4,144
NU Common     Douglas K. Johnson             0
NU Common     John B. Keane              3,741
NU Common     Elizabeth T. Kennan        3,116         375
NU Common     Bruce D. Kenyon            3,373                  41,615       26,840
NU Common     Gerald Letendre                0
NU Common     Gary A. Long               1,041
NU Common     Hugh C. MacKenzie         12,573 (7)                           14,933
NU Common     Michael G. Morris          1,000 (8)
NU Common     Jane E. Newman                 0
NU Common     William J. Pape II         2,726 (9)   1,730
NU Common     Robert E. Patricelli       5,225
NU Common     Thomas W. Philbin              0
NU Common     Paul E. Ramsey               662
NU Common     A. John Stremlaw               0
NU Common     John F. Swope              4,317
NU Common     John F. Turner               438 (10)  4,026
NU Common     Robert P. Wax              4,746                                10,212


(1) Receipt deferred under the Northeast Utilities Deferred Compensation Plan for Trustees (see Compensation of Trustees above). The beneficial owner has no current voting or investment power except as provided in such plan.

(2) The beneficial owner has the right to vote but no right to dispose of restricted stock until the restrictions have lapsed.

(3) The beneficial owner has no right to vote or dispose of restricted stock units until the restrictions have lapsed.

(4) As of February 24, 1998, there were 136,857,433 common shares of NU outstanding. The percentage of such shares beneficially owned by any Director or Executive Officer, and by all Directors and Executive Officers of CL&P, PSNH, WMECO and NAEC as a group, does not exceed one percent.

(5) Mr. Bersak shares voting and investment power with his wife for 328 of these shares.

(6)  1,416 of these shares are held in trust.

(7) Mr. MacKenzie shares voting and investment power with his wife for 1,584 of these shares.

(8) Mr. Morris shares voting and investment power with his wife for these shares.

(9)  500 of these shares are held in trust.

(10) Mr. Turner shares voting and investment power with his wife for these shares.

     c. CONTRACTS AND TRANSACTIONS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS WITH SYSTEM COMPANIES

     Until August, 1997, Mr. Patricelli, a Trustee of NU, was Chairman, President and Chief Executive Officer of Value Health, Inc. ValueRx, a subsidiary of Value Health, Inc., was one of the prescription drug providers under NUSCO's Group Insurance Plan during 1997. The total payments made by NUSCO to ValueRx during 1997 to administer the prescription drug program were $877,285, $710,285 of which was paid to pharmacies in dispensing fees.

     The law firm of Sheehan Phinney Bass + Green, Professional Association, provided legal services to NAESCO during 1997. Mr. Swope, a Trustee of NU, was of counsel to the firm until June, 1997.

     d. INDEBTEDNESS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

No Trustee, Director or executive officer was indebted to a system company during 1997.


     e. PARTICIPATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS IN BONUS AND PROFIT-SHARING ARRANGEMENTS

This disclosure was included in the discussion of compensation in Part III, Section (a) above.



     f.   RIGHTS TO INDEMNITY OF TRUSTEES, DIRECTORS AND EXECUTIVE
          OFFICERS

     No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.





ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

      (1) Expenditures, disbursements and payments made during 1997 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore were made by system companies which file annual reports on Form U-13-60 and, accordingly, will be appropriately disclosed therein.

      (2) The following expenditures, disbursements or payments were made during 1997 to citizens groups or public relations counsel:


Name of
System                             Total    Purpose of         Account
Company  Ultimate Beneficiary      Paid     the Payment        Charged


Corporate Communications:
CL&P     Burson Marsteller        $26,300   Public Relations   923.99
PSNH     Porter McGee             $52,630   Public Relations   426.54
PSNH     J.D. Fifth Associates    $61,135   Public Relations   426.54
PSNH     Jim Conran/Consumers
         First                    $13,893   Public Relations   426.54



ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:

      1. In 1997, HEC Inc. provided the following energy management and/or demand-side management services to one or more system companies, as authorized by prior Commission orders under the Act:


                                   Company
                         Serving   Receiving
Transaction              Company   Benefit     Compensation


Various demand side
management services      HEC Inc.  PSNH        $   16,842

Various demand side
management services      HEC Inc.  CL&P        $  952,562

Various energy
management services      HEC Inc.  WMECO       $  484,023

Construction services    HEC Inc.  WMECO       $1,516,264


      2.  In 1997, PSNH rendered the following services to NAESCO:

            Description of Service                           Amount
                                                      (Thousands of Dollars)

            Employee related expenses                        $ 86
            Construction and maintenance services             414
            Legal services                                     27
            Accounting and auditing services                  164
            Miscellaneous services                            108

      3. In 1997, the following revenues were received from NAESCO in connection with leasing PSNH assets.
                                                      (Thousands of Dollars)

            Newington station building and
            outside storage                                  $172

           *Includes operation and maintenance charges and property taxes associated with leased property.

ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART II:

      See Item 6, Part III(c).

PART III:

      None to be reported.





ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.

1(a) Identification of Company:

     1.   Company:               Encoe Partners

     2.   Location:              4 Millbank
                                 London SWIP 3ET

     3.   Business address:      Same

     4.   Description:           An English general partnership formed for
                                 the sole purpose of building, owning, and operating a 2.176 megawatt (MW) power generating facility and acquiring a one-third interest in certain rights and obligations under a power contract. This power generating facility, which began full commercial operation during April of 1993, produces power by harnessing he pressure in the natural gas pipeline feeding the 1,875 MW gas-fired combined cycle power plant in Teesside, Wilton, Cleveland, England (Teesside).

      5.   System company
           that held interest:   COE (Gencoe) Corp. and COE (UK) Corp. both
                                 Connecticut corporations.

      6.   EWG or FUCO:          FUCO

(b)   Capital investment in company by NU, direct or indirect:

      1.   Type:                 None

      2.   Amount:               None

      3.   Debt:                 None

      4.   Other financial obligations with recourse to NU or another system
           company:              None

      5.   Guarantees by NU:     None

      Transfer of assets to an affiliated EWG or FUCO:

      1.   Market value:         None

      2.   Book value:           None

      3.   Sale price:           None


(c)  State the ratio of debt to common equity and earnings as of 12/31/97:

     As of December 31, 1997, COE (Gencoe) Corp's and COE (UK) Corp.' s investments were sold to third party purchasers.

(d)  Service, Sales, or Construction Contracts:  None

2(a) Identification of Company:

     1.    Company:              Central Termica San Miguel de
                                 Tucuman   S.A. (C.T.S.M.T.)

     2.   Location:              Reconquesta
                                 1001 Buenos Aires, Argentina

     3.   Business address:      Same

     4.   Description:           An Argentinean company whose sole purpose is to
                                 own and operate the C.T.S.M.T. Facility which began operations in December of 1995. The facility is a 114 MW simple cycle natural gas combustion turbine and associated electrical and natural gas interconnection equipment located in Tucuman Province, Argentina.

     5.   System company
          that held interest:    COE Argentina II Corp. a
                                 Connecticut corporation.

     6.   EWG or FUCO:           FUCO

(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:                 None

     2.   Amount:               None

     3.   Debt:                 None

     4.   Other financial obligations with resource to NU or another system
          company:              None

     5.   Guarantees by NU:     $3 million (This guaranty was cancelled in
                                February 1998).

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:         None

     2.   Book value:           None

     3.   Sale price:           None


(c)  State the ratio of debt to common equity and earnings as of 12/31/97:

     As of December 31, 1997, this investment had been sold to a third party purchaser.

(d)  Service, Sales, or Construction Contracts:  None

3(a) Identification of Company:

     1.   Company:              Ave Fenix Energia S.A.

     2.   Location:             Av. Leandro N. Alen 1110
                                1001 Buenos Aires, Argentina

     3.   Business address:     Same

     4.   Description:          An Argentinean company whose sole purpose
                                is to own and operate the Ave Fenix Facility.
                                The Facility is a 168 MW simple cycle natural gas combustion turbine and associated electrical and natural gas interconnection equipment located in Tucuman Province, Argentina. The project commenced operations in October of 1996.

     5.   System company that
          holds interest:       COE Ave Fenix Corporation,
                                a Connecticut corporation.

     6.   EWG or FUCO:          FUCO

(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:                 Capital contribution (12/31/97)

     2.   Amount:               $49 million

     3.   Debt:                 None

     4. Other financial obligations with recourse to NU or another system company: None

     5.   Guarantees by NU:     $12.5 million

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:         None

     2.   Book value:           None

     3.   Sale price:           None


(c)  State the ratio of debt to common equity and earnings as of 12/31/97:

     Ratio of debt to common equity as of 12/31/97:   0.859
     Ratio of debt to earnings/(loss) as of 12/31/97:   (5.902)

(d)  Service, Sales, or Construction Contracts:  None

PART I.

4(a) Identification of Company:

     1.   Company:              Plantas Eolicas S.A.

     2.   Location:             29th Street, 3rd and 5th Avenues
                                San Jose, Costa Rica

     3.   Business address:     Same

     4.   Description:          A Costa Rican company whose sole purpose is to
                                own and operate a 20 MW wind facility located in the Republic of Costa Rica which began commercial operation in June 1996.

     5.   System company that
          holds interest:       COE Tejona Corporation, a
                                Connecticut corporation.

     6.   EWG or FUCO:          FUCO

(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:                 Capital Contribution

     2.   Amount:               $17.1 million

     3.   Debt:                 None

     4.   Other financial obligations with recourse to NU or another system
          company:              None

     5.   Guarantees by NU:     $20,000

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:         None

     2.   Book value:           None

     3.   Sale price:           None

(c) State the ratio of debt to common equity and earnings as of December 31, 1997:

     This information is not available at this filing date and will be subsequently provided, if applicable, under Form U5S/A.

(d)  Services, Sales, or Construction Contracts:  None


PART II.

An organizational chart showing the relationship of the foreign utility companies to other NU system companies is provided as Exhibit H.
Required financial data is provided as Exhibit I.


PART III.

(a)  NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/97:

     EWGs:     $ 0.0 million
     FUCOs:    $38.0 million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/97: 0.057



ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                   Page

Financial Statements filed pursuant to the Public Utility Holding Company Act of 1935

Report of Independent Public Accountants                           F-1

Signature                                                          F-2

Financial Statements
  Northeast Utilities and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1997         F-4--F-7
      Consolidating Statement of Income for year ended
      December 31, 1997                                           F-8--F-9
      Consolidating Statement of Retained Earnings for
      year ended December 31, 1997                                F-10--F-11
      Consolidating Statement of Capital Surplus,
      Paid In for the year ended December 31, 1997                F-10--F-11
      Consolidating Statement of Cash Flows for year
      ended December 31, 1997                                     F-12--F-13

  The Connecticut Light and Power Company and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1997         F-14--F-15
      Consolidating Statement of Income for year ended
      December 31, 1997                                            F-16
      Consolidating Statement of Retained Earnings for
      year ended December 31, 1997                                 F-17
      Consolidating Statement of Capital Surplus,
      Paid In for the year ended December 31, 1997                 F-17
      Consolidating Statement of Cash Flows for year
      ended December 31, 1997                                      F-18

  Public Service Company of New Hampshire and Subsidiary:

      Consolidating Balance Sheet as of December 31, 1997         F-20--F-21
      Consolidating Statement of Income for year ended
        December 31, 1997                                          F-22
      Consolidating Statement of Retained Earnings
        for year ended December 31, 1997                           F-23
      Consolidating Statement of Capital Surplus,
        Paid In for the year ended December 31, 1997               F-23
      Consolidating Statement of Cash Flows for year
        ended December 31, 1997                                    F-24

  Holyoke Water Power Company and Subsidiary:

      Consolidating Balance Sheet as of December 31, 1997         F-26--F-27
      Consolidating Statement of Income for year ended
        December 31, 1997                                          F-28
      Consolidating Statement of Retained Earnings
        for year ended December 31, 1997                           F-29
      Consolidating Statement of Capital Surplus,
        Paid In for the year ended December 31, 1997               F-29
      Consolidating Statement of Cash Flows for year
        ended December 31, 1997                                    F-30

Charter Oak Energy Incorporated and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1997         F-32--F-35
      Consolidating Statement of Income for year ended
        December 31, 1997                                         F-36--F-37
      Consolidating Statement of Retained Earnings for
        year ended December 31, 1997                              F-38--F-39
      Consolidating Statement of Capital Surplus,
        Paid In for the year ended December 31, 1997              F-38--F-39
      Consolidating Statement of Cash Flows for year
        ended December 31, 1997                                   F-40--F-41

HEC Inc. and Subsidiaries:

     Consolidating Balance Sheet as of December 31, 1997          F-42--F-43
     Consolidating Statement of Income for the year
        ended December 31, 1997                                    F-44
     Consolidating Statement of Retained Earnings for
        the year ended December 31, 1997                           F-45
     Consolidating Statement of Capital Surplus,
        Paid In for the year ended December 31, 1997               F-45
     Consolidating Statement of Cash Flows for the
        year ended December 31, 1997                               F-46

 Western Massachusetts Electric Company and Subsidiary:

     Consolidating Balance Sheet as of December 31, 1997          F-47--F-48
     Consolidating Statement of Income for the year
        ended December 31, 1997                                    F-49
     Consolidating Statement of Retained Earnings
        for the year ended December 31, 1997                       F-50
     Consolidating Statement of Capital Surplus,
        Paid In for the year ended December 31, 1997               F-50
     Consolidating Statement of Cash Flows for the
        year ended December 31, 1997                               F-51

Notes to Financial Statements                                      F-52
  Exhibits                                                        E-1--E-25







                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Northeast Utilities and Subsidiaries:

We have audited the consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities and Subsidiaries (a Massachusetts trust) as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 1997, included in the 1997 annual report to shareholders and incorporated by reference in this Form U5S and have issued our report thereon dated February 20, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        /s/ Arthur Andersen LLP

                                             Arthur Andersen LLP




Hartford, Connecticut
February 20, 1998





                                   SIGNATURE



Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                    NORTHEAST UTILITIES



                               By:  /s/ John J. Roman

                                        John J. Roman
                                        Vice President and Controller






April 30, 1998







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)

                                                                The
                                                            Connecticut   Public Service
                                                             Light and     Company of
                                                 Northeast Power Company  New Hampshire
                                                 Utilities (consolidated) (consolidated)
                                                 (parent)       (b)            (b)
                                                ---------- -------------- --------------
Utility Plant, at cost:
  Electric                                              0      6,411,018      1,898,520
  Other                                                 0              0          8,689
                                                ---------- -------------- --------------
                                                        0      6,411,018      1,907,209
    Less:  Accumulated provision for
           depreciation                                 0      2,902,673        592,516
                                                ---------- -------------- --------------
                                                        0      3,508,345      1,314,693
  Unamortized PSNH acquisition costs                    0              0        402,285
  Construction work in progress                         1         93,692         10,716
  Nuclear fuel, net                                     0        135,076          1,308
                                                ---------- -------------- --------------
         Total net utility plant                        1      3,737,113      1,729,002
                                                ---------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0        369,162          4,332
  Investments in regional nuclear generating
   companies, at equity                                 0         58,061         13,153
  Investments in transmission companies, at
   equity                                          19,635              0              0
  Investments in subsidiary companies, at
   equity                                       2,271,902              0              0
  Other, at cost                                      402         66,625          4,023
                                                ---------- -------------- --------------
                                                2,291,939        493,848         21,508
                                                ---------- -------------- --------------
Current Assets:
  Cash and cash equivalents                            10            459         94,647
  Investments in securitizable assets                   0        205,625              0
  Notes receivable from affiliated companies       34,200              0              0
  Receivables, net                                    711         50,671         89,338
  Accounts receivable from affiliated companies       961          3,150         38,384
  Taxes receivables                                     0         70,311            276
  Accrued utility revenues                              0              0         36,885
  Fuel, materials, and supplies, at average cost        0         81,878         40,161
  Recoverable energy costs, net--current portion        0         28,073         31,886
  Investments in Charter Oak Energy, Inc.
   held for sale                                        0              0              0
  Prepayments and other                               265         79,632         11,023
                                                ---------- -------------- --------------
                                                   36,147        519,799        342,600
                                                ---------- -------------- --------------
Deferred Charges:

  Regulatory assets                                     0      1,292,818        695,418
  Accumulated deferred income taxes                 5,692              0              0
  Unamortized debt expense                            232         19,286         11,749
  Deferred receivable from affiliated company           0              0         32,472
  Other                                                46         18,359          5,154
                                                ---------- -------------- --------------
                                                    5,970      1,330,463        744,793
                                                ---------- -------------- --------------
       Total Assets                             2,334,057      6,081,223      2,837,903
                                                ========== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)

                                                   Western
                                                Massachusetts                    Holyoke
                                                  Electric                     Water Power
                                                   Company     North Atlantic    Company
                                                (consolidated)    Energy      (consolidated)
                                                     (b)        Corporation        (b)
                                                -------------- -------------- --------------
Utility Plant, at cost:
  Electric                                          1,284,288        779,111         97,148
  Other                                                     0              0              0
                                                -------------- -------------- --------------
                                                    1,284,288        779,111         97,148
    Less:  Accumulated provision for
           depreciation                               559,119        143,778         43,186
                                                -------------- -------------- --------------
                                                      725,169        635,333         53,962
  Unamortized PSNH acquisition costs                        0              0              0
  Construction work in progress                        19,038          4,616          2,214
  Nuclear fuel, net                                    30,907         27,413              0
                                                -------------- -------------- --------------
         Total net utility plant                      775,114        667,362         56,176
                                                -------------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market           102,708         26,547              0
  Investments in regional nuclear generating
   companies, at equity                                15,741              0              0
  Investments in transmission companies, at
   equity                                                   0              0              0
  Investments in subsidiary companies, at
   equity                                                   0              0              0
  Other, at cost                                        4,900              0          3,477
                                                -------------- -------------- --------------
                                                      123,349         26,547          3,477
                                                -------------- -------------- --------------
Current Assets:
  Cash and cash equivalents                               105             13             10
  Investments in securitizable assets                  25,280              0              0
  Notes receivable from affiliated companies                0              0          9,150
  Receivables, net                                      2,739              0          3,169
  Accounts receivable from affiliated companies         3,933         25,695             35
  Taxes receivables                                    10,768          4,613              0
  Accrued utility revenues                                  0              0              0
  Fuel, materials, and supplies, at average cost        5,860         13,003          6,094
  Recoverable energy costs, net--current portion            0              0              0
  Investments in Charter Oak Energy, Inc.
   held for sale                                            0              0              0
  Prepayments and other                                14,945          4,220            182
                                                -------------- -------------- --------------
                                                       63,630         47,544         18,640
                                                -------------- -------------- --------------
Deferred Charges:

  Regulatory assets                                   211,377        269,484          1,644
  Accumulated deferred income taxes                         0              0              0
  Unamortized debt expense                              2,695          3,702            895
  Deferred receivable from affiliated company               0              0              0
  Other                                                 2,963              0            456
                                                -------------- -------------- --------------
                                                      217,035        273,186          2,995
                                                -------------- -------------- --------------
       Total Assets                                 1,179,128      1,014,639         81,288
                                                ============== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4A






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)


                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Utility Plant, at cost:
  Electric                                             0    51,174              0
  Other                                           84,334         0              0
                                                --------- --------- --------------
                                                  84,334    51,174              0
    Less:  Accumulated provision for
           depreciation                           51,650    12,867              0
                                                --------- --------- --------------
                                                  32,684    38,307              0
  Unamortized PSNH acquisition costs                   0         0              0
  Construction work in progress                    7,788     2,635              0
  Nuclear fuel, net                                    0         0              0
                                                --------- --------- --------------
         Total net utility plant                  40,472    40,942              0
                                                --------- --------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market            0         0              0
  Investments in regional nuclear generating
   companies, at equity                                0         0              0
  Investments in transmission companies, at
   equity                                              0         0              0
  Investments in subsidiary companies, at
   equity                                              0         0              0
  Other, at cost                                   4,155         0            680
                                                --------- --------- --------------
                                                   4,155         0            680
                                                --------- --------- --------------
Current Assets:
  Cash and cash equivalents                       44,200         2          1,690
  Investments in securitizable assets                  0         0              0
  Notes receivable from affiliated companies     107,250    98,600              0
  Receivables, net                                42,017     5,257         17,475
  Accounts receivable from affiliated companies   85,901    54,378             54
  Taxes receivables                                    0         0              0
  Accrued utility revenues                             0         0              0
  Fuel, materials, and supplies, at average cost      34    66,139           (476)
  Recoverable energy costs, net--current portion       0         0              0
  Investments in Charter Oak Energy, Inc.
   held for sale                                       0         0              0
  Prepayments and other                            2,575     3,612          2,593
                                                --------- --------- --------------
                                                 281,977   227,988         21,336
                                                --------- --------- --------------
Deferred Charges:

  Regulatory assets                                    0       263              0
  Accumulated deferred income taxes               17,644    20,376              0
  Unamortized debt expense                             0       125              0
  Deferred receivable from affiliated company          0         0              0
  Other                                           37,011    15,608         24,328
                                                --------- --------- --------------
                                                  54,655    36,372         24,328
                                                --------- --------- --------------
       Total Assets                              381,259   305,302         46,344
                                                ========= ========= ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4B







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)


                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------
Utility Plant, at cost:
  Electric                                              0            0             52
  Other                                             2,215       86,743              0
                                                ---------- ------------ --------------
                                                    2,215       86,743             52
    Less:  Accumulated provision for
           depreciation                             1,207       29,090             52
                                                ---------- ------------ --------------
                                                    1,008       57,653              0
  Unamortized PSNH acquisition costs                    0            0              0
  Construction work in progress                         0          256              7
  Nuclear fuel, net                                     0            0              0
                                                ---------- ------------ --------------
         Total net utility plant                    1,008       57,909              7
                                                ---------- ------------ --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0            0              0
  Investments in regional nuclear generating
   companies, at equity                                 0            0              0
  Investments in transmission companies, at
   equity                                               0            0              0
  Investments in subsidiary companies, at
   equity                                               0            0              0
  Other, at cost                                    2,604        2,503              0
                                                ---------- ------------ --------------
                                                    2,604        2,503              0
                                                ---------- ------------ --------------
Current Assets:
  Cash and cash equivalents                            18          100          1,637
  Investments in securitizable assets                   0            0              0
  Notes receivable from affiliated companies            0            0              0
  Receivables, net                                      0            9             14
  Accounts receivable from affiliated companies         1        1,312              0
  Taxes receivables                                     0            0          4,364
  Accrued utility revenues                              0            0              0
  Fuel, materials, and supplies, at average cost        0            0              0
  Recoverable energy costs, net--current portion        0            0              0
  Investments in Charter Oak Energy, Inc.
   held for sale                                        0            0         33,391
  Prepayments and other                                 0          568              0
                                                ---------- ------------ --------------
                                                       19        1,989         39,406
                                                ---------- ------------ --------------
Deferred Charges:

  Regulatory assets                                     4            0              0
  Accumulated deferred income taxes                     0            0          1,028
  Unamortized debt expense                              0           72              0
  Deferred receivable from affiliated company           0            0              0
  Other                                                 0            7          4,624
                                                ---------- ------------ --------------
                                                        4           79          5,652
                                                ---------- ------------ --------------
       Total Assets                                 3,635       62,480         45,065
                                                ========== ============ ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4C






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)



                                                  Select       Mode 1         HEC Inc.
                                                 Energy,   Communications, (consolidated)
                                                   Inc.         Inc.            (b)
                                                ---------- --------------- --------------
Utility Plant, at cost:
  Electric                                              0               0              0
  Other                                                 0               0          4,148
                                                ---------- --------------- --------------
                                                        0               0          4,148
    Less:  Accumulated provision for
           depreciation                                 0               0          2,569
                                                ---------- --------------- --------------
                                                        0               0          1,579
  Unamortized PSNH acquisition costs                    0               0              0
  Construction work in progress                        12             102              0
  Nuclear fuel, net                                     0               0              0
                                                ---------- --------------- --------------
         Total net utility plant                       12             102          1,579
                                                ---------- --------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0               0              0
  Investments in regional nuclear generating
   companies, at equity                                 0               0              0
  Investments in transmission companies, at
   equity                                               0               0              0
  Investments in subsidiary companies, at
   equity                                               0               0              0
  Other, at cost                                        0           5,993              0
                                                ---------- --------------- --------------
                                                        0           5,993              0
                                                ---------- --------------- --------------
Current Assets:
  Cash and cash equivalents                             0               0            511
  Investments in securitizable assets                   0               0              0
  Notes receivable from affiliated companies            0               0              0
  Receivables, net                                    323               0          3,190
  Accounts receivable from affiliated companies       836               0            618
  Taxes receivables                                 1,707             927              0
  Accrued utility revenues                              0               0              0
  Fuel, materials, and supplies, at average cost        3               0             26
  Recoverable energy costs, net--current portion        0               0              0
  Investments in Charter Oak Energy, Inc.
   held for sale                                        0               0              0
  Prepayments and other                                 0               0            124
                                                ---------- --------------- --------------
                                                    2,869             927          4,469
                                                ---------- --------------- --------------
Deferred Charges:

  Regulatory assets                                     0               0              0
  Accumulated deferred income taxes                    42              38              0
  Unamortized debt expense                              0               0              0
  Deferred receivable from affiliated company           0               0              0
  Other                                               500               0          2,175
                                                ---------- --------------- --------------
                                                      542              38          2,175
                                                ---------- --------------- --------------
       Total Assets                                 3,423           7,060          8,223
                                                ========== =============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4D





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1997
             (Thousands of Dollars)





                                                Eliminations Consolidated
                                                ------------ ------------
Utility Plant, at cost:
  Electric                                          651,750    9,869,561
  Other                                                   0      186,130
                                                ------------ ------------
                                                    651,750   10,055,691
    Less:  Accumulated provision for
           depreciation                               8,108    4,330,599
                                                ------------ ------------
                                                    643,642    5,725,092
  Unamortized PSNH acquisition costs                      0      402,285
  Construction work in progress                           0      141,077
  Nuclear fuel, net                                       0      194,704
                                                ------------ ------------
         Total net utility plant                    643,642    6,463,158
                                                ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market               0      502,749
  Investments in regional nuclear generating
   companies, at equity                                   0       86,955
  Investments in transmission companies, at
   equity                                                 0       19,635
  Investments in subsidiary companies, at
   equity                                         2,271,902            0
  Other, at cost                                          0       95,362
                                                ------------ ------------
                                                  2,271,902      704,701
                                                ------------ ------------
Current Assets:
  Cash and cash equivalents                               0      143,403
  Investments in securitizable assets                     0      230,905
  Notes receivable from affiliated companies        249,200            0
  Receivables, net                                        0      214,914
  Accounts receivable from affiliated companies     215,256            0
  Taxes receivables                                  92,967            0
  Accrued utility revenues                                0       36,885
  Fuel, materials, and supplies, at average cost          0      212,721
  Recoverable energy costs, net--current portion          0       59,959
  Investments in Charter Oak Energy, Inc.
   held for sale                                          0       33,391
  Prepayments and other                              81,244       38,495
                                                ------------ ------------
                                                    638,667      970,673
                                                ------------ ------------
Deferred Charges:

  Regulatory assets                                 297,729    2,173,278
  Accumulated deferred income taxes                  44,819            0
  Unamortized debt expense                                0       38,758
  Deferred receivable from affiliated company        32,472            0
  Other                                              47,388       63,844
                                                ------------ ------------
                                                    422,408    2,275,880
                                                ------------ ------------
       Total Assets                               3,976,619   10,414,412
                                                ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4E











           (This page intentionally left blank)

      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)

                                                                The
                                                            Connecticut   Public Service
                                                             Light and     Company of
                                                 Northeast Power Company  New Hampshire
                                                 Utilities (consolidated) (consolidated)
                                                 (parent)       (b)            (b)
                                                ---------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                  684,211        122,229              1
   Capital surplus, paid in                       932,493        641,333        423,713
   Deferred benefit plan-employee stock
     ownership plan                              (154,141)             0              0
   Retained earnings                              664,678        385,823        170,188
                                                ---------- -------------- --------------
    Total common shareholders' equity           2,127,241      1,149,385        593,902
  Preferred stock not subject to mandatory
    redemption                                          0        116,200              0
  Preferred stock subject to mandatory
    redemption                                          0        151,250         75,000
  Long-term debt                                  177,000      2,023,316        516,485
                                                ---------- -------------- --------------
    Total capitalization                        2,304,241      3,440,151      1,185,387
                                                ---------- -------------- --------------


Minority Interest in Consolidated Subsidiary            0        100,000              0
                                                ---------- -------------- --------------

Obligations Under Capital Leases                        0         18,042        799,450
                                                ---------- -------------- --------------
Current Liabilities:
  Notes payable to banks                                0         35,000              0
  Notes payable to affiliated company                   0         61,300              0
  Long-term debt and preferred stock--current
   portion                                         17,000         23,761        195,000
  Obligations under capital leases--current
   portion                                              0        140,076        122,363
  Accounts payable                                  1,857        124,427         21,231
  Accounts payable to affiliated companies            216         92,963         32,848
  Accrued taxes                                     7,860         33,017         69,789
  Accrued interest                                  2,343         14,650          7,197
  Accrued pension benefits                              0              0         46,061
  Nuclear compliance                                    0         58,700            500
  Other                                                90         23,495          9,417
                                                ---------- -------------- --------------
                                                   29,366        607,389        504,406
                                                ---------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                     0      1,324,066        204,448
  Accumulated deferred investment tax credits           0        127,713          3,972
  Deferred contractual obligations                      0        348,406         83,042
  Deferred obligation to affiliated company             0              0              0
  Deferred credit--SFAS 109                             0              0              0
  Other                                               450        115,456         57,198
                                                ---------- -------------- --------------
                                                      450      1,915,641        348,660
                                                ---------- -------------- --------------

    Total Capitalization and Liabilities        2,334,057      6,081,223      2,837,903
                                                ========== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)

                                                   Western
                                                Massachusetts                    Holyoke
                                                  Electric                     Water Power
                                                   Company     North Atlantic    Company
                                                (consolidated)    Energy      (consolidated)
                                                     (b)        Corporation        (b)
                                                -------------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                       26,812              1          2,400
   Capital surplus, paid in                           151,171        160,999          6,000
   Deferred benefit plan-employee stock
     ownership plan                                         0              0              0
   Retained earnings                                   50,225         58,702          9,661
                                                -------------- -------------- --------------
    Total common shareholders' equity                 228,208        219,702         18,061
  Preferred stock not subject to mandatory
    redemption                                         20,000              0              0
  Preferred stock subject to mandatory
    redemption                                         19,500              0              0
  Long-term debt                                      386,849        475,000         38,300
                                                -------------- -------------- --------------
    Total capitalization                              654,557        694,702         56,361
                                                -------------- -------------- --------------


Minority Interest in Consolidated Subsidiary                0              0              0
                                                -------------- -------------- --------------

Obligations Under Capital Leases                          217              0              0
                                                -------------- -------------- --------------
Current Liabilities:
  Notes payable to banks                               15,000              0              0
  Notes payable to affiliated company                  14,350          9,950              0
  Long-term debt and preferred stock--current
   portion                                             11,300         20,000              0
  Obligations under capital leases--current
   portion                                             32,670              0              0
  Accounts payable                                     30,571          7,912          2,944
  Accounts payable to affiliated companies             21,209          6,040            974
  Accrued taxes                                           522              0            578
  Accrued interest                                      3,318          3,025            141
  Accrued pension benefits                                  0              0          1,225
  Nuclear compliance                                   13,800              0              0
  Other                                                 2,446          1,055            345
                                                -------------- -------------- --------------
                                                      145,186         47,982          6,207
                                                -------------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                   241,036        216,701         11,205
  Accumulated deferred investment tax credits          23,364              0          2,611
  Deferred contractual obligations                     93,628              0              0
  Deferred obligation to affiliated company                 0         32,472              0
  Deferred credit--SFAS 109                                 0              0              0
  Other                                                21,140         22,782          4,904
                                                -------------- -------------- --------------
                                                      379,168        271,955         18,720
                                                -------------- -------------- --------------

    Total Capitalization and Liabilities            1,179,128      1,014,639         81,288
                                                ============== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6A






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)



                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                       0        15              1
   Capital surplus, paid in                            1    15,350              9
   Deferred benefit plan-employee stock
     ownership plan                                    0         0              0
   Retained earnings                                   0       864              2
                                                --------- --------- --------------
    Total common shareholders' equity                  1    16,229             12
  Preferred stock not subject to mandatory
    redemption                                         0         0              0
  Preferred stock subject to mandatory
    redemption                                         0         0              0
  Long-term debt                                       0    12,022              0
                                                --------- --------- --------------
    Total capitalization                               1    28,251             12
                                                --------- --------- --------------


Minority Interest in Consolidated Subsidiary           0         0              0
                                                --------- --------- --------------

Obligations Under Capital Leases                       0     8,797              0
                                                --------- --------- --------------
Current Liabilities:
  Notes payable to banks                               0         0              0
  Notes payable to affiliated company            141,950         0              0
  Long-term debt and preferred stock--current
   portion                                             0     6,011              0
  Obligations under capital leases--current
   portion                                            18     3,226              0
  Accounts payable                                82,544   116,130         10,352
  Accounts payable to affiliated companies        33,894    22,716          3,807
  Accrued taxes                                   14,487    13,742             71
  Accrued interest                                    13         0              0
  Accrued pension benefits                        24,746    35,855         20,157
  Nuclear compliance                                   0         0              0
  Other                                           17,388    52,163          7,755
                                                --------- --------- --------------
                                                 315,040   249,843         42,142
                                                --------- --------- --------------

Deferred Credits:
  Accumulated deferred income taxes                    0         0            109
  Accumulated deferred investment tax credits          0     1,176              0
  Deferred contractual obligations                     0         0              0
  Deferred obligation to affiliated company            0         0              0
  Deferred credit--SFAS 109                        4,224     9,452              0
  Other                                           61,994     7,783          4,081
                                                --------- --------- --------------
                                                  66,218    18,411          4,190
                                                --------- --------- --------------

    Total Capitalization and Liabilities         381,259   305,302         46,344
                                                ========= ========= ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6B






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)



                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                      350           10              0
   Capital surplus, paid in                           155            0        102,344
   Deferred benefit plan-employee stock
     ownership plan                                     0            0              0
   Retained earnings                               (2,490)         674        (58,129)
                                                ---------- ------------ --------------
    Total common shareholders' equity              (1,985)         684         44,215
  Preferred stock not subject to mandatory
    redemption                                          0            0              0
  Preferred stock subject to mandatory
    redemption                                          0            0              0
  Long-term debt                                        0       16,438              0
                                                ---------- ------------ --------------
    Total capitalization                           (1,985)      17,122         44,215
                                                ---------- ------------ --------------


Minority Interest in Consolidated Subsidiary            0            0              0
                                                ---------- ------------ --------------

Obligations Under Capital Leases                        0            0              0
                                                ---------- ------------ --------------
Current Liabilities:
  Notes payable to banks                                0            0              0
  Notes payable to affiliated company               5,350       15,700              0
  Long-term debt and preferred stock--current
   portion                                              0        1,738              0
  Obligations under capital leases--current
   portion                                              0            0              0
  Accounts payable                                      0          243            205
  Accounts payable to affiliated companies              3           78            400
  Accrued taxes                                       175          336             25
  Accrued interest                                      0           99              0
  Accrued pension benefits                              0            0              0
  Nuclear compliance                                    0            0              0
  Other                                                 0        1,310              3
                                                ---------- ------------ --------------
                                                    5,528       19,504            633
                                                ---------- ------------ --------------

Deferred Credits:
  Accumulated deferred income taxes                    30        1,272              0
  Accumulated deferred investment tax credits           0            0              0
  Deferred contractual obligations                      0            0              0
  Deferred obligation to affiliated company             0            0              0
  Deferred credit--SFAS 109                             0            0              0
  Other                                                62       24,582            217
                                                ---------- ------------ --------------
                                                       92       25,854            217
                                                ---------- ------------ --------------

    Total Capitalization and Liabilities            3,635       62,480         45,065
                                                ========== ============ ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6C






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)




                                                  Select       Mode 1         HEC Inc.
                                                 Energy,   Communications, (consolidated)
                                                   Inc.         Inc.            (b)
                                                ---------- --------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                        0               0              0
   Capital surplus, paid in                         4,051           8,016          3,999
   Deferred benefit plan-employee stock
     ownership plan                                     0               0              0
   Retained earnings                               (2,885)         (1,434)           113
                                                ---------- --------------- --------------
    Total common shareholders' equity               1,166           6,582          4,112
  Preferred stock not subject to mandatory
    redemption                                          0               0              0
  Preferred stock subject to mandatory
    redemption                                          0               0              0
  Long-term debt                                        0               0            250
                                                ---------- --------------- --------------
    Total capitalization                            1,166           6,582          4,362
                                                ---------- --------------- --------------


Minority Interest in Consolidated Subsidiary            0               0              0
                                                ---------- --------------- --------------

Obligations Under Capital Leases                        0               0              0
                                                ---------- --------------- --------------
Current Liabilities:
  Notes payable to banks                                0               0              0
  Notes payable to affiliated company                   0               0            600
  Long-term debt and preferred stock--current
   portion                                              0               0              0
  Obligations under capital leases--current
   portion                                              0               0              0
  Accounts payable                                  2,058             399          1,996
  Accounts payable to affiliated companies              0              79             27
  Accrued taxes                                         0               0            382
  Accrued interest                                      0               0              0
  Accrued pension benefits                              0               0              0
  Nuclear compliance                                    0               0              0
  Other                                               199               0            548
                                                ---------- --------------- --------------
                                                    2,257             478          3,553
                                                ---------- --------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                     0               0            308
  Accumulated deferred investment tax credits           0               0              0
  Deferred contractual obligations                      0               0              0
  Deferred obligation to affiliated company             0               0              0
  Deferred credit--SFAS 109                             0               0              0
  Other                                                 0               0              0
                                                ---------- --------------- --------------
                                                        0               0            308
                                                ---------- --------------- --------------

    Total Capitalization and Liabilities            3,423           7,060          8,223
                                                ========== =============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6D






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1997
             (Thousands of Dollars)






                                                Eliminations Consolidated
                                                ------------ ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                    151,819      684,211
   Capital surplus, paid in                       1,517,143      932,493
   Deferred benefit plan-employee stock
     ownership plan                                       0     (154,141)
   Retained earnings                                611,312      664,678
                                                ------------ ------------
    Total common shareholders' equity             2,280,274    2,127,241
  Preferred stock not subject to mandatory
    redemption                                            0      136,200
  Preferred stock subject to mandatory
    redemption                                            0      245,750
  Long-term debt                                          0    3,645,659
                                                ------------ ------------
    Total capitalization                          2,280,274    6,154,850
                                                ------------ ------------


Minority Interest in Consolidated Subsidiary              0      100,000
                                                ------------ ------------

Obligations Under Capital Leases                    796,078       30,427
                                                ------------ ------------
Current Liabilities:
  Notes payable to banks                                  0       50,000
  Notes payable to affiliated company               249,200            0
  Long-term debt and preferred stock--current
   portion                                                0      274,810
  Obligations under capital leases--current
   portion                                          121,048      177,304
  Accounts payable                                        0      402,870
  Accounts payable to affiliated companies          215,256            0
  Accrued taxes                                      94,969       46,016
  Accrued interest                                        0       30,786
  Accrued pension benefits                           50,857       77,186
  Nuclear compliance                                      0       73,000
  Other                                              27,819       88,396
                                                ------------ ------------
                                                    759,149    1,220,368
                                                ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                  44,819    1,954,357
  Accumulated deferred investment tax credits             0      158,837
  Deferred contractual obligations                        0      525,076
  Deferred obligation to affiliated company          32,472            0
  Deferred credit--SFAS 109                          13,675            0
  Other                                              50,152      270,497
                                                ------------ ------------
                                                    141,118    2,908,767
                                                ------------ ------------

    Total Capitalization and Liabilities          3,976,619   10,414,412
                                                ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6E













           (This page intentionally left blank)

      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)



                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                                Northeast Power Company  New Hampshire
                                                Utilities (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                                --------- -------------- --------------

Operating Revenues                                     0      2,465,587      1,108,459
                                                --------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power          0        977,543        326,745
    Other                                          8,598        734,620        366,668
  Maintenance                                          2        355,772         38,320
  Depreciation                                         0        238,667         44,377
  Amortization of regulatory assets, net               0         61,648         56,557
  Federal and state income taxes                 (10,697)       (62,856)        87,272
  Taxes other than income taxes                       57        172,592         43,711
                                                --------- -------------- --------------
       Total operating expenses                   (2,040)     2,477,986        963,650
                                                --------- -------------- --------------
  Operating Income (Loss)                          2,040        (12,399)       144,809
                                                --------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries            (123,941)             0              0
  Deferred nuclear plants return--other funds          0             85              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                      2,968          5,672          1,143
  Other, net                                       2,184         (1,941)           393
  Minority interest in income of subsidiary            0         (9,300)             0
  Loss on sale of investments                          0              0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.               0              0              0
  Income taxes--credit                                 0          7,573         (2,391)
                                                --------- -------------- --------------
      Other (loss) income, net                  (118,789)         2,089           (855)
                                                --------- -------------- --------------
      (Loss) income before interest charges     (116,749)       (10,310)       143,954
                                                --------- -------------- --------------
Interest Charges:
  Interest on long-term debt                      17,602        132,127         51,259
  Other interest                                   1,357          2,136            273
  Deferred nuclear plants return--borrowed funds       0           (196)             0
                                                --------- -------------- --------------
      Interest charges, net                       18,959        134,067         51,532
                                                --------- -------------- --------------

    Net (Loss) Income                            (135,708)      (144,377)        92,422
                                                ========= ============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)



                                                   Western
                                                Massachusetts                   Holyoke
                                                  Electric                    Water Power
                                                   Company    North Atlantic    Company
                                                (consolidated)     Energy     (consolidated)
                                                     (b)       Corporation        (b)
                                                ------------- -------------- --------------

Operating Revenues                                   426,447        192,381         40,056
                                                ------------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power        140,976         13,405         24,124
    Other                                            155,399         39,091         10,263
  Maintenance                                         81,466         24,146          3,811
  Depreciation                                        39,753         25,170          2,039
  Amortization of regulatory assets, net               6,428          6,270             (3)
  Federal and state income taxes                     (15,926)        14,845           (992)
  Taxes other than income taxes                       19,316         12,393          1,469
                                                ------------- -------------- --------------
       Total operating expenses                      427,412        135,320         40,711
                                                ------------- -------------- --------------
  Operating Income (Loss)                               (965)        57,061           (655)
                                                ------------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries                       0              0              0
  Deferred nuclear plants return--other funds             (2)         7,205              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                          1,524              0              0
  Other, net                                          (1,104)          (747)           253
  Minority interest in income of subsidiary                0              0              0
  Loss on sale of investments                              0              0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                   0              0              0
  Income taxes--credit                                 1,026          4,394            100
                                                ------------- -------------- --------------
      Other income (loss), net                         1,444         10,852            353
                                                ------------- -------------- --------------
      Income (loss) before interest charges              479         67,913           (302)
                                                ------------- -------------- --------------
Interest Charges:
  Interest on long-term debt                          26,046         50,722          1,541
  Other interest                                       3,176            649            (12)
  Deferred nuclear plants return--borrowed funds         (67)       (13,411)             0
                                                ------------- -------------- --------------
      Interest charges, net                           29,155         37,960          1,529
                                                ------------- -------------- --------------

    Net (Loss) Income                              (28,676)        29,953         (1,831)
                                                ============= ============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8A





      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)





                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------

Operating Revenues                               366,230   734,575        177,639
                                                --------- --------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power          0         0          7,504
    Other                                        346,637   334,954         98,193
  Maintenance                                     17,069   380,028         67,102
  Depreciation                                    12,194     1,624              0
  Amortization of regulatory assets, net               0         0              0
  Federal and state income taxes                    (411)    2,757              8
  Taxes other than income taxes                   12,472    11,239          4,550
                                                --------- --------- --------------
       Total operating expenses                  387,961   730,602        177,357
                                                --------- --------- --------------
  Operating Income (Loss)                        (21,731)    3,973            282
                                                --------- --------- --------------

Other Income:
  Equity in earnings of subsidiaries                   0         0              0
  Deferred nuclear plants return--other funds          0         0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                          0         0              0
  Other, net                                      21,931       836           (168)
  Minority interest in income of subsidiary            0         0              0
  Loss on sale of investments                          0         0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.               0         0              0
  Income taxes--credit                                 0         0              0
                                                --------- --------- --------------
      Other income (loss), net                    21,931       836           (168)
                                                --------- --------- --------------
      Income (loss) before interest charges          200     4,809            114
                                                --------- --------- --------------
Interest Charges:
  Interest on long-term debt                           0     2,007              0
  Other interest                                     200       804            113
  Deferred nuclear plants return--borrowed funds       0         0              0
                                                --------- --------- --------------
      Interest charges, net                          200     2,811            113
                                                --------- --------- --------------

    Net Income (Loss)                                  0     1,998              1
                                                ========= ========= ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8B





      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)





                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------

Operating Revenues                                    209        9,310              0
                                                ---------- ------------ --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power           0            0              0
    Other                                              63          725          8,197
  Maintenance                                           0            0              2
  Depreciation                                         59        2,551            896
  Amortization of regulatory assets, net                0            0              0
  Federal and state income taxes                     (171)           3         (3,678)
  Taxes other than income taxes                       295        1,630            247
                                                ---------- ------------ --------------
       Total operating expenses                       246        4,909          5,664
                                                ---------- ------------ --------------
  Operating Income (Loss)                             (37)       4,401         (5,664)
                                                ---------- ------------ --------------

Other Income:
  Equity in earnings of subsidiaries                    0            0              0
  Deferred nuclear plants return--other funds           0            0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                           0            0              0
  Other, net                                           (8)        (272)        (5,970)
  Minority interest in income of subsidiary             0            0              0
  Loss on sale of investments                           0            0         (3,344)
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                0            0        (25,000)
  Income taxes--credit                                  0            0              0
                                                ---------- ------------ --------------
      Other income (loss), net                         (8)        (272)       (34,314)
                                                ---------- ------------ --------------
      Income (loss) before interest charges           (45)       4,129        (39,978)
                                                ---------- ------------ --------------
Interest Charges:
  Interest on long-term debt                            0        2,796              0
  Other interest                                      286        1,333             25
  Deferred nuclear plants return--borrowed funds        0            0              0
                                                ---------- ------------ --------------
      Interest charges, net                           286        4,129             25
                                                ---------- ------------ --------------

    Net Income (Loss)                                (331)           0        (40,003)
                                                ========== ============ ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8C






      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)






                                                  Select        Mode 1         HEC Inc.
                                                  Energy,   Communications, (consolidated)
                                                   Inc.          Inc.            (b)
                                                ----------- --------------- --------------

Operating Revenues                                   1,407               0         37,792
                                                ----------- --------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power        1,010               0              0
    Other                                            3,970           1,088         36,590
  Maintenance                                           13               1             40
  Depreciation                                           0               0            440
  Amortization of regulatory assets, net                 0               0              0
  Federal and state income taxes                    (1,586)           (738)           200
  Taxes other than income taxes                        459              24            327
                                                ----------- --------------- --------------
       Total operating expenses                      3,866             375         37,597
                                                ----------- --------------- --------------
  Operating Income (Loss)                           (2,459)           (375)           195
                                                ----------- --------------- --------------

Other Income:
  Equity in earnings of subsidiaries                     0               0              0
  Deferred nuclear plants return--other funds            0               0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                            0               0              0
  Other, net                                           (13)           (631)           149
  Minority interest in income of subsidiary              0               0              0
  Loss on sale of investments                            0               0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                 0               0              0
  Income taxes--credit                                   0               0              0
                                                ----------- --------------- --------------
      Other income (loss), net                         (13)           (631)           149
                                                ----------- --------------- --------------
      Income (loss) before interest charges         (2,472)         (1,006)           344
                                                ----------- --------------- --------------
Interest Charges:
  Interest on long-term debt                             0               0              0
  Other interest                                         0               0             35
  Deferred nuclear plants return--borrowed funds         0               0              0
                                                ----------- --------------- --------------
      Interest charges, net                              0               0             35
                                                ----------- --------------- --------------

    Net Income (Loss)                               (2,472)         (1,006)           309
                                                =========== =============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8D







      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)








                                                Eliminations Consolidated
                                                ------------ ------------

Operating Revenues                                1,725,285    3,834,806
                                                ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power       197,790    1,293,518
    Other                                         1,037,959    1,107,097
  Maintenance                                       466,077      501,693
  Depreciation                                       13,442      354,329
  Amortization of regulatory assets, net                  0      130,900
  Federal and state income taxes                       (565)       8,596
  Taxes other than income taxes                      27,144      253,637
                                                ------------ ------------
       Total operating expenses                   1,741,847    3,649,770
                                                ------------ ------------
  Operating Income (Loss)                           (16,562)     185,036
                                                ------------ ------------

Other Income:
  Equity in earnings of subsidiaries               (123,941)           0
  Deferred nuclear plants return--other funds             0        7,288
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                             0       11,306
  Other, net                                         53,364      (38,473)
  Minority interest in income of subsidiary               0       (9,300)
  Loss on sale of investments                        (3,344)           0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.            (25,000)           0
  Income taxes--credit                                    0       10,702
                                                ------------ ------------
      Other income (loss), net                      (98,921)     (18,477)
                                                ------------ ------------
      Income (loss) before interest charges        (115,483)     166,559
                                                ------------ ------------
Interest Charges:
  Interest on long-term debt                          2,007      282,095
  Other interest                                      6,812        3,561
  Deferred nuclear plants return--borrowed funds          0      (13,675)
                                                ------------ ------------
      Interest charges, net                           8,819      271,981
                                                ------------ ------------

    Net Income (Loss)                              (124,302)    (105,422)
                                                ============ ============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8E











         (This page intentionally left blank)

     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)

                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                   832,520        551,410        174,691
Addition: Net income (loss)                     (135,708)      (144,377)        92,422
                                               ---------- -------------- --------------
                                                 696,812        407,033        267,113
                                               ---------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      15,221
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire                                     11,925

   Common shares:
    $0.25 per share                               32,134
    $0.49 per share                                               5,989
    $13.99 per share
    $1,334.00 per share
    $25,000.00 per share
    $85,000.00 per share                                                        85,000
                                               ---------- -------------- --------------
                                                  32,134         21,210         96,925
                                               ---------- -------------- --------------
Balance at end of period                         664,678        385,823        170,188
                                               ========== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)

                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                   940,446        639,657        423,058

Capital contribution from Northeast Utilities          0              0              0
Dividends declared on common shares:
 $177,500.00 per share                                 0              0              0
Issuance of 790,232 common shares                  2,551              0              0
Allocation of benefits--ESOP                     (12,238)             0              0
Currency translation adjustment                     (858)             0              0
Capital stock expenses, net                        2,592          1,676            655
                                               ---------- -------------- --------------

Balance at end of period                         932,493        641,333        423,713
                                               ========== ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)

                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------

Balance at beginning of period                        97,045         53,749         11,492
Addition: Net income (loss)                          (28,676)        29,953         (1,831)
                                               -------------- -------------- --------------
                                                      68,369         83,702          9,661
                                               -------------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company             3,140
    Public Service Company of New Hampshire

   Common shares:
    $0.25 per share
    $0.49 per share
    $13.99 per share                                  15,004
    $1,334.00 per share
    $25,000.00 per share                                             25,000
    $85,000.00 per share
                                               -------------- -------------- --------------
                                                      18,144         25,000              0
                                               -------------- -------------- --------------
Balance at end of period                              50,225         58,702          9,661
                                               ============== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)

                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------

Balance at beginning of period                       150,911        160,999          6,000

Capital contribution from Northeast Utilities              0              0              0
Dividends declared on common shares:
 $177,500.00 per share                                     0              0              0
Issuance of 790,232 common shares                          0              0              0
Allocation of benefits--ESOP                               0              0              0
Currency translation adjustment                            0              0              0
Capital stock expenses, net                              260              0              0
                                               -------------- -------------- --------------

Balance at end of period                             151,171        160,999          6,000
                                               ============== ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10A







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)



                                               Northeast
                                                Nuclear  North Atlantic       The
                                                Energy   Energy Service    Quinnehtuk
                                                Company    Corporation      Company
                                               --------- -------------- --------------

Balance at beginning of period                      867              1         (2,159)
Addition: Net income (loss)                       1,998              1           (331)
                                               --------- -------------- --------------
                                                  2,865              2         (2,490)
                                               --------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $0.25 per share
    $0.49 per share
    $13.99 per share
    $1,334.00 per share                           2,001
    $25,000.00 per share
    $85,000.00 per share
                                               --------- -------------- --------------
                                                  2,001              0              0
                                               --------- -------------- --------------
Balance at end of period                            864              2         (2,490)
                                               ========= ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)



                                               Northeast   Northeast
                                               Utilities    Nuclear     North Atlantic
                                                Service     Energy      Energy Service
                                                Company     Company       Corporation
                                               --------- -------------- --------------

Balance at beginning of period                        1         15,350              9

Capital contribution from Northeast Utilities         0              0              0
Dividends declared on common shares:
 $177,500.00 per share                                0              0              0
Issuance of 790,232 common shares                     0              0              0
Allocation of benefits--ESOP                          0              0              0
Currency translation adjustment                       0              0              0
Capital stock expenses, net                           0              0              0
                                               --------- -------------- --------------

Balance at end of period                              1         15,350              9
                                               ========= ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10B





     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)



                                                               Charter Oak
                                                 The Rocky     Energy, Inc.    Select
                                                River Realty  (consolidated)   Energy,
                                                  Company          (b)          Inc.
                                               -------------- -------------- -----------

Balance at beginning of period                           674        (18,126)       (413)
Addition: Net income (loss)                                0        (40,003)     (2,472)
                                               -------------- -------------- -----------
                                                         674        (58,129)     (2,885)
                                               -------------- -------------- -----------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $0.25 per share
    $0.49 per share
    $13.99 per share
    $1,334.00 per share
    $25,000.00 per share
    $85,000.00 per share
                                               -------------- -------------- -----------
                                                           0              0           0
                                               -------------- -------------- -----------
Balance at end of period                                 674        (58,129)     (2,885)
                                               ============== ============== ===========

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)



                                                               Charter Oak
                                                     The       Energy, Inc.    Select
                                                  Quinnehtuk  (consolidated)   Energy,
                                                   Company         (b)          Inc.
                                               -------------- -------------- -----------

Balance at beginning of period                           155         87,651           1

Capital contribution from Northeast Utilities              0         33,300       4,050
Dividends declared on common shares:
 $177,500.00 per share                                     0        (17,750)          0
Issuance of 790,232 common shares                          0              0           0
Allocation of benefits--ESOP                               0              0           0
Currency translation adjustment                            0           (857)          0
Capital stock expenses, net                                0              0           0
                                               -------------- -------------- -----------

Balance at end of period                                 155        102,344       4,051
                                               ============== ============== ===========

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10C






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)




                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                           (428)          (196)
Addition: Net income (loss)                            (1,006)           309
                                               --------------- --------------
                                                       (1,434)           113
                                               --------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $0.25 per share
    $0.49 per share
    $13.99 per share
    $1,334.00 per share
    $25,000.00 per share
    $85,000.00 per share
                                               --------------- --------------
                                                            0              0
                                               --------------- --------------
Balance at end of period                               (1,434)           113
                                               =============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)




                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                          6,766          4,000

Capital contribution from Northeast Utilities           1,250              0
Dividends declared on common shares:
 $177,500.00 per share                                      0              0
Issuance of 790,232 common shares                           0              0
Allocation of benefits--ESOP                                0              0
Currency translation adjustment                             0             (1)
Capital stock expenses, net                                 0              0
                                               --------------- --------------

Balance at end of period                                8,016          3,999
                                               =============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10D







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1997
             (Thousands of Dollars)






                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                     868,608      832,520
Addition: Net income (loss)                       (124,302)    (105,422)
                                               ------------ ------------
                                                   744,306      727,098
                                               ------------ ------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      15,221
    Western Massachusetts Electric Company                        3,140
    Public Service Company of New Hampshire                      11,925

   Common shares:
    $0.25 per share                                              32,134
    $0.49 per share                                  5,989            0
    $13.99 per share                                15,004            0
    $1,334.00 per share                              2,001            0
    $25,000.00 per share                            25,000            0
    $85,000.00 per share                            85,000            0
                                               ------------ ------------
                                                   132,994       62,420
                                               ------------ ------------
Balance at end of period                           611,312      664,678
                                               ============ ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1997
            (Thousands of Dollars)






                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                   1,494,559      940,446

Capital contribution from Northeast Utilities       38,600            0
Dividends declared on common shares:
 $177,500.00 per share                             (17,750)           0
Issuance of 790,232 common shares                        0        2,551
Allocation of benefits--ESOP                             0      (12,238)
Currency translation adjustment                       (858)        (858)
Capital stock expenses, net                          2,592        2,592
                                               ------------ ------------

Balance at end of period                         1,517,143      932,493
                                               ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10E














         (This page intentionally left blank)

          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)                                      The
                                                                         Connecticut   Public Service
                                                                          Light and      Company of
                                                              Northeast Power Company  New Hampshire
                                                              Utilities (consolidated) (consolidated)
                                                              (parent)       (b)            (b)
                                                           ------------ -------------- --------------
Operating Activities:
  Net (loss)/income                                        $  (135,708) $    (144,377) $      92,422
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     0        238,667         44,377
    Deferred income taxes and investment tax credits, net        1,558        (13,821)        21,826
    Deferred nuclear plants return, net of amortization              0           (281)             0
    Amortization of demand-side-management costs, net                0         38,029              0
    Recoverable energy costs, net of amortization                    0         (9,533)       (12,336)
    Amortization of PSNH acquisition costs                           0              0         56,557
    Amortization deferred cogeneration costs, net                    0         32,700              0
    Deferred nuclear refueling outage, net of amortization           0        (45,333)             0
    Equity in earnings of subsidiary companies                 123,941              0              0
    Cash dividends received from subsidiary companies          132,994              0              0
    Other sources of cash                                       11,738         64,013         51,143
    Other uses of cash                                          (2,101)       (50,136)       (75,566)
    Changes in working capital:
      Receivables and accrued utility revenues                   6,247        184,223          9,403
      Fuel, materials and supplies                                   0         (1,941)         4,691
      Accounts payable                                         (14,031)       (22,036)       (14,578)
      Accrued taxes                                                  0          4,310         69,658
      Sale of Receivables and accrued utility revenues               0         70,000              0
      Investments in securitizable assets                            0       (205,625)             0
      Nuclear compliance, net                                        0          8,200           (400)
      Other working capital (excludes cash)                      5,490        (74,266)       (13,834)
                                                           ------------ -------------- --------------
Net cash flows from/(used for) operating activities            130,128         72,793        233,363
                                                           ------------ -------------- --------------
Financing Activities:
  Issuance of common shares                                      6,502              0              0
  Issuance of long-term debt                                         0        200,000              0
  Net (decrease)/increase in short-term debt                   (38,750)        96,300              0
  Reacquisitions and retirements of long-term debt             (16,000)      (204,116)             0
  Reacquisitions and retirements of preferred stock                  0              0        (25,000)
  Cash dividends on preferred stock                                  0        (15,221)       (11,925)
  Cash dividends on common shares                              (32,134)        (5,989)       (85,000)
  Other paid in capital                                              0              0              0
                                                           ------------ -------------- --------------
Net cash flows (used for)/from financing activities            (80,382)        70,974       (121,925)
                                                           ------------ -------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                 0       (155,550)       (33,570)
    Nuclear fuel                                                     0           (702)             5
                                                           ------------ -------------- --------------
  Net cash flows used for investments in plant                       0       (156,252)       (33,565)
  NU System Money Pool                                         (28,725)       109,050         18,250
  Investment in subsidiaries                                   (22,583)             0              0
  Investment in nuclear decommissioning trusts                       0        (45,314)          (490)
  Other investment activities, net                               1,562        (51,196)        (2,124)
                                                           ------------ -------------- --------------
Net cash flows (used for)/from investments                     (49,746)      (143,712)       (17,929)
                                                           ------------ -------------- --------------
Net increase/(decrease) in cash for the period                       0             55         93,509
Cash and cash equivalents - beginning of period                     10            404          1,138
                                                           ------------ -------------- --------------
Cash and cash equivalents - end of period                  $        10  $         459  $      94,647
                                                           ============ ============== ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $    18,960  $     145,962  $      51,775
  Income taxes                                             $   (16,000) $     (22,338) $      10,612
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -   $       2,815  $        -
  Seabrook Power Contracts                                 $        -   $        -     $       6,197

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.






          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)                        Western
                                                            Massachusetts                 Holyoke
                                                              Electric       North      Water Power
                                                               Company      Atlantic      Company
                                                            (consolidated)   Energy    (consolidated)
                                                                (b)        Corporation      (b)
                                                           -------------- ------------ --------------
Operating Activities:
  Net (loss)/income                                        $     (28,676) $    29,953  $      (1,831)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  39,753       25,170          2,039
    Deferred income taxes and investment tax credits, net         (2,040)      22,649           (530)
    Deferred nuclear plants return, net of amortization                0      (20,616)             0
    Amortization of demand-side-management costs, net                  0            0              0
    Recoverable energy costs, net of amortization                 (8,184)           0              0
    Amortization of PSNH acquisition costs                             0            0              0
    Amortization deferred cogeneration costs, net                      0            0              0
    Deferred nuclear refueling outage, net of amortization         8,819            0              0
    Equity in earnings of subsidiary companies                         0            0              0
    Cash dividends received from subsidiary companies                  0            0              0
    Other sources of cash                                         27,804       21,757          3,177
    Other uses of cash                                           (21,215)      (2,224)        (1,234)
    Changes in working capital:
      Receivables and accrued utility revenues                    29,415       (9,273)           491
      Fuel, materials and supplies                                  (543)          90            554
      Accounts payable                                             4,826      (11,835)          (282)
      Accrued taxes                                               (2,137)      (3,486)           230
      Sale of Receivables and accrued utility revenues            20,000            0              0
      Investments in securitizable assets                        (25,280)           0              0
      Nuclear compliance, net                                      2,000            0              0
      Other working capital (excludes cash)                      (16,882)       3,429           (583)
                                                           -------------- ------------ --------------
Net cash flows from/(used for) operating activities               27,660       55,614          2,031
                                                           -------------- ------------ --------------
Financing Activities:
  Issuance of common shares                                            0            0              0
  Issuance of long-term debt                                      60,000            0              0
  Net (decrease)/increase in short-term debt                     (18,050)       7,450              0
  Reacquisitions and retirements of long-term debt               (14,700)     (20,000)             0
  Reacquisitions and retirements of preferred stock                    0            0              0
  Cash dividends on preferred stock                               (3,140)           0              0
  Cash dividends on common shares                                (15,004)     (25,000)             0
  Other paid in capital                                                0            0              0
                                                           -------------- ------------ --------------
Net cash flows (used for)/from financing activities                9,106      (37,550)             0
                                                           -------------- ------------ --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                             (26,249)      (6,606)        (1,394)
    Nuclear fuel                                                      (8)      (6,147)             0
                                                           -------------- ------------ --------------
  Net cash flows used for investments in plant                   (26,257)     (12,753)        (1,394)
  NU System Money Pool                                                 0            0           (650)
  Investment in subsidiaries                                           0            0              0
  Investment in nuclear decommissioning trusts                    (9,645)      (5,597)             0
  Other investment activities, net                                  (826)           0              2
                                                           -------------- ------------ --------------
Net cash flows (used for)/from investments                       (36,728)     (18,350)        (2,042)
                                                           -------------- ------------ --------------
Net increase/(decrease) in cash for the period                        38         (286)           (11)
Cash and cash equivalents - beginning of period                       67          299             21
                                                           -------------- ------------ --------------
Cash and cash equivalents - end of period                  $         105  $        13  $          10
                                                           ============== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $      28,711  $    45,297  $       1,562
  Income taxes                                             $      (1,121) $     -      $          (2)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $         660  $       -    $        -
  Seabrook Power Contracts                                 $        -     $       -    $        -

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.




          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)
                                                                                         North
                                                              Northeast   Northeast     Atlantic
                                                              Utilities    Nuclear       Energy
                                                               Service     Energy        Service
                                                               Company     Company     Corporation
                                                           ------------ ------------- ------------
Operating Activities:
  Net (loss)/income                                        $         0  $      1,998  $         1
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                12,194         1,624            0
    Deferred income taxes and investment tax credits, net       (1,267)       (5,218)         506
    Deferred nuclear plants return, net of amortization              0             0            0
    Amortization of demand-side-management costs, net                0             0            0
    Recoverable energy costs, net of amortization                    0             0            0
    Amortization of PSNH acquisition costs                           0             0            0
    Amortization deferred cogeneration costs, net                    0             0            0
    Deferred nuclear refueling outage, net of amortization           0             0            0
    Equity in earnings of subsidiary companies                       0             0            0
    Cash dividends received from subsidiary companies                0             0            0
    Other sources of cash                                       28,016         1,707          960
    Other uses of cash                                         (21,548)       (9,535)      (4,066)
    Changes in working capital:
      Receivables and accrued utility revenues                   2,924       (13,351)      34,105
      Fuel, materials and supplies                                  37        (5,003)         774
      Accounts payable                                         (40,698)       48,109      (29,260)
      Accrued taxes                                             (1,096)        6,485         (305)
      Sale of Receivables and accrued utility revenues               0             0            0
      Investments in securitizable assets                            0             0            0
      Nuclear compliance, net                                        0             0            0
      Other working capital (excludes cash)                     (5,745)        7,046       (1,084)
                                                           ------------ ------------- ------------
Net cash flows from/(used for) operating activities            (27,183)       33,862        1,631
                                                           ------------ ------------- ------------
Financing Activities:
  Issuance of common shares                                          0             0            0
  Issuance of long-term debt                                         0             0            0
  Net (decrease)/increase in short-term debt                   (74,325)            0            0
  Reacquisitions and retirements of long-term debt                   0        (6,147)           0
  Reacquisitions and retirements of preferred stock                  0             0            0
  Cash dividends on preferred stock                                  0             0            0
  Cash dividends on common shares                                    0        (2,001)           0
  Other paid in capital                                              0             0            0
                                                           ------------ ------------- ------------
Net cash flows (used for)/from financing activities            (74,325)       (8,148)           0
                                                           ------------ ------------- ------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                            (7,372)       (2,114)           0
    Nuclear fuel                                                     0             0            0
                                                           ------------ ------------- ------------
  Net cash flows used for investments in plant                  (7,372)       (2,114)           0
  NU System Money Pool                                         (34,975)      (23,600)           0
  Investment in subsidiaries                                         0             0            0
  Investment in nuclear decommissioning trusts                       0             0            0
  Other investment activities, net                                 660             0         (680)
                                                           ------------ ------------- ------------
Net cash flows (used for)/from investments                     (41,687)      (25,714)        (680)
                                                           ------------ ------------- ------------
Net increase/(decrease) in cash for the period                (143,195)            0          951
Cash and cash equivalents - beginning of period                187,395             2          739
                                                           ------------ ------------- ------------
Cash and cash equivalents - end of period                  $    44,200  $          2  $     1,690
                                                           ============ ============= ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $       (11) $      1,513  $       -
  Income taxes                                             $       779  $      1,198  $       -
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -   $       -     $       -
  Seabrook Power Contracts                                 $        -   $       -     $       -

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.







          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)

                                                                        The Rocky    Charter Oak
                                                               The       River       Energy, Inc.
                                                            Quinnehtuk   Realty     (consolidated)
                                                             Company     Company         (b)
                                                           ----------- ------------ --------------
Operating Activities:
  Net (loss)/income                                        $     (331) $         0  $     (40,003)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                   59        2,551            896
    Deferred income taxes and investment tax credits, net         (36)        (133)          (637)
    Deferred nuclear plants return, net of amortization             0            0              0
    Amortization of demand-side-management costs, net               0            0              0
    Recoverable energy costs, net of amortization                   0            0              0
    Amortization of PSNH acquisition costs                          0            0              0
    Amortization deferred cogeneration costs, net                   0            0              0
    Deferred nuclear refueling outage, net of amortization          0            0              0
    Equity in earnings of subsidiary companies                      0            0              0
    Cash dividends received from subsidiary companies               0            0              0
    Other sources of cash                                          50       24,630          5,622
    Other uses of cash                                            (43)         (41)        (1,158)
    Changes in working capital:
      Receivables and accrued utility revenues                      0        1,038         (2,772)
      Fuel, materials and supplies                                  0            0              0
      Accounts payable                                             (1)         316            (88)
      Accrued taxes                                              (101)         185         (1,203)
      Sale of Receivables and accrued utility revenues              0            0              0
      Investments in securitizable assets                           0            0              0
      Nuclear compliance, net                                       0            0              0
      Other working capital (excludes cash)                         0        1,054           (290)
                                                           ----------- ------------ --------------
Net cash flows from/(used for) operating activities              (403)      29,600        (39,633)
                                                           ----------- ------------ --------------
Financing Activities:
  Issuance of common shares                                         0            0              0
  Issuance of long-term debt                                        0            0              0
  Net (decrease)/increase in short-term debt                      350       (1,200)             0
  Reacquisitions and retirements of long-term debt                  0      (27,828)             0
  Reacquisitions and retirements of preferred stock                 0            0              0
  Cash dividends on preferred stock                                 0            0              0
  Cash dividends on common shares                                   0            0              0
  Other paid in capital                                             0            0         14,693
                                                           ----------- ------------ --------------
Net cash flows (used for)/from financing activities               350      (29,028)        14,693
                                                           ----------- ------------ --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                0         (548)           (63)
    Nuclear fuel                                                    0            0              0
                                                           ----------- ------------ --------------
  Net cash flows used for investments in plant                      0         (548)           (63)
  NU System Money Pool                                              0            0              0
  Investment in subsidiaries                                        0            0              0
  Investment in nuclear decommissioning trusts                      0            0              0
  Other investment activities, net                                  0            5         23,797
                                                           ----------- ------------ --------------
Net cash flows (used for)/from investments                          0         (543)        23,734
                                                           ----------- ------------ --------------
Net increase/(decrease) in cash for the period                    (53)          29         (1,206)
Cash and cash equivalents - beginning of period                    71           71          2,843
                                                           ----------- ------------ --------------
Cash and cash equivalents - end of period                  $       18  $       100  $       1,637
                                                           =========== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $      285  $     4,472  $        -
  Income taxes                                             $        0  $       (10) $         657
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $     -     $     -      $        -
  Seabrook Power Contracts                                 $     -     $     -      $        -

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.





          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)

                                                              Select        Mode 1         HEC, Inc.
                                                              Energy,   Communications, (consolidated)
                                                                Inc.        Inc.             (b)
                                                           ------------ --------------- --------------
Operating Activities:
  Net (loss)/income                                        $    (2,472) $       (1,006) $         309
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     0               0            440
    Deferred income taxes and investment tax credits, net            0              17             11
    Deferred nuclear plants return, net of amortization              0               0              0
    Amortization of demand-side-management costs, net                0               0              0
    Recoverable energy costs, net of amortization                    0               0              0
    Amortization of PSNH acquisition costs                           0               0              0
    Amortization deferred cogeneration costs, net                    0               0              0
    Deferred nuclear refueling outage, net of amortization           0               0              0
    Equity in earnings of subsidiary companies                       0               0              0
    Cash dividends received from subsidiary companies                0               0              0
    Other sources of cash                                        4,050           1,252            634
    Other uses of cash                                            (554)           (157)          (164)
    Changes in working capital:
      Receivables and accrued utility revenues                  (2,511)           (617)         1,518
      Fuel, materials and supplies                                  (3)              0             37
      Accounts payable                                           1,289            (107)        (2,798)
      Accrued taxes                                                  0               0            309
      Sale of Receivables and accrued utility revenues               0               0              0
      Investments in securitizable assets                            0               0              0
      Nuclear compliance, net                                        0               0              0
      Other working capital (excludes cash)                        201               0           (812)
                                                           ------------ --------------- --------------
Net cash flows from/(used for) operating activities                  0            (618)          (516)
                                                           ------------ --------------- --------------
Financing Activities:
  Issuance of common shares                                          0               0              0
  Issuance of long-term debt                                         0               0              0
  Net (decrease)/increase in short-term debt                         0               0            125
  Reacquisitions and retirements of long-term debt                   0               0              0
  Reacquisitions and retirements of preferred stock                  0               0              0
  Cash dividends on preferred stock                                  0               0              0
  Cash dividends on common shares                                    0               0              0
  Other paid in capital                                              0              (1)             0
                                                           ------------ --------------- --------------
Net cash flows (used for)/from financing activities                  0              (1)           125
                                                           ------------ --------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                 0               0           (157)
    Nuclear fuel                                                     0               0              0
                                                           ------------ --------------- --------------
  Net cash flows used for investments in plant                       0               0           (157)
  NU System Money Pool                                               0               0              0
  Investment in subsidiaries                                         0               0              0
  Investment in nuclear decommissioning trusts                       0               0              0
  Other investment activities, net                                   0             542              0
                                                           ------------ --------------- --------------
Net cash flows (used for)/from investments                           0             542           (157)
                                                           ------------ --------------- --------------
Net increase/(decrease) in cash for the period                       0             (77)          (548)
Cash and cash equivalents - beginning of period                      0              77          1,059
                                                           ------------ --------------- --------------
Cash and cash equivalents - end of period                  $         0  $            0  $         511
                                                           ============ =============== ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $        -   $        -      $          17
  Income taxes                                             $       (66) $          (83) $         (15)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -   $        -      $        -
  Seabrook Power Contracts                                 $        -   $        -      $        -

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.










          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)


                                                            Eliminations  Consolidated
                                                           ------------- -------------
Operating Activities:
  Net (loss)/income                                        $   (124,302) $   (105,422)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                 13,441       354,329
    Deferred income taxes and investment tax credits, net           504        22,381
    Deferred nuclear plants return, net of amortization          (7,116)      (13,781)
    Amortization of demand-side-management costs, net                 0        38,029
    Recoverable energy costs, net of amortization                24,049       (54,102)
    Amortization of PSNH acquisition costs                            0        56,557
    Amortization deferred cogeneration costs, net                     0        32,700
    Deferred nuclear refueling outage, net of amortization            0       (36,514)
    Equity in earnings of subsidiary companies                  123,941             0
    Cash dividends received from subsidiary companies           132,994             0
    Other sources of cash                                       105,512       141,041
    Other uses of cash                                         (103,537)      (86,202)
    Changes in working capital:
      Receivables and accrued utility revenues                  (21,544)      262,384
      Fuel, materials and supplies                                    0        (1,307)
      Accounts payable                                           23,095      (104,269)
      Accrued taxes                                              33,883        38,966
      Sale of Receivables and accrued utility revenues                0        90,000
      Investments in securitizable assets                             0      (230,905)
      Nuclear compliance, net                                         0         9,800
      Other working capital (excludes cash)                     (59,812)      (36,464)
                                                           ------------- -------------
Net cash flows from/(used for) operating activities             141,108       377,221
                                                           ------------- -------------
Financing Activities:
  Issuance of common shares                                           0         6,502
  Issuance of long-term debt                                          0       260,000
  Net (decrease)/increase in short-term debt                    (39,350)       11,250
  Reacquisitions and retirements of long-term debt                    2      (288,793)
  Reacquisitions and retirements of preferred stock                   0       (25,000)
  Cash dividends on preferred stock                                   0       (30,286)
  Cash dividends on common shares                              (132,994)      (32,134)
  Other paid in capital                                          14,692             0
                                                           ------------- -------------
Net cash flows (used for)/from financing activities            (157,650)      (98,461)
                                                           ------------- -------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                               (224)     (233,399)
    Nuclear fuel                                                      0        (6,852)
                                                           ------------- -------------
  Net cash flows used for investments in plant                     (224)     (240,251)
  NU System Money Pool                                           39,350             0
  Investment in subsidiaries                                    (22,583)            0
  Investment in nuclear decommissioning trusts                        0       (61,046)
  Other investment activities, net                                   (1)      (28,257)
                                                           ------------- -------------
Net cash flows (used for)/from investments                       16,542      (329,554)
                                                           ------------- -------------
Net increase/(decrease) in cash for the period                        0       (50,794)
Cash and cash equivalents - beginning of period                       0       194,197
                                                           ------------- -------------
Cash and cash equivalents - end of period                  $          0  $    143,403
                                                           ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $      7,208  $    291,335
  Income taxes                                             $         (2) $    (26,387)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $          0  $      3,475
  Seabrook Power Contracts                                 $      6,197  $       -

Note:  Individual columns may not add to Consolidated
        due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.








   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                   The
                                               Connecticut      CL&P
                                                Light and   Receivables     CL&P
                                              Power Company Corporation Capital,L.P.
                                              ------------- ----------- ------------
Utility Plant, at original cost:
  Electric                                       6,411,016           0            0

    Less:  Accumulated provision for
            depreciation                         2,902,673           0            0
                                              ------------- ----------- ------------
                                                 3,508,343           0            0
  Construction work in progress                     93,692           0            0
  Nuclear fuel, net                                135,076           0            0
                                              ------------- ----------- ------------
         Total net utility plant                 3,737,111           0            0
                                              ------------- ----------- ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market        369,162           0            0
  Investments in regional nuclear
   generating companies, at equity                  58,061           0            0
  Investments in subsidiary companies,
   at equity                                         2,927           0            0
  Other, at cost                                    66,618           0            0
                                              ------------- ----------- ------------
                                                   496,768           0            0
                                              ------------- ----------- ------------
Long-term Loan Receivable                                0           0      103,100
                                              ------------- ----------- ------------
Current Assets:
  Cash                                                  57          57          288
  Investments in securitizable assets              206,044     275,625            0
  Receivables, net                                  50,671           0            0
  Receivables from affiliated companies              3,531           0            0
  Taxes receivable                                  70,096         215            0
  Fuel, materials, and supplies, at
   average cost                                     81,878           0            0
  Recoverable energy costs, net--current
   portion                                          28,073           0            0
  Prepayments and other                             79,632           0            0
                                              ------------- ----------- ------------
                                                   519,982     275,897          288
                                              ------------- ----------- ------------
Deferred Charges:
  Regulatory assets                              1,292,818           0            0
  Unamortized debt expense                          19,286           0            0
  Other                                             18,359           0            0
                                              ------------- ----------- ------------
                                                 1,330,463           0            0
                                              ------------- ----------- ------------
       Total Assets                              6,084,324     275,897      103,388
                                              ============= =========== ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                          The City and
                                               Electric     Suburban
                                                Power,    Electric and   Research
                                             Incorporated  Gas Company     Park,
                                              (inactive)   (inactive)  Incorporated
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Electric                                             2            0            0

    Less:  Accumulated provision for
            depreciation                               0            0            0
                                             ------------ ------------ ------------
                                                       2            0            0
  Construction work in progress                        0            0            0
  Nuclear fuel, net                                    0            0            0
                                             ------------ ------------ ------------
         Total net utility plant                       2            0            0
                                             ------------ ------------ ------------


Other Property and Investments:
  Nuclear decommissioning trusts, at market            0            0            0
  Investments in regional nuclear
   generating companies, at equity                     0            0            0
  Investments in subsidiary companies,
   at equity                                           0            0            0
  Other, at cost                                       0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------
Long-term Loan Receivable                              0            0            0
                                             ------------ ------------ ------------
Current Assets:
  Cash                                                 0            1           56
  Investments in securitizable assets                  0            0            0
  Receivables, net                                     0            0            0
  Receivables from affiliated companies                0            0            0
  Taxes receivable                                     0            0            0
  Fuel, materials, and supplies, at
   average cost                                        0            0            0
  Recoverable energy costs, net--current
   portion                                             0            0            0
  Prepayments and other                                0            0            0
                                             ------------ ------------ ------------
                                                       0            1           56
                                             ------------ ------------ ------------
Deferred Charges:
  Regulatory assets                                    0            0            0
  Unamortized debt expense                             0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------
       Total Assets                                    2            1           56
                                             ============ ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-14A





   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1997
           (Thousands of Dollars)




                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at original cost:
  Electric                                             0    6,411,018

    Less:  Accumulated provision for
            depreciation                               0    2,902,673
                                             ------------ ------------
                                                       0    3,508,345
  Construction work in progress                        0       93,692
  Nuclear fuel, net                                    0      135,076
                                             ------------ ------------
         Total net utility plant                       0    3,737,113
                                             ------------ ------------


Other Property and Investments:
  Nuclear decommissioning trusts, at market            0      369,162
  Investments in regional nuclear
   generating companies, at equity                     0       58,061
  Investments in subsidiary companies,
   at equity                                       2,927            0
  Other, at cost                                      (8)      66,625
                                             ------------ ------------
                                                   2,919      493,848
                                             ------------ ------------
Long-term Loan Receivable                        103,100            0
                                             ------------ ------------
Current Assets:
  Cash                                                 0          459
  Investments in securitizable assets            276,044      205,625
  Receivables, net                                     0       50,671
  Receivables from affiliated companies              381        3,150
  Taxes receivable                                     0       70,311
  Fuel, materials, and supplies, at
   average cost                                        0       81,878
  Recoverable energy costs, net--current
   portion                                             0       28,073
  Prepayments and other                                0       79,632
                                             ------------ ------------
                                                 276,425      519,799
                                             ------------ ------------
Deferred Charges:
  Regulatory assets                                    0    1,292,818
  Unamortized debt expense                             0       19,286
  Other                                                0       18,359
                                             ------------ ------------
                                                       0    1,330,463
                                             ------------ ------------
       Total Assets                              382,444    6,081,223
                                             ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-14B




   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                  The
                                              Connecticut      CL&P
                                               Light and   Receivables     CL&P
                                             Power Company Corporation Capital,L.P.
                                             ------------- ----------- ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                   122,229           0            0
   Capital surplus, paid in                       641,333     170,829        3,100
   Retained earnings                              385,823        (299)           0
                                             ------------- ----------- ------------
    Total common stockholder's equity           1,149,385     170,530        3,100
  Preferred stock not subject to mandatory
    redemption                                    116,200           0            0
  Preferred stock subject to mandatory
    redemption                                    151,250           0            0
  MIPS Preferred stock                                  0           0      100,000
  Long-term debt                                2,126,416           0            0
                                             ------------- ----------- ------------
    Total capitalization                        3,543,251     170,530      103,100
                                             ------------- ----------- ------------

Minority Interest in Common Equity
 of Subsidiary                                          0           0            0
                                             ------------- ----------- ------------

Obligations Under Capital Leases                   18,042           0            0
                                             ------------- ----------- ------------
Current Liabilities:
  Notes payable to affiliated companies            61,300           0            0
  Notes payable to banks                           35,000      70,000            0
  Long-term debt and preferred stock--
   current portion                                 23,761           0            0
  Obligations under capital leases--
   current portion                                140,076           0            0
  Accounts payable                                124,427           0            0
  Accounts payable to affiliated companies         92,964      35,367          288
  Accrued taxes                                    33,017           0            0
  Accrued interest                                 14,650           0            0
  Nuclear compliance                               58,700           0            0
  Other                                            23,495           0            0
                                             ------------- ----------- ------------
                                                  607,390     105,367          288
                                             ------------- ----------- ------------

Deferred Credits:
  Accumulated deferred income taxes             1,324,066           0            0
  Accumulated deferred investment
   tax credits                                    127,713           0            0
  Deferred contractual obligation                 348,406           0            0
  Other                                           115,456           0            0
                                             ------------- ----------- ------------
                                                1,915,641           0            0
                                             ------------- ----------- ------------

    Total Capitalization and Liabilities        6,084,324     275,897      103,388
                                             ============= =========== ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                          The City and
                                               Electric     Suburban
                                                Power,    Electric and   Research
                                             Incorporated  Gas Company     Park,
                                              (inactive)   (inactive)  Incorporated
                                             ------------ ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                        1            1            5
   Capital surplus, paid in                            0            0            0
   Retained earnings                                   0            0           51
                                             ------------ ------------ ------------
    Total common stockholder's equity                  1            1           56
  Preferred stock not subject to mandatory
    redemption                                         0            0            0
  Preferred stock subject to mandatory
    redemption                                         0            0            0
  MIPS Preferred stock                                 0            0            0
  Long-term debt                                       0            0            0
                                             ------------ ------------ ------------
    Total capitalization                               1            1           56
                                             ------------ ------------ ------------

Minority Interest in Common Equity
 of Subsidiary                                         0            0            0
                                             ------------ ------------ ------------

Obligations Under Capital Leases                       0            0            0
                                             ------------ ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                1            0            0
  Notes payable to banks                               0            0            0
  Long-term debt and preferred stock--
   current portion                                     0            0            0
  Obligations under capital leases--
   current portion                                     0            0            0
  Accounts payable                                     0            0            0
  Accounts payable to affiliated companies             0            0            0
  Accrued taxes                                        0            0            0
  Accrued interest                                     0            0            0
  Nuclear compliance                                   0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       1            0            0
                                             ------------ ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                    0            0            0
  Accumulated deferred investment
   tax credits                                         0            0            0
  Deferred contractual obligation                      0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------

    Total Capitalization and Liabilities               2            1           56
                                             ============ ============ ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-15A






   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)




                                             Eliminations Consolidated
                                             ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                        7      122,229
   Capital surplus, paid in                      173,929      641,333
   Retained earnings                                (248)     385,823
                                             ------------ ------------
    Total common stockholder's equity            173,688    1,149,385
  Preferred stock not subject to mandatory
    redemption                                         0      116,200
  Preferred stock subject to mandatory
    redemption                                         0      151,250
  MIPS Preferred stock                           100,000            0
  Long-term debt                                 103,100    2,023,316
                                             ------------ ------------
    Total capitalization                         376,788    3,440,151
                                             ------------ ------------

Minority Interest in Common Equity
 of Subsidiary                                  (100,000)     100,000
                                             ------------ ------------

Obligations Under Capital Leases                       0       18,042
                                             ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                1       61,300
  Notes payable to banks                          70,000       35,000
  Long-term debt and preferred stock--
   current portion                                     0       23,761
  Obligations under capital leases--
   current portion                                     0      140,076
  Accounts payable                                     0      124,427
  Accounts payable to affiliated companies        35,655       92,963
  Accrued taxes                                        0       33,017
  Accrued interest                                     0       14,650
  Nuclear compliance                                   0       58,700
  Other                                                0       23,495
                                             ------------ ------------
                                                 105,656      607,389
                                             ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                    0    1,324,066
  Accumulated deferred investment
   tax credits                                         0      127,713
  Deferred contractual obligation                      0      348,406
  Other                                                0      115,456
                                             ------------ ------------
                                                       0    1,915,641
                                             ------------ ------------

    Total Capitalization and Liabilities         382,444    6,081,223
                                             ============ ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-15B




   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1997
           (Thousands of Dollars)

                                                 The
                                             Connecticut
                                              Light and      CL&P                   Research
                                                Power    Receivables     CL&P        Park,
                                               Company   Corporation Capital,L.P. Incorporated
                                             ----------- ----------- ------------ ------------
Operating Revenues                            2,465,587           0            0            0
                                             ----------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                         977,543           0            0            0
    Other                                       734,524          95            0            0
  Maintenance                                   355,772           0            0            0
  Depreciation                                  238,667           0            0            0
  Amortization of regulatory assets, net         61,648           0            0            0
  Federal and state income taxes                (62,641)       (215)           0            0
  Taxes other than income taxes                 172,592           0            0            0
                                             ----------- ----------- ------------ ------------
       Total operating expenses               2,478,105        (120)           0            0
                                             ----------- ----------- ------------ ------------
Operating Income (Loss)                         (12,518)        120            0            0
                                             ----------- ----------- ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                      85           0            0            0
  Equity in earnings of regional nuclear
    generating companies                          5,672           0            0            0
  Other, net                                     (1,533)          0        9,588            0
    Minority interest in income of subsidiary         0           0            0            0
  Income taxes--credit                            7,573           0            0            0
                                             ----------- ----------- ------------ ------------
      Other income, net                          11,797           0        9,588            0
                                             ----------- ----------- ------------ ------------
      Income (loss) before interest charges        (721)        120        9,588            0
                                             ----------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                    132,127           0            0            0
  Other interest                                 11,725         419            0            0
  Deferred nuclear plants return--
    borrowed funds                                 (196)          0            0            0
                                             ----------- ----------- ------------ ------------
      Interest charges, net                     143,656         419            0            0
                                             ----------- ----------- ------------ ------------
    Net Income (Loss)                          (144,377)       (299)       9,588            0
                                             =========== =========== ============ ============
Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1997
           (Thousands of Dollars)





                                             Eliminations Consolidated
                                             ------------ ------------
Operating Revenues                                     0    2,465,587
                                             ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                                0      977,543
    Other                                              0      734,620
  Maintenance                                          0      355,772
  Depreciation                                         0      238,667
  Amortization of regulatory assets, net               0       61,648
  Federal and state income taxes                       0      (62,856)
  Taxes other than income taxes                        0      172,592
                                             ------------ ------------
       Total operating expenses                        0    2,477,986
                                             ------------ ------------
Operating Income (Loss)                                0      (12,399)
                                             ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                        0           85
  Equity in earnings of regional nuclear
    generating companies                               0        5,672
  Other, net                                       9,996       (1,941)
    Minority interest in income of subsidiary      9,300       (9,300)
  Income taxes--credit                                 0        7,573
                                             ------------ ------------
      Other income, net                           19,296        2,089
                                             ------------ ------------
      Income (loss) before interest charges       19,296      (10,310)
                                             ------------ ------------

Interest Charges:
  Interest on long-term debt                           0      132,127
  Other interest                                  10,007        2,136
  Deferred nuclear plants return--
    borrowed funds                                     0         (196)
                                             ------------ ------------
      Interest charges, net                       10,007      134,067
                                             ------------ ------------
    Net Income (Loss)                              9,289     (144,377)
                                             ============ ============
Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.

      F-16A




      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1997
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P                   Research
                                                        Power    Receivables     CL&P         Park,
                                                       Company   Corporation Capital,L.P. Incorporated
                                                    ------------ ----------- ------------ ------------
Balance at beginning of period                          551,410           0            0           51
Addition:  Net income (loss)                           (144,377)       (299)       9,588            0
                                                    ------------ ----------- ------------ ------------
                                                        407,033        (299)       9,588           51
Deductions:                                         ------------ ----------- ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                       15,221           0            0            0

    Common stock $0.49 per share                          5,989           0            0            0

  MIPS Partnership distribution                               0           0        9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                         0           0          288            0

                                                    ------------ ----------- ------------ ------------
                 Total deductions                        21,210           0        9,588            0
                                                    ------------ ----------- ------------ ------------
Balance at end of period                                385,823        (299)           0           51
                                                    ============ =========== ============ ============



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1997
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P                   Research
                                                        Power    Receivables     CL&P         Park,
                                                       Company   Corporation Capital,L.P. Incorporated
                                                    ------------ ----------- ------------ ------------
Balance at beginning of period                          639,657           0        3,100            0

Premium on capital stock                                      0          60            0            0

Capital Contribution from Connecticut Light
 and Power Co.                                                0     170,769            0            0

Capital stock expenses, net                               1,676           0            0            0
                                                    ------------ ----------- ------------ ------------
Balance at end of period                                641,333     170,829        3,100            0
                                                    ============ =========== ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.

      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1997
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                               51      551,410
Addition:  Net income (loss)                              9,289     (144,377)
                                                    ------------ ------------
                                                          9,340      407,033
Deductions:                                         ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                            0       15,221

    Common stock $0.49 per share                              0        5,989

  MIPS Partnership distribution                           9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                       288            0

                                                    ------------ ------------
                 Total deductions                         9,588       21,210
                                                    ------------ ------------
Balance at end of period                                   (248)     385,823
                                                    ============ ============



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1997
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                            3,100      639,657

Premium on capital stock                                     60            0

Capital Contribution from Connecticut Light
 and Power Co.                                          170,769            0

Capital stock expenses, net                                   0        1,676
                                                    ------------ ------------
Balance at end of period                                173,929      641,333
                                                    ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.

      F-17A




THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                 Year Ended December 31, 1997
                    (Thousands of Dollars)

                                                                           The
                                                                       Connecticut       CL&P
                                                                        Light and    Receivables      CL&P
                                                                      Power Company  Corporation  Capital, LP
                                                                     -------------- ------------ -------------
Operating Activities:
  Net (loss)/income                                                  $    (144,377) $      (299) $      9,588
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                           238,667            0             0
    Deferred income taxes and investment tax credits, net                  (13,821)           0             0
    Deferred nuclear plants return, net of amortization                       (281)           0             0
    Amortization of deferred demand-side-management costs, net              38,029            0             0
    Recoverable energy costs, net of amortization                           (9,533)           0             0
    Amortization of deferred cogeneration costs, net                        32,700            0             0
    Deferred nuclear refueling outage, net of amortization                 (45,333)           0             0
    Other sources of cash                                                   64,013      170,829             0
    Other uses of cash                                                     (50,136)           0             0
    Changes in working capital:
      Receivables and accrued utility revenues                             184,130            0             0
      Fuel, materials, and supplies                                         (1,941)           0             0
      Accounts payable                                                     (22,036)      35,367             0
      Accrued taxes                                                          4,310            0             0
      Sale of Receivables and accrued utility revenues                      70,000            0             0
      Investment in securitizable assets                                  (206,044)    (275,625)            0
      Nuclear compliance, net                                                8,200            0             0
      Other working capital (excludes cash)                                (74,051)        (215)            0
                                                                     --------------  ----------- -------------
Net cash flows from/(used for) operating activities                         72,496      (69,943)        9,588
                                                                     --------------  ----------- -------------

Financing Activities:
  Issuance of long-term debt                                               200,000            0             0
  Net increase in short-term debt                                           96,300       70,000             0
  Reacquisitions and retirements of long-term debt                        (204,116)           0             0
  MIPS partnership distribution                                                  0            0        (9,300)
  Cash distribution to CL&P                                                      0            0          (288)
  Cash dividends on preferred stock                                        (15,221)           0             0
  Cash dividends on common stock                                            (5,989)           0             0
                                                                     --------------  ----------- -------------
Net cash flows from/(used for) financing activities                         70,974       70,000        (9,588)
                                                                     --------------  ----------- -------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                (155,550)           0             0
    Nuclear fuel                                                              (702)           0             0
                                                                     --------------  ----------- -------------
  Net cash flows (used for) investments in plant                          (156,252)           0             0
  Investment in NU system money pool                                       109,050            0             0
  Investment in nuclear decommissioning trusts                             (45,314)           0             0
  Other investment activities, net                                         (50,956)           0             0
                                                                     --------------  ----------- -------------
Net cash flows (used for)/from investments                                (143,472)           0             0
                                                                     --------------  ----------- -------------
Net (decrease) increase in cash for the period                                  (2)          57             0
Cash - beginning of period                                                      59            0           288
                                                                     --------------  ----------- -------------
Cash - end of period                                                 $          57           57  $        288
                                                                     ==============  =========== =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                               $     155,550          419  $          0
                                                                     ==============  =========== =============
  Income taxes                                                       $     (22,338)           0  $          0
                                                                     ==============  =========== =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                    $       2,815            0  $          0
                                                                     ==============  =========== =============
Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these
  financial statements.

(a) Not included are the following inactive subsidiaries:
  Electric Power, Incorporated, The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation,
  The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.




THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                 Year Ended December 31, 1997
                    (Thousands of Dollars)

                                                                        Research
                                                                          Park,
                                                                      Incorporated  Eliminations  Consolidated
                                                                     ------------- ------------- --------------
Operating Activities:
  Net (loss)/income                                                  $          0  $      9,289  $    (144,377)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                                0             0        238,667
    Deferred income taxes and investment tax credits, net                       0             0        (13,821)
    Deferred nuclear plants return, net of amortization                         0             0           (281)
    Amortization of deferred demand-side-management costs, net                  0             0         38,029
    Recoverable energy costs, net of amortization                               0             0         (9,533)
    Amortization of deferred cogeneration costs, net                            0             0         32,700
    Deferred nuclear refueling outage, net of amortization                      0             0        (45,333)
    Other sources of cash                                                       0       170,829         64,013
    Other uses of cash                                                          0             0        (50,136)
    Changes in working capital:
      Receivables and accrued utility revenues                                  0           (93)       184,223
      Fuel, materials, and supplies                                             0             0         (1,941)
      Accounts payable                                                          0        35,367        (22,036)
      Accrued taxes                                                             0             0          4,310
      Sale of Receivables and accrued utility revenues                          0             0         70,000
      Investment in securitizable assets                                        0      (276,044)      (205,625)
      Nuclear compliance, net                                                   0             0          8,200
      Other working capital (excludes cash)                                     0             0        (74,266)
                                                                     ------------- ------------- --------------
Net cash flows from/(used for) operating activities                             0       (60,652)        72,793
                                                                     ------------- ------------- --------------

Financing Activities:
  Issuance of long-term debt                                                    0             0        200,000
  Net increase in short-term debt                                               0        70,000         96,300
  Reacquisitions and retirements of long-term debt                              0             0       (204,116)
  MIPS partnership distribution                                                 0        (9,300)             0
  Cash distribution to CL&P                                                     0          (288)             0
  Cash dividends on preferred stock                                             0             0        (15,221)
  Cash dividends on common stock                                                0             0         (5,989)
                                                                     ------------- ------------- --------------
Net cash flows from/(used for) financing activities                             0        60,412         70,974
                                                                     ------------- ------------- --------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                      0             0       (155,550)
    Nuclear fuel                                                                0             0           (702)
                                                                     ------------- ------------- --------------
  Net cash flows (used for) investments in plant                                0             0       (156,252)
  Investment in NU system money pool                                            0             0        109,050
  Investment in nuclear decommissioning trusts                                  0             0        (45,314)
  Other investment activities, net                                              0           240        (51,196)
                                                                     ------------- ------------- --------------
Net cash flows (used for)/from investments                                      0           240       (143,712)
                                                                     ------------- ------------- --------------
Net (decrease) increase in cash for the period                                  0             0             55
Cash - beginning of period                                                     56             0            404
                                                                     ------------- ------------- --------------
Cash - end of period                                                 $         56  $          0  $         459
                                                                     ============= ============= ==============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                               $          0  $     10,007  $     145,962
                                                                     ============= ============= ==============
  Income taxes                                                       $          0  $          0  $     (22,338)
                                                                     ============= ============= ==============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                    $          0  $          0  $       2,815
                                                                     ============= ============= ==============
Note:  Individual columns may not add to Consolidated due to rounding
The accompanying notes are an integral part of these
  financial statements.

(a) Not included are the following inactive subsidiaries:
  Electric Power, Incorporated, The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation,
  The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.






PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
                 Assets
           December 31, 1997
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                  1,898,319         201            0    1,898,520
  Other                                             0       8,689            0        8,689
                                        -------------- ----------- ------------ ------------
                                            1,898,319       8,890            0    1,907,209
    Less:  Accumulated provision for
            depreciation                      590,056       2,460            0      592,516
                                        -------------- ----------- ------------ ------------
                                            1,308,263       6,430            0    1,314,693
  Unamortized acquisition costs               402,285           0            0      402,285
  Construction work in progress                10,716           0            0       10,716
  Nuclear fuel, net                             1,308           0            0        1,308
                                        -------------- ----------- ------------ ------------
         Total net utility plant            1,722,572       6,430            0    1,729,002
                                        -------------- ----------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                    4,332           0            0        4,332
  Investments in regional nuclear
   generating companies, at equity             13,153           0            0       13,153
  Investments in subsidiary companies,
   at equity                                    6,016           0        6,016            0
  Other, at cost                                3,773         250            0        4,023
                                        -------------- ----------- ------------ ------------
                                               27,274         250        6,016       21,508
                                        -------------- ----------- ------------ ------------
Current Assets:
  Cash and cash equivalents                    94,459         188            0       94,647
  Receivables, net                             89,338           0            0       89,338
  Accounts receivable from affiliated
   companies                                   38,520         135          271       38,384
  Taxes receivable from affiliated
   companies                                      276           0            0          276
  Accrued utility revenues                     36,885           0            0       36,885
  Fuel, materials, and supplies,
   at average cost                             40,161           0            0       40,161
  Recoverable energy costs, net--
   current portion                             31,886           0            0       31,886
  Prepayments and other                        10,995          28            0       11,023
                                        -------------- ----------- ------------ ------------
                                              342,520         351          271      342,600
                                        -------------- ----------- ------------ ------------
Deferred Charges:
  Regulatory assets                           695,418           0            0      695,418
  Unamortized debt expense                     11,749           0            0       11,749
  Deferred receivable from affiliated
   company                                     32,472           0            0       32,472
  Other                                         5,154           0            0        5,154
                                        -------------- ----------- ------------ ------------
                                              744,793           0            0      744,793
                                        -------------- ----------- ------------ ------------
       Total Assets                         2,837,159       7,031        6,287    2,837,903
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
     Capitalization and Liabilities
           December 31, 1997
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                     1           1            1            1
   Capital surplus, paid in                   423,713           0            0      423,713
   Retained earnings                          170,188       1,499        1,499      170,188
                                        -------------- ----------- ------------ ------------
    Total common stockholder's equity         593,902       1,500        1,500      593,902
  Preferred stock subject to mandatory
   redemption                                  75,000           0            0       75,000
  Long-term debt                              516,485       4,516        4,516      516,485
                                        -------------- ----------- ------------ ------------
    Total capitalization                    1,185,387       6,016        6,016    1,185,387
                                        -------------- ----------- ------------ ------------

Obligations Under Seabrook Power
 Contracts and Other Capital Leases           799,450           0            0      799,450
                                        -------------- ----------- ------------ ------------
Current Liabilities:
  Long-term debt and preferred stock--
   current portion                            195,000           0            0      195,000
  Obligations under Seabrook Power
   Contracts and other capital
   leases--current portion                    122,363           0            0      122,363
  Accounts payable                             21,231           0            0       21,231
  Accounts payable to affiliated
   companies                                   32,677         442          271       32,848
  Accrued taxes                                69,445         344            0       69,789
  Accrued interest                              7,197           0            0        7,197
  Accrued pension benefits                     46,061           0            0       46,061
  Other                                         9,917           0            0        9,917
                                        -------------- ----------- ------------ ------------
                                              503,891         786          271      504,406
                                        -------------- ----------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes           204,219         229            0      204,448
  Accumulated deferred investment
   tax credits                                  3,972           0            0        3,972
  Deferred contractual obligation              83,042           0            0       83,042
  Deferred revenue from affiliated
   company                                     32,472           0            0       32,472
  Other                                        24,726           0            0       24,726
                                        -------------- ----------- ------------ ------------
                                              348,431         229            0      348,660
                                        -------------- ----------- ------------ ------------

    Total Capitalization and Liabilities    2,837,159       7,031        6,287    2,837,903
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)

 Consolidating Statement of Income (b)
      Year Ended December 31, 1997
         (Thousands of Dollars)


                                        Public Service
                                          Company of    Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                        --------------- ----------- ------------ ------------
Operating Revenues                           1,108,459       1,301        1,301    1,108,459
                                        --------------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange
     power                                     326,745           0            0      326,745
    Other                                      367,963           6        1,301      366,668
  Maintenance                                   38,320           0            0       38,320
  Depreciation                                  44,377           0            0       44,377
  Amortization of regulatory assets, net        56,557           0            0       56,557
  Federal and state income taxes                86,600         672            0       87,272
  Taxes other than income taxes                 43,623          88            0       43,711
                                        --------------- ----------- ------------ ------------
       Total operating expenses                964,185         766        1,301      963,650
                                        --------------- ----------- ------------ ------------
Operating Income                               144,274         535            0      144,809
                                        --------------- ----------- ------------ ------------

Other Income:
  Equity in earnings of regional nuclear
   generating companies                          1,143           0            0        1,143
  Other, net                                       928          13          548          393
  Income taxes--credit                          (2,391)          0            0       (2,391)
                                        --------------- ----------- ------------ ------------
      Other income (loss), net                    (320)         13          548         (855)
                                        --------------- ----------- ------------ ------------
      Income before interest charges           143,954         548          548      143,954
                                        --------------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                    51,259           0            0       51,259
  Other interest                                   273         318          318          273
                                        --------------- ----------- ------------ ------------
      Interest charges, net                     51,532         318          318       51,532
                                        --------------- ----------- ------------ ------------

  Net Income                                    92,422         230          230       92,422
                                        =============== =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Retained Earnings (b)
          Year Ended December 31, 1997
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period               174,691       1,269        1,269      174,691
Addition:  Net income                         92,422         230          230       92,422
                                       -------------- ----------- ------------ ------------
                                             267,113       1,499        1,499      267,113

Deductions:
  Dividends declared:

   Preferred Stock                            11,925           0            0       11,925

   Common stock $85,000.00 per share          85,000           0            0       85,000
                                       -------------- ----------- ------------ ------------
        Total deductions                      96,925           0            0       96,925
                                       -------------- ----------- ------------ ------------

Balance at end of period                     170,188       1,499        1,499      170,188
                                       ============== =========== ============ ============



     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Capital Surplus, Paid In (b)
          Year Ended December 31, 1997
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period               423,058           0            0      423,058

Capital stock expenses, net                      655           0            0          655
                                       -------------- ----------- ------------ ------------
Balance at end of period                     423,713           0            0      423,713
                                       ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

    (b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 1997
                  (Thousands of Dollars)

                                                            Public Service
                                                              Company of    Properties,
                                                            New Hampshire      Inc.
                                                           --------------- -------------
Operating Activities:
  Net income                                               $       92,422  $        230
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                   44,377             0
    Deferred income taxes and investment tax credits, net          21,795            31
    Recoverable energy costs, net of amortization                 (12,336)            0
    Amortization of acquisition costs                              56,557             0
    Deferred Seabrook capital costs                                (8,376)            0
    Other sources of cash                                          51,054            89
    Other uses of cash                                            (67,590)            0
    Changes in working capital:
      Receivables and accrued utility revenues                      9,407            15
      Fuel, materials, and supplies                                 4,691             0
      Accounts payable                                            (14,897)          300
      Accrued taxes                                                69,364           294
      Other working capital (excludes cash)                       (13,765)          (69)
                                                           --------------- -------------
Net cash flows from operating activities                          232,703           890
                                                           --------------- -------------

Financing Activities:
  Reacquisitions and retirements of long-term debt                      0          (825)
  Reacquisitions and retirements of preferred stock               (25,000)
  Cash dividends on preferred stock                               (11,925)            0
  Cash dividends on common stock                                  (85,000)            0
                                                           --------------- -------------
Net cash flows used for financing activities                     (121,925)         (825)
                                                           --------------- -------------
Investment Activities:
  Investment in plant:
    Electric utility plant                                        (33,570)            0
    Nuclear fuel                                                        5             0
                                                           --------------- -------------
  Net cash flows used for investments in plant                    (33,565)            0
  Investment in NU system money pool                               18,250             0
  Investment in nuclear decommissioning trusts                       (490)            0
  Other investment activities, net                                 (1,529)            0
                                                           --------------- -------------
Net cash flows (used for)/from investments                        (17,334)            0
                                                           --------------- -------------
Net increase in cash for the period                                93,444            65
Cash and cash equivalent - beginning of period                      1,015           123
                                                           --------------- -------------
Cash and cash equivalent - end of period                   $       94,459  $        188
                                                           =============== =============

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                     $       51,775  $        317
                                                           =============== =============
  Income taxes                                             $       10,612  $          0
                                                           =============== =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases        $        6,197  $          0
                                                           =============== =============
Note: Individual columns may not add to Consolidated due
      to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not included is New Hampshire Electric Company which
    is an inactive subsidiary.
(b) Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 1997
                  (Thousands of Dollars)



                                                            Eliminations   Consolidated
                                                           -------------  -------------
Operating Activities:
  Net income                                               $        230   $     92,422
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                      0         44,377
    Deferred income taxes and investment tax credits, net             0         21,826
    Recoverable energy costs, net of amortization                     0        (12,336)
    Amortization of acquisition costs                                 0         56,557
    Deferred Seabrook capital costs                                   0         (8,376)
    Other sources of cash                                             0         51,143
    Other uses of cash                                                0        (67,590)
    Changes in working capital:
      Receivables and accrued utility revenues                       19          9,403
      Fuel, materials, and supplies                                   0          4,691
      Accounts payable                                              (19)       (14,578)
      Accrued taxes                                                   0         69,658
      Other working capital (excludes cash)                           0        (13,834)
                                                           -------------  -------------
Net cash flows from operating activities                            230        233,363
                                                           -------------  -------------

Financing Activities:
  Reacquisitions and retirements of long-term debt                 (825)             0
  Reacquisitions and retirements of preferred stock                            (25,000)
  Cash dividends on preferred stock                                   0        (11,925)
  Cash dividends on common stock                                      0        (85,000)
                                                           -------------  -------------
Net cash flows used for financing activities                       (825)      (121,925)
                                                           -------------  -------------
Investment Activities:
  Investment in plant:
    Electric utility plant                                            0        (33,570)
    Nuclear fuel                                                      0              5
                                                           -------------  -------------
  Net cash flows used for investments in plant                        0        (33,565)
  Investment in NU system money pool                                  0         18,250
  Investment in nuclear decommissioning trusts                        0           (490)
  Other investment activities, net                                  595         (2,124)
                                                           -------------  -------------
Net cash flows (used for)/from investments                          595        (17,929)
                                                           -------------  -------------
Net increase in cash for the period                                   0         93,509
Cash and cash equivalent - beginning of period                        0          1,138
                                                           -------------  -------------
Cash and cash equivalent - end of period                   $          0   $     94,647
                                                           =============  =============

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                     $        317   $     51,775
                                                           =============  =============
  Income taxes                                             $          0   $     10,612
                                                           =============  =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases        $          0   $      6,197
                                                           =============  =============
Note: Individual columns may not add to Consolidated due
      to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not included is New Hampshire Electric Company which
    is an inactive subsidiary.
(b) Not covered by auditors' report.










      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
                 Assets
            December 31, 1997
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Utility Plant, at original cost:
  Electric                                        95,710     1,438            0       97,148

    Less:  Accumulated provision for
            depreciation                          42,192       994            0       43,186
                                                 -------- --------- ------------ ------------
                                                  53,518       444            0       53,962
  Construction work in progress                    2,214         0            0        2,214
                                                 -------- --------- ------------ ------------
         Total net utility plant                  55,732       444            0       56,176
                                                 -------- --------- ------------ ------------

Other Property and Investments:
  Investments in subsidiary company, at
   equity                                            174         0          174            0
  Other, at cost                                   3,477         0            0        3,477
                                                 -------- --------- ------------ ------------
                                                   3,651         0          174        3,477
                                                 -------- --------- ------------ ------------
Current Assets:
  Cash                                                 1         9            0           10
  Notes receivables from affiliated companies      9,150         0            0        9,150
  Receivables, net                                 3,156        13            0        3,169
  Accounts receivable from affiliated companies    2,771     3,162        5,899           35
  Taxes receivable                                   340         0          340            0
  Fuel, materials, and supplies, at average cost   6,094         0            0        6,094
  Prepayments and other                              178         4            0          182
                                                 -------- --------- ------------ ------------
                                                  21,690     3,188        6,239       18,640
                                                 -------- --------- ------------ ------------
Deferred Charges:
  Regulatory assets                                1,796         0          152        1,644
  Unamortized debt expense                           895         0            0          895
  Accumulated deferred income taxes                    0       131          131            0
  Other                                              456         0            0          456
                                                 -------- --------- ------------ ------------
                                                   3,147       131          283        2,995
                                                 -------- --------- ------------ ------------
       Total Assets                               84,220     3,763        6,696       81,288
                                                 ======== ========= ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
     Capitalization and Liabilities
            December 31, 1997
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                    2,400       485          485        2,400
   Capital surplus, paid in                        6,000         0            0        6,000
   Retained earnings                               9,661      (798)        (798)       9,661
                                                 -------- --------- ------------ ------------
    Total common stockholder's equity             18,061      (313)        (313)      18,061

  Long-term debt                                  38,300       424          424       38,300
                                                 -------- --------- ------------ ------------
    Total capitalization                          56,361       111          111       56,361
                                                 -------- --------- ------------ ------------



Current Liabilities:
  Accounts payable                                 2,944         0            0        2,944
  Accounts payable to affiliated companies         4,146     2,727        5,899          974
  Accrued taxes                                      246       672          340          578
  Accrued interest                                   141         0            0          141
  Accrued pension benefits                         1,225         0            0        1,225
  Other                                              326        19            0          345
                                                 -------- --------- ------------ ------------
                                                   9,028     3,418        6,239        6,207
                                                 -------- --------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes               11,335         0          131       11,205
  Accumulated deferred investment tax credits      2,592        19            0        2,611
  Deferred credit--SFAS 109                            0       152          152            0
  Other                                            4,904        63           63        4,904
                                                 -------- --------- ------------ ------------
                                                  18,831       234          346       18,720
                                                 -------- --------- ------------ ------------

    Total Capitalization and Liabilities          84,220     3,763        6,696       81,288
                                                 ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.

      HOLYOKE WATER POWER COMPANY
            AND SUBSIDIARY

 Consolidating Statement of Income (a)
     Year Ended December 31, 1997
        (Thousands of Dollars)

                                             Holyoke  Holyoke
                                              Water   Power and
                                              Power   Electric
                                             Company  Company  Eliminations Consolidated
                                             ------- --------- ------------ ------------
Operating Revenues                           71,826    32,025       63,795       40,056
                                             ------- --------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
     interchange power                       45,811    21,684       43,371       24,124
    Other                                    20,395    10,293       20,424       10,263
  Maintenance                                 3,811         0            0        3,811
  Depreciation                                2,003        36            0        2,039
  Amortization of regulatory assets, net         (3)        0            0           (3)
  Federal and state income taxes               (969)      (23)           0         (992)
  Taxes other than income taxes               1,432        37            0        1,469
                                             ------- --------- ------------ ------------
      Total operating expenses               72,480    32,027       63,795       40,711
                                             ------- --------- ------------ ------------
Operating Income (Loss)                        (654)       (2)           0         (655)
                                             ------- --------- ------------ ------------
Other Income:
  Other, net                                    256         0            2          253
  Income taxes--credit                           91         9            0          100
                                             ------- --------- ------------ ------------
      Other income, net                         347         9            2          353
                                             ------- --------- ------------ ------------
      Income (loss) before interest charges    (307)        7            2         (302)
                                             ------- --------- ------------ ------------
Interest Charges:
  Interest on long-term debt                  1,541         0            0        1,541
  Other interest                                (17)       26           21          (12)
                                             ------- --------- ------------ ------------
      Interest charges, net                   1,524        26           21        1,529
                                             ------- --------- ------------ ------------
Net Loss                                     (1,831)      (19)         (19)      (1,831)
                                             ======= ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.

 HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Retained Earnings(a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                            ------- --------- ------------ ------------
Balance at beginning of period              11,492      (779)        (779)      11,492
Addition:  Net loss                         (1,831)      (19)         (19)      (1,831)
                                            ------- --------- ------------ ------------



Balance at end of period                     9,661      (798)        (798)       9,661
                                            ======= ========= ============ ============





 HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                            ------- --------- ------------ ------------
Balance at beginning of period               6,000         0            0        6,000

                                                 0         0            0            0
                                            ------- --------- ------------ ------------
Balance at end of period                     6,000         0            0        6,000
                                            ======= ========= ============ ============


Note:  Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.

   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                                                    Holyoke
                                                      Holyoke      Power and
                                                    Water Power    Electric
                                                      Company       Company
                                                   ------------- ------------
Operating Activities:
  Net loss                                         $     (1,831) $       (19)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                          2,003           36
    Deferred income taxes, net                             (511)         (19)
    Other sources of cash                                 3,177          174
    Other uses of cash                                   (1,203)        (185)
    Changes in working capital:
      Receivables, net                                      229         (599)
      Fuel, materials, and supplies                         554            0
      Accounts payable                                      312          590
      Accrued taxes                                        (110)          18
      Other working capital (excludes cash)                (576)          (7)
                                                   ------------- ------------
Net cash flows from/(used for) operating activities       2,044          (11)
                                                   ------------- ------------


Investment Activities:
  Investment in plant:
    Electric utility plant                               (1,394)           0
    Investment in NU system money pool                     (650)           0
    Other investment activities, net                          0            0
                                                   ------------- ------------
Net cash flows (used for) investments                    (2,044)           0
                                                   ------------- ------------
Net decrease in cash for the period                           0          (11)
Cash - beginning of period                                    1           20
                                                   ------------- ------------
Cash - end of period                               $          1  $         9
                                                   ============= ============



Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized             $      1,562  $        21
                                                   ============= ============
  Income taxes                                     $         (2) $         0
                                                   ============= ============

Note:  Individual columns may not add to
       Consolidated due to rounding.
The acompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.







   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)



                                                    Eliminations  Consolidated
                                                   ------------- -------------
Operating Activities:
  Net loss                                         $        (19) $     (1,831)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0         2,039
    Deferred income taxes, net                                0          (530)
    Other sources of cash                                   174         3,177
    Other uses of cash                                     (154)       (1,234)
    Changes in working capital:
      Receivables, net                                     (861)          491
      Fuel, materials, and supplies                           0           554
      Accounts payable                                    1,184          (282)
      Accrued taxes                                        (322)          230
      Other working capital (excludes cash)                   0          (583)
                                                   ------------- -------------
Net cash flows from/(used for) operating activities           2         2,031
                                                   ------------- -------------


Investment Activities:
  Investment in plant:
    Electric utility plant                                    0        (1,394)
    Investment in NU system money pool                        0          (650)
    Other investment activities, net                         (2)            2
                                                   ------------- -------------
Net cash flows (used for) investments                        (2)       (2,042)
                                                   ------------- -------------
Net decrease in cash for the period                           0           (11)
Cash - beginning of period                                    0            21
                                                   ------------- -------------
Cash - end of period                               $          0  $         10
                                                   ============= =============



Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized             $         21  $      1,562
                                                   ============= =============
  Income taxes                                     $          0  $         (2)
                                                   ============= =============

Note:  Individual columns may not add to
       Consolidated due to rounding.
The acompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.








       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                          Charter Oak      COE
                                             Charter Oak  (Paris) Inc. Development
                                             Energy, Inc.     (b)      Corporation
                                             ------------ ------------ -----------
Utility Plant, at original cost:
  Electric                                            40            0          11

    Less:  Accumulated provision for
            depreciation                              40            0          11
                                             ------------ ------------ -----------
                                                       0            0           0
  Construction work in progress                        0            0           0
                                             ------------ ------------ -----------
         Total net utility plant                       0            0           0
                                             ------------ ------------ -----------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      43,327            0           0
                                             ------------ ------------ -----------
Current Assets:
  Cash                                               501            0           0
  Receivables, net                                    14            0           0
  Receivables from affiliated companies                0            0       1,227
  Taxes receivable                                 1,245            0       2,204
  Investments held for sale                            0            0           0
                                             ------------ ------------ -----------
                                                   1,760            0       3,431
                                             ------------ ------------ -----------
Deferred Charges:
  Accumulated deferred income taxes                  247            0         229
  Other                                              346            0           0
                                             ------------ ------------ -----------
                                                     593            0         229
                                             ------------ ------------ -----------
    Total Assets                                  45,680            0       3,660
                                             ============ ============ ===========

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                        COE
                                             COE (UK) (Gencoe)     COE
                                               Corp.    Corp.  Argentina I
                                               (b)      (b)       Corp.
                                             -------- -------- ------------
Utility Plant, at original cost:
  Electric                                         0        0            0

    Less:  Accumulated provision for
            depreciation                           0        0            0
                                             -------- -------- ------------
                                                   0        0            0
  Construction work in progress                    0        0            0
                                             -------- -------- ------------
         Total net utility plant                   0        0            0
                                             -------- -------- ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                       0        0            0
                                             -------- -------- ------------
Current Assets:
  Cash                                             0        0           10
  Receivables, net                                 0        0            0
  Receivables from affiliated companies            0        0            0
  Taxes receivable                                 0        0            0
  Investments held for sale                        0        0            0
                                             -------- -------- ------------
                                                   0        0           10
                                             -------- -------- ------------
Deferred Charges:
  Accumulated deferred income taxes                0        0            0
  Other                                            0        0            0
                                             -------- -------- ------------
                                                   0        0            0
                                             -------- -------- ------------
    Total Assets                                   0        0           10
                                             ======== ======== ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-32A




       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                 COE
                                             Argentina II COE Tejona  COE Ave Fenix
                                                Corp.     Corporation  Corporation
                                             ------------ ----------- -------------
Utility Plant, at original cost:
  Electric                                             0           0             0

    Less:  Accumulated provision for
            depreciation                               0           0             0
                                             ------------ ----------- -------------
                                                       0           0             0
  Construction work in progress                        0           0             7
                                             ------------ ----------- -------------
         Total net utility plant                       0           0             7
                                             ------------ ----------- -------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0           0             0
                                             ------------ ----------- -------------
Current Assets:
  Cash                                             1,003          94            29
  Receivables, net                                     0           0             0
  Receivables from affiliated companies                0           0             0
  Taxes receivable                                   889          26             0
  Investments held for sale                            0      15,984        17,407
                                             ------------ ----------- -------------
                                                   1,892      16,104        17,436
                                             ------------ ----------- -------------
Deferred Charges:
  Accumulated deferred income taxes                    0           0           552
  Other                                                0         (57)        4,335
                                             ------------ ----------- -------------
                                                       0         (57)        4,887
                                             ------------ ----------- -------------
    Total Assets                                   1,892      16,047        22,330
                                             ============ =========== =============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-32B





       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)



                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at original cost:
  Electric                                             0           52

    Less:  Accumulated provision for
            depreciation                               0           52
                                             ------------ ------------
                                                       0            0
  Construction work in progress                        0            7
                                             ------------ ------------
         Total net utility plant                       0            7
                                             ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      43,327            0
                                             ------------ ------------
Current Assets:
  Cash                                                 0        1,637
  Receivables, net                                     0           14
  Receivables from affiliated companies            1,227            0
  Taxes receivable                                     0        4,364
  Investments held for sale                            0       33,391
                                             ------------ ------------
                                                   1,227       39,406
                                             ------------ ------------
Deferred Charges:
  Accumulated deferred income taxes                    0        1,028
  Other                                                0        4,624
                                             ------------ ------------
                                                       0        5,652
                                             ------------ ------------
    Total Assets                                  44,554       45,065
                                             ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-32C






       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                                           COE
                                             Charter Oak  Charter Oak  Development
                                             Energy, Inc. (Paris) Inc. Corporation
                                             ------------ ------------ -----------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0            0           0
  Capital surplus, paid in                       102,344            0      19,173
  Retained earnings                              (58,129)           0     (16,076)
                                             ------------ ------------ -----------
    Total common stockholder's equity             44,215            0       3,097


                                             ------------ ------------ -----------
    Total capitalization                          44,215            0       3,097
                                             ------------ ------------ -----------

Current Liabilities:
  Accounts payable                                   300            0         (95)
  Accounts payable to affiliated
   companies                                         958            0         645
  Accrued taxes                                        0            0           0
  Other                                                3            0           0
                                             ------------ ------------ -----------
                                                   1,261            0         550
                                             ------------ ------------ -----------

Other Deferred Credits                               204            0          13
                                             ------------ ------------ -----------

   Total Capitalization and Liabilities          $45,680           $0      $3,660
                                             ============ ============ ===========


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                        COE
                                             COE (UK) (Gencoe)     COE
                                               Corp.    Corp.  Argentina I
                                               (b)      (b)       Corp.
                                             -------- -------- ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                     0        0            0
  Capital surplus, paid in                         0        0           10
  Retained earnings                                0        0            0
                                             -------- -------- ------------
    Total common stockholder's equity              0        0           10


                                             -------- -------- ------------
    Total capitalization                           0        0           10
                                             -------- -------- ------------

Current Liabilities:
  Accounts payable                                 0        0            0
  Accounts payable to affiliated
   companies                                       0        0            0
  Accrued taxes                                    0        0            0
  Other                                            0        0            0
                                             -------- -------- ------------
                                                   0        0            0
                                             -------- -------- ------------

Other Deferred Credits                             0        0            0
                                             -------- -------- ------------

   Total Capitalization and Liabilities           $0       $0          $10
                                             ======== ======== ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-34A





       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                 COE
                                             Argentina II COE Tejona  COE Ave Fenix
                                                Corp.     Corporation  Corporation
                                             ------------ ----------- -------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0           0             0
  Capital surplus, paid in                         3,434      15,512        54,490
  Retained earnings                               (1,536)        514       (32,195)
                                             ------------ ----------- -------------
    Total common stockholder's equity              1,898      16,026        22,295


                                             ------------ ----------- -------------
    Total capitalization                           1,898      16,026        22,295
                                             ------------ ----------- -------------

Current Liabilities:
  Accounts payable                                     0           0             0
  Accounts payable to affiliated
   companies                                          (6)         21            10
  Accrued taxes                                        0           0            25
  Other                                                0           0             0
                                             ------------ ----------- -------------
                                                      (6)         21            35
                                             ------------ ----------- -------------

Other Deferred Credits                                 0           0             0
                                             ------------ ----------- -------------

   Total Capitalization and Liabilities           $1,892     $16,047       $22,330
                                             ============ =========== =============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-34B




       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------

Capitalization:
 Common stockholder's equity:
  Common stock                                        (0)           0
  Capital surplus, paid in                        92,620      102,344
  Retained earnings                              (49,293)     (58,129)
                                             ------------ ------------
    Total common stockholder's equity             43,327       44,215


                                             ------------ ------------
    Total capitalization                          43,327       44,215
                                             ------------ ------------

Current Liabilities:
  Accounts payable                                     0          205
  Accounts payable to affiliated
   companies                                       1,227          400
  Accrued taxes                                        0           25
  Other                                                0            3
                                             ------------ ------------
                                                   1,227          633
                                             ------------ ------------

Other Deferred Credits                                 0          217
                                             ------------ ------------

   Total Capitalization and Liabilities          $44,554      $45,065
                                             ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
      October 21, 1997.

      F-34C













         (This page intentionally left blank)

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)

                                                         Charter Oak     COE
                                            Charter Oak  (Paris) Inc. Development
                                            Energy, Inc.     (b)      Corporation
                                            ------------ ------------ -----------
Operating Revenues                                    0            0           0
                                            ------------ ------------ -----------
Operating Expenses:
  Operation                                       1,892            0       3,173
  Maintenance                                         2            0           0
  Depreciation                                        0            0           2
  Federal and state income taxes                 (1,828)         162        (414)
  Taxes other than income taxes                      70            0          20
                                            ------------ ------------ -----------
       Total operating expenses                     136          162       2,781
                                            ------------ ------------ -----------
Operating Income (Loss)                            (136)        (162)     (2,781)
                                            ------------ ------------ -----------
Other Income:
  Loss on sale of investments                    (3,344)           0           0
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                      0            0           0
  Other, Net                                    (36,504)         843           0
                                            ------------ ------------ -----------
       Other income (loss), net                 (39,848)         843           0
                                            ------------ ------------ -----------
      Income (loss) before
        interest charges                        (39,984)         681      (2,781)
                                            ------------ ------------ -----------
Interest Charges                                     19            6           0
                                            ------------ ------------ -----------


Net Income (Loss)                               (40,003)         675      (2,781)
                                            ============ ============ ===========


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
     October 21, 1997.

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)
                                               Corp.       Corp.    COE Argentina I
                                                (b)         (b)          Corp.
                                            ----------- ----------- ---------------
Operating Revenues                                   0           0               0
                                            ----------- ----------- ---------------
Operating Expenses:
  Operation                                         19           0               0
  Maintenance                                        0           0               0
  Depreciation                                     894           0               0
  Federal and state income taxes                   (83)          0               0
  Taxes other than income taxes                      0           0               0
                                            ----------- ----------- ---------------
       Total operating expenses                    830           0               0
                                            ----------- ----------- ---------------
Operating Income (Loss)                           (830)          0               0
                                            ----------- ----------- ---------------
Other Income:
  Loss on sale of investments                        0           0               0
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                     0           0               0
  Other, Net                                       300         (94)              0
                                            ----------- ----------- ---------------
       Other income (loss), net                    300         (94)              0
                                            ----------- ----------- ---------------
      Income (loss) before
        interest charges                          (530)        (94)              0
                                            ----------- ----------- ---------------
Interest Charges                                     0          39               0
                                            ----------- ----------- ---------------


Net Income (Loss)                                 (530)       (133)              0
                                            =========== =========== ===============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
     October 21, 1997.

      F-36A






          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                            COE Argentina II COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation  Corporation
                                            ---------------- ----------- -------------
Operating Revenues                                        0           0             0
                                            ---------------- ----------- -------------
Operating Expenses:
  Operation                                           2,999          91            22
  Maintenance                                             0           0             0
  Depreciation                                            0           0             0
  Federal and state income taxes                       (882)        (52)         (581)
  Taxes other than income taxes                          61          38            58
                                            ---------------- ----------- -------------
       Total operating expenses                       2,178          77          (501)
                                            ---------------- ----------- -------------
Operating Income (Loss)                              (2,178)        (77)          501
                                            ---------------- ----------- -------------
Other Income:
  Loss on sale of investments                             0           0             0
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                          0           0       (25,000)
  Other, Net                                           (158)        592        (7,696)
                                            ---------------- ----------- -------------
       Other income (loss), net                        (158)        592       (32,696)
                                            ---------------- ----------- -------------
      Income (loss) before
        interest charges                             (2,336)        515       (32,195)
                                            ---------------- ----------- -------------
Interest Charges                                          0           0             0
                                            ---------------- ----------- -------------


Net Income (Loss)                                    (2,336)        515       (32,195)
                                            ================ =========== =============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
     October 21, 1997.

      F-36B






          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)



                                            Eliminations Consolidated
                                            ------------ ------------
Operating Revenues                                    0            0
                                            ------------ ------------
Operating Expenses:
  Operation                                           0        8,197
  Maintenance                                         0            2
  Depreciation                                        0          896
  Federal and state income taxes                      0       (3,678)
  Taxes other than income taxes                       0          247
                                            ------------ ------------
       Total operating expenses                       0        5,664
                                            ------------ ------------
Operating Income (Loss)                               0       (5,664)
                                            ------------ ------------
Other Income:
  Loss on sale of investments                         0       (3,344)
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                             (25,000)
  Other, Net                                    (36,747)      (5,970)
                                            ------------ ------------
       Other income (loss), net                 (36,747)     (34,314)
                                            ------------ ------------
      Income (loss) before
        interest charges                        (36,747)     (39,978)
                                            ------------ ------------
Interest Charges                                     38           25
                                            ------------ ------------


Net Income (Loss)                               (36,785)     (40,003)
                                            ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiaries were sold on
     October 21, 1997.

      F-36C













         (This page intentionally left blank)

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                                         Charter Oak     COE
                                            Charter Oak  (Paris) Inc. Development
                                            Energy, Inc.     (b)      Corporation
                                            ------------ ------------ -----------
Balance at beginning of period                  (18,126)         613     (13,295)
Addition:  Net income (loss)                    (40,003)         675      (2,781)
                                            ------------ ------------ -----------
                                                (58,129)       1,288     (16,076)

Deductions:
  Common stock dividend declared:
   $3,000 per share                                   0          300           0
  Close out of retained earnings due
   to sale of subsidiaries                            0          988           0
                                            ------------ ------------ -----------

Balance at end of period                        (58,129)           0     (16,076)
                                            ============ ============ ===========



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                                         Charter Oak     COE
                                            Charter Oak  (Paris) Inc. Development
                                            Energy, Inc.     (b)      Corporation
                                            ------------ ------------ -----------
Balance at beginning of period                   87,651        1,899      21,480

Capital contributions from
  Northeast Utilities                            33,300            0           0
  Charter Oak Energy, Inc.                            0            0      (2,307)

Dividend declared on common shares:
  $177,500.00 per share                         (17,750)           0           0
  $154,000.00 per share                               0            0           0
  $17,500.00 per share                                0            0           0

Currency translation adjustment                    (857)           0           0

Close out of capital surplus, paid in
 due to sale of subsidiaries                          0       (1,899)          0
                                            ------------ ------------ -----------

Balance at end of period                        102,344            0      19,173
                                            ============ ============ ===========

Note: Individual companies may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiaries were sold on
          October 21, 1997.

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)
                                               Corp.       Corp.    COE Argentina I
                                                (b)         (b)          Corp.
                                            ----------- ----------- ---------------
Balance at beginning of period                    (863)       (326)              0
Addition:  Net income (loss)                      (530)       (133)              0
                                            ----------- ----------- ---------------
                                                (1,393)       (459)              0

Deductions:
  Common stock dividend declared:
   $3,000 per share                                  0           0               0
  Close out of retained earnings due
   to sale of subsidiaries                      (1,393)       (459)              0
                                            ----------- ----------- ---------------

Balance at end of period                            (0)         (0)              0
                                            =========== =========== ===============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)
                                               Corp.       Corp.    COE Argentina I
                                                (b)         (b)          Corp.
                                            ----------- ----------- ---------------
Balance at beginning of period                   5,262         271              10

Capital contributions from
  Northeast Utilities                                0           0               0
  Charter Oak Energy, Inc.                          10           0               0

Dividend declared on common shares:
  $177,500.00 per share                              0           0               0
  $154,000.00 per share                              0           0               0
  $17,500.00 per share                               0           0               0

Currency translation adjustment                   (495)       (100)              0

Close out of capital surplus, paid in
 due to sale of subsidiaries                    (4,777)       (171)              0
                                            ----------- ----------- ---------------

Balance at end of period                             0           0              10
                                            =========== =========== ===============

Note: Individual companies may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiaries were sold on
          October 21, 1997.

      F-38A




          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                            COE Argentina II  COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation   Corporation
                                            ---------------- ------------ -------------
Balance at beginning of period                          800           (1)            0
Addition:  Net income (loss)                         (2,336)         515       (32,195)
                                            ---------------- ------------ -------------
                                                     (1,536)         514       (32,195)

Deductions:
  Common stock dividend declared:
   $3,000 per share                                       0            0             0
  Close out of retained earnings due
   to sale of subsidiaries                                0            0             0
                                            ---------------- ------------ -------------

Balance at end of period                             (1,536)         514       (32,195)
                                            ================ ============ =============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)

                                            COE Argentina II  COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation   Corporation
                                            ---------------- ------------ -------------
Balance at beginning of period                       18,834       17,115        18,385

Capital contributions from
  Northeast Utilities                                     0            0             0
  Charter Oak Energy, Inc.                                0          147        36,105

Dividend declared on common shares:
  $177,500.00 per share                                   0            0             0
  $154,000.00 per share                             (15,400)           0             0
  $17,500.00 per share                                    0       (1,750)            0

Currency translation adjustment                           0            0             0

Close out of capital surplus, paid in
 due to sale of subsidiaries                              0            0             0
                                            ---------------- ------------ -------------

Balance at end of period                              3,434       15,512        54,490
                                            ================ ============ =============

Note: Individual companies may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiaries were sold on
          October 21, 1997.

      F-38B




          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ ------------
Balance at beginning of period                  (13,073)     (18,126)
Addition:  Net income (loss)                    (36,785)     (40,003)
                                            ------------ ------------
                                                (49,858)     (58,129)

Deductions:
  Common stock dividend declared:
   $3,000 per share                                 300            0
  Close out of retained earnings due
   to sale of subsidiaries                         (865)           0
                                            ------------ ------------

Balance at end of period                        (49,293)     (58,129)
                                            ============ ============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1997
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ ------------
Balance at beginning of period                   83,258       87,651

Capital contributions from
  Northeast Utilities                                 0       33,300
  Charter Oak Energy, Inc.                       33,955            0

Dividend declared on common shares:
  $177,500.00 per share                               0      (17,750)
  $154,000.00 per share                         (15,400)           0
  $17,500.00 per share                           (1,750)           0

Currency translation adjustment                    (594)        (857)

Close out of capital surplus, paid in
 due to sale of subsidiaries                     (6,849)           0
                                            ------------ ------------

Balance at end of period                         92,620      102,344
                                            ============ ============

Note: Individual companies may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiaries were sold on
          October 21, 1997.

      F-38C













         (This page intentionally left blank)

       CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                                                                 Charter Oak
                                                    Charter Oak    Charter Oak   Development
                                                    Energy, Inc.   (Paris) Inc.  Corporation
                                                   ------------- -------------- ------------
Operating Activities:
  Net (loss)/income                                $    (40,003) $         675  $    (2,780)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0              0            2
    Deferred income taxes                                   (85)             0            0
    Other sources of cash                                   434             23        5,317
    Other uses of cash                                      (58)          (988)        (229)
    Changes in working capital:
      Accounts receivable                                  (579)             0         (805)
      Accounts payable                                     (284)             0          229
      Accrued taxes                                        (465)          (275)           0
      Other working capital (excludes cash)                 (20)             0         (270)
                                                   ------------- -------------- ------------
Net cash flows used for operating activities            (41,060)          (565)       1,464
                                                   ------------- -------------- ------------

Financing Activities:
  Other paid in capital                                  14,693         (1,899)      (2,308)
  Cash dividends on common stock                              0           (300)           0
                                                   ------------- -------------- ------------
Net cash flows from/(used for) financing activities      14,693         (2,199)      (2,308)
                                                   ------------- -------------- ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          3              0          (66)
    Other investments                                    26,789          2,236            0
                                                   ------------- -------------- ------------
Net cash flows (used for)/from investments               26,792          2,236          (66)
                                                   ------------- -------------- ------------
Net increase/(decrease) in cash for the period              425           (528)        (910)
Cash - beginning of period                                   76            528          910
                                                   ------------- -------------- ------------
Cash - end of period                               $        501  $           0  $         0
                                                   ============= ============== ============

Supplemental Cash Flow Information
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized             $          0  $           0  $         0
                                                   ============= ============== ============
  Income taxes                                     $        (76) $           1  $       590
                                                   ============= ============== ============


Note:  Individual columns may not add to
  Consolidated due to rounding.
The accompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.






       CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                                       COE          COE          COE
                                                       (UK)       (Gencoe)    Argentina I
                                                       Corp.        Corp.        Corp.
                                                   ------------ ------------ -------------
Operating Activities:
  Net (loss)/income                                $      (530) $      (133) $          0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                           894            0             0
    Deferred income taxes                                    0            0             0
    Other sources of cash                                2,033          460             0
    Other uses of cash                                    (898)        (757)            0
    Changes in working capital:
      Accounts receivable                                   84            0             0
      Accounts payable                                    (534)        (151)            0
      Accrued taxes                                       (488)          (1)            0
      Other working capital (excludes cash)                  0            0             0
                                                   ------------ ------------ -------------
Net cash flows used for operating activities               561         (582)            0
                                                   ------------ ------------ -------------

Financing Activities:
  Other paid in capital                                 (5,263)        (272)            0
  Cash dividends on common stock                             0            0             0
                                                   ------------ ------------ -------------
Net cash flows from/(used for) financing activities     (5,263)        (272)            0
                                                   ------------ ------------ -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                         0            0             0
    Other investments                                    4,397          854             0
                                                   ------------ ------------ -------------
Net cash flows (used for)/from investments               4,397          854             0
                                                   ------------ ------------ -------------
Net increase/(decrease) in cash for the period            (305)           0             0
Cash - beginning of period                                 305            0            10
                                                   ------------ ------------ -------------
Cash - end of period                               $         0  $         0  $         10
                                                   ============ ============ =============

Supplemental Cash Flow Information
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized             $         0  $        39  $          0
                                                   ============ ============ =============
  Income taxes                                     $       148  $         0  $          0
                                                   ============ ============ =============


Note:  Individual columns may not add to
  Consolidated due to rounding.
The accompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.




       CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                                       COE
                                                    Argentina II     COE           COE
                                                       Corp.        Tejona        Fenix
                                                   ------------- ------------- ------------
Operating Activities:
  Net (loss)/income                                $     (2,336) $        515  $   (32,195)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0             0            0
    Deferred income taxes                                     0             0         (552)
    Other sources of cash                                   370         3,178            0
    Other uses of cash                                        0             0       (4,342)
    Changes in working capital:
      Accounts receivable                                  (816)          (26)           0
      Accounts payable                                       (6)           21           10
      Accrued taxes                                           0             0           25
      Other working capital (excludes cash)                   0             0            0
                                                   ------------- ------------- ------------
Net cash flows used for operating activities             (2,788)        3,688      (37,054)
                                                   ------------- ------------- ------------

Financing Activities:
  Other paid in capital                                 (15,400)       (1,603)      36,105
  Cash dividends on common stock                              0             0            0
                                                   ------------- ------------- ------------
Net cash flows from/(used for) financing activities     (15,400)       (1,603)      36,105
                                                   ------------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          0             0            0
    Other investments                                    18,204        (1,999)         959
                                                   ------------- ------------- ------------
Net cash flows (used for)/from investments               18,204        (1,999)         959
                                                   ------------- ------------- ------------
Net increase/(decrease) in cash for the period               16            86           10
Cash - beginning of period                                  987             8           19
                                                   ------------- ------------- ------------
Cash - end of period                               $      1,003  $         94  $        29
                                                   ============= ============= ============

Supplemental Cash Flow Information
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized             $          0  $          0  $         0
                                                   ============= ============= ============
  Income taxes                                     $         (6) $          0  $         0
                                                   ============= ============= ============


Note:  Individual columns may not add to
  Consolidated due to rounding.
The accompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.





       CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)



                                                    Eliminations  Consolidated
                                                   ------------- -------------
Operating Activities:
  Net (loss)/income                                $    (36,784) $    (40,003)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0           896
    Deferred income taxes                                     0          (637)
    Other sources of cash                                 6,195         5,622
    Other uses of cash                                   (6,114)       (1,158)
    Changes in working capital:
      Accounts receivable                                   630        (2,772)
      Accounts payable                                     (630)          (88)
      Accrued taxes                                           0        (1,203)
      Other working capital (excludes cash)                   0          (290)
                                                   ------------- -------------
Net cash flows used for operating activities            (36,703)      (39,633)
                                                   ------------- -------------

Financing Activities:
  Other paid in capital                                   9,360        14,693
  Cash dividends on common stock                           (300)            0
                                                   ------------- -------------
Net cash flows from/(used for) financing activities       9,060        14,693
                                                   ------------- -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          0           (63)
    Other investments                                    27,643        23,797
                                                   ------------- -------------
Net cash flows (used for)/from investments               27,643        23,734
                                                   ------------- -------------
Net increase/(decrease) in cash for the period                0        (1,206)
Cash - beginning of period                                    0         2,843
                                                   ------------- -------------
Cash - end of period                               $          0  $      1,637
                                                   ============= =============

Supplemental Cash Flow Information
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized             $         39  $          0
                                                   ============= =============
  Income taxes                                     $          0  $        657
                                                   ============= =============


Note:  Individual columns may not add to
  Consolidated due to rounding.
The accompanying notes are an integral part of
  these financial statements.
(a) Not covered by auditors' report.







         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Utility Plant, at original cost:
  Other                                            4,085             5              49

    Less:  Accumulated provision for
            depreciation                           2,549             3              11
                                             ------------ ------------- ---------------
                                                   1,536             2              38
  Construction work in progress                        0             0               0
                                             ------------ ------------- ---------------
       Total net utility plant                     1,536             2              38
                                             ------------ ------------- ---------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                          46             0               0
                                             ------------ ------------- ---------------
Current Assets:
  Cash                                               442             5              14
  Receivables, net                                 3,175             0              14
  Receivables from affiliated companies              618             0               0
  Materials and supplies, at
   average cost                                       26             0               0
  Prepayments and other                              121             0               4
                                             ------------ ------------- ---------------
                                                   4,382             5              32
                                             ------------ ------------- ---------------
Deferred Charges:
  Other                                            1,922             0             252
                                             ------------ ------------- ---------------
    Total Assets                                   7,886             7             322
                                             ============ ============= ===============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1997
           (Thousands of Dollars)

                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Other                                                9            0        4,148

    Less:  Accumulated provision for
            depreciation                               6            0        2,569
                                             ------------ ------------ ------------
                                                       3            0        1,579
  Construction work in progress                        0            0            0
                                             ------------ ------------ ------------
       Total net utility plant                         3            0        1,579
                                             ------------ ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0           46            0
                                             ------------ ------------ ------------
Current Assets:
  Cash                                                50            0          511
  Receivables, net                                     1            0        3,190
  Receivables from affiliated companies                0            0          618
  Materials and supplies, at
   average cost                                        0            0           26
  Prepayments and other                                0            0          124
                                             ------------ ------------ ------------
                                                      51            0        4,469
                                             ------------ ------------ ------------
Deferred Charges:
  Other                                                0            0        2,175
                                             ------------ ------------ ------------
    Total Assets                                      54           46        8,223
                                             ============ ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-42A






          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0             0             250
  Capital surplus, paid in                         3,999            10               0
  Retained earnings                                  113            (4)           (224)
                                             ------------ ------------- ---------------
    Total common stockholder's equity              4,112             6              26

  Long-term debt                                       0             0             250
                                             ------------ ------------- ---------------
    Total capitalization                           4,112             6             276
                                             ------------ ------------- ---------------

Current Liabilities:
  Notes payable to affiliated company                557             1              12
  Accounts payable                                 1,975             0              21
  Accounts payable to affiliated
   companies                                          27             0               0
  Accrued taxes                                      382             0               0
  Other                                              525             0              13
                                             ------------ ------------- ---------------
                                                   3,466             1              46
                                             ------------ ------------- ---------------
Deferred Credits:
  Accumulated deferred income taxes                  308             0               0
                                             ------------ ------------- ---------------
   Total Capitalization and Liabilities            7,886             7             322
                                             ============ ============= ===============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1997
           (Thousands of Dollars)

                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0          250            0
  Capital surplus, paid in                             7           17        3,999
  Retained earnings                                    7         (221)         113
                                             ------------ ------------ ------------
    Total common stockholder's equity                 14           46        4,112

  Long-term debt                                       0            0          250
                                             ------------ ------------ ------------
    Total capitalization                              14           46        4,362
                                             ------------ ------------ ------------

Current Liabilities:
  Notes payable to affiliated company                 30            0          600
  Accounts payable                                     0            0        1,996
  Accounts payable to affiliated
   companies                                           0            0           27
  Accrued taxes                                        0            0          382
  Other                                               10            0          548
                                             ------------ ------------ ------------
                                                      40            0        3,553
                                             ------------ ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                    0            0          308
                                             ------------ ------------ ------------
   Total Capitalization and Liabilities               54           46        8,223
                                             ============ ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-43A






         HEC INC. AND SUBSIDIARIES

 Consolidating Statement of Income (a)<F1>
        Year Ended December 31, 1997
           (Thousands of Dollars)

                                                              HEC         Southwest
                                                         International   HEC Energy
                                              HEC Inc.   Corporation   Services L.L.C.
                                            ------------ ------------- ---------------
Operating Revenues                               36,449             0           1,377
                                            ------------ ------------- ---------------
Operating Expenses:
  Operation                                      35,256             0           1,362
  Maintenance                                        37             0               2
  Depreciation                                      430             1               7
  Federal and state income taxes                    200             0               0
  Taxes other than income taxes                     307             0              20
                                            ------------ ------------- ---------------
       Total operating expenses                  36,230             1           1,391
                                            ------------ ------------- ---------------
Operating Income (Loss)                             219            (1)            (14)
                                            ------------ ------------- ---------------
Other Income (Loss)                                 107             0               4
                                            ------------ ------------- ---------------
      Income (loss) before interest charges         326            (1)            (10)
                                            ------------ ------------- ---------------
Interest Charges                                     17             0              18
                                            ------------ ------------- ---------------

Net Income (Loss)                                   309            (1)            (28)
                                            ============ ============= ===============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

<F1>(a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

 Consolidating Statement of Income (a)<F1>
        Year Ended December 31, 1997
           (Thousands of Dollars)

                                             HEC Energy
                                             Consulting
                                            Canada, Inc. Eliminations Consolidated
                                            ------------ ------------ ------------
Operating Revenues                                   23           58       37,792
                                            ------------ ------------ ------------
Operating Expenses:
  Operation                                          31           58       36,590
  Maintenance                                         0            0           40
  Depreciation                                        2            0          440
  Federal and state income taxes                      0            0          200
  Taxes other than income taxes                       0            0          327
                                            ------------ ------------ ------------
       Total operating expenses                      33           58       37,597
                                            ------------ ------------ ------------
Operating Income (Loss)                             (10)           0          195
                                            ------------ ------------ ------------
Other Income (Loss)                                   0          (38)         149
                                            ------------ ------------ ------------
      Income (loss) before interest charges         (10)         (38)         344
                                            ------------ ------------ ------------
Interest Charges                                      0            0           35
                                            ------------ ------------ ------------

Net Income (Loss)                                   (10)         (38)         309
                                            ============ ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

<F1>(a)  Not covered by auditors' report.

      F-44A





         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                      (196)           (3)           (196)

Addition:  Net income (loss)                         309            (1)            (28)
                                             ------------ ------------- ---------------


Balance at end of period                             113            (4)           (224)
                                             ============ ============= ===============




         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                     4,000            10               0

Currency translation adjustment                       (1)            0               0
                                             ------------ ------------- ---------------
Balance at end of period                           3,999            10               0
                                             ============ ============= ===============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

   (a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                        17         (183)        (196)

Addition:  Net income (loss)                         (10)         (38)         309
                                             ------------ ------------ ------------


Balance at end of period                               7         (221)         113
                                             ============ ============ ============




         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1997
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                         7           17        4,000

Currency translation adjustment                        0            0           (1)
                                             ------------ ------------ ------------
Balance at end of period                               7           17        3,999
                                             ============ ============ ============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

   (a)  Not covered by auditors' report.

      F-45A




                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)

                                                                            HEC       Southwest
                                                                       International  HEC Energy
                                                             HEC Inc.   Corporation  Services LLC
                                                           ----------- ------------- ------------
Operating Activities:
  Net income/(loss)                                        $      309  $         (1) $       (28)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  430             1            7
    Deferred income taxes and investment tax credits, net          11             0            0
    Other sources of cash                                         408             0          226
    Other uses of cash                                           (121)            0          (26)
    Changes in working capital:
      Receivables and accrued utility revenues                  1,492             0           44
      Fuel, materials, and supplies                                37             0            0
      Accounts payable                                         (2,517)           (1)        (368)
      Accrued taxes                                               310             0            0
      Other working capital (excludes cash)                      (783)            0           (3)
                                                           ----------- ------------- ------------
Net cash flows from/(used for) operating activities              (424)           (1)        (148)
                                                           ----------- ------------- ------------


Financing Activities:
  Net increase in short-term debt                                  82             1           12
                                                           ----------- ------------- ------------
Net cash flows (used for) from financing activities                82             1           12
                                                           ----------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                       (157)            0            0
                                                           ----------- ------------- ------------
  Net cash flows used for investments in plant                   (157)            0            0
  Investment in subsidiaries                                       39             0            0
                                                           ----------- ------------- ------------
Net cash flows used for investments                              (118)            0            0
                                                           ----------- ------------- ------------
Net (decrease)/increase in cash for the period                   (460)            0         (136)
Cash - beginning of period                                        902             5          150
                                                           ----------- ------------- ------------
Cash - end of period                                       $      442  $          5  $        14
                                                           =========== ============= ============


Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $       17  $          0  $         0
                                                           =========== ============= ============
  Income taxes                                             $      (15) $          0  $         0
                                                           =========== ============= ============
Note:  Individual columns may not add to Consolidated
  due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.





                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)

                                                            HEC Energy
                                                            Consulting
                                                           Canada, Inc. Eliminations Consolidated
                                                           ------------ ------------ ------------
Operating Activities:
  Net income/(loss)                                        $       (10) $       (38) $       309
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     2            0          440
    Deferred income taxes and investment tax credits, net            0            0           11
    Other sources of cash                                            0            0          634
    Other uses of cash                                             (17)           0         (164)
    Changes in working capital:
      Receivables and accrued utility revenues                      70           88        1,518
      Fuel, materials, and supplies                                  0            0           37
      Accounts payable                                               0          (89)      (2,799)
      Accrued taxes                                                  0            0          310
      Other working capital (excludes cash)                        (28)           0         (812)
                                                           ------------ ------------ ------------
Net cash flows from/(used for) operating activities                 17          (39)        (516)
                                                           ------------ ------------ ------------


Financing Activities:
  Net increase in short-term debt                                   30            0          125
                                                           ------------ ------------ ------------
Net cash flows (used for) from financing activities                 30            0          125
                                                           ------------ ------------ ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                           0            0         (157)
                                                           ------------ ------------ ------------
  Net cash flows used for investments in plant                       0            0         (157)
  Investment in subsidiaries                                         0           39            0
                                                           ------------ ------------ ------------
Net cash flows used for investments                                  0           39         (157)
                                                           ------------ ------------ ------------
Net (decrease)/increase in cash for the period                      47            0         (548)
Cash - beginning of period                                           3            0        1,059
                                                           ------------ ------------ ------------
Cash - end of period                                       $        50  $         0  $       511
                                                           ============ ============ ============


Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $         0  $         0  $        17
                                                           ============ ============ ============
  Income taxes                                             $         0  $         0  $       (15)
                                                           ============ ============ ============
Note:  Individual columns may not add to Consolidated
  due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.





 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
                 Assets
           December 31, 1997
         (Thousands of Dollars)

                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                 1,284,288           0            0    1,284,288
    Less:  Accumulated provision for
            depreciation                     559,119           0            0      559,119
                                        ------------- ----------- ------------ ------------
                                             725,169           0            0      725,169
  Unamortized acquisition costs                    0           0            0            0
  Construction work in progress               19,038           0            0       19,038
  Nuclear fuel, net                           30,907           0            0       30,907
                                        ------------- ----------- ------------ ------------
         Total net utility plant             775,114           0            0      775,114
                                        ------------- ----------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                 102,708           0            0      102,708
  Investments in regional nuclear
   generating companies, at equity            15,741           0            0       15,741
  Investments in subsidiary companies,
   at equity                                    (585)          0         (585)           0
  Other, at cost                               4,900           0            0        4,900
                                        ------------- ----------- ------------ ------------
                                             122,764           0         (585)     123,349
                                        ------------- ----------- ------------ ------------
Current Assets:
  Cash and special deposits                       51          53            0          105
  Investments in securitizable assets         26,203      45,280       46,203       25,280
  Receivables, net                             2,739           0            0        2,739
  Accounts receivable from affiliated
   companies                                   4,113           0          179        3,933
  Taxes receivable                            10,304         464            0       10,768
  Fuel, materials, and supplies,
   at average cost                             5,860           0            0        5,860
  Prepayments and other                       14,945           0            0       14,945
                                        ------------- ----------- ------------ ------------
                                              64,215      45,797       46,382       63,630
                                        ------------- ----------- ------------ ------------
Deferred Charges:
  Regulatory assets                          211,377           0            0      211,377
  Unamortized debt expense                     2,695           0            0        2,695
  Other                                        2,963           0            0        2,963
                                        ------------- ----------- ------------ ------------
                                             217,035           0            0      217,035
                                        ------------- ----------- ------------ ------------
       Total Assets                        1,179,128      45,797       45,797    1,179,128
                                        ============= =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.




 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
     Capitalization and Liabilities
           December 31, 1997
         (Thousands of Dollars)

                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                               26,812           0            0       26,812
   Capital surplus, paid in                  151,171      13,666       13,666      151,171
   Retained earnings                          50,225        (645)        (645)      50,225
                                        ------------- ----------- ------------ ------------
    Total common stockholder's equity        228,208      13,021       13,021      228,208
  Preferred stock not subject to mandatory
    redemption                                20,000           0            0       20,000
  Preferred stock subject to mandatory
   redemption                                 19,500           0            0       19,500
  Long-term debt                             386,849           0            0      386,849
                                        ------------- ----------- ------------ ------------
    Total capitalization                     654,557      13,021       13,021      654,557
                                        ------------- ----------- ------------ ------------

Obligations Under Capital Leases                 217           0            0          217
                                        ------------- ----------- ------------ ------------
Current Liabilities:
  Notes payable to banks                      15,000      20,000       20,000       15,000
  Notes payable to affiliated companies       14,350           0            0       14,350
  Long-term debt and preferred stock--
   current portion                            11,300           0            0       11,300
  Obligations under capital leases--
   current portion                            32,670           0            0       32,670
  Accounts payable                            30,571           0            0       30,571
  Accounts payable to affiliated
   companies                                  21,209      12,776       12,776       21,209
  Accrued taxes                                  522           0            0          522
  Accrued interest                             3,318           0            0        3,318
  Nuclear compliance                          13,800           0            0       13,800
  Other                                        2,446           0            0        2,446
                                        ------------- ----------- ------------ ------------
                                             145,186      32,776       32,776      145,186
                                        ------------- ----------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes          241,036           0            0      241,036
  Accumulated deferred investment
   tax credits                                23,364           0            0       23,364
  Deferred contractual obligations            93,628           0            0       93,628
  Other                                       21,140           0            0       21,140
                                        ------------- ----------- ------------ ------------
                                             379,168           0            0      379,168
                                        ------------- ----------- ------------ ------------

    Total Capitalization and Liabilities   1,179,128      45,797       45,797    1,179,128
                                        ============= =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY

 Consolidating Statement of Income (a)
      Year Ended December 31, 1997
         (Thousands of Dollars)

                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Operating Revenues                           426,447           0            0      426,447
                                        ------------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange
     power                                   140,976           0            0      140,976
    Other                                    155,393         186          179      155,399
  Maintenance                                 81,466           0            0       81,466
  Depreciation                                39,753           0            0       39,753
  Amortization of regulatory assets, net       6,428           0            0        6,428
  Federal and state income taxes             (15,462)       (464)           0      (15,926)
  Taxes other than income taxes               19,316           0            0       19,316
                                        ------------- ----------- ------------ ------------
       Total operating expenses              427,870        (278)         179      427,412
                                        ------------- ----------- ------------ ------------
Operating Income (Loss)                       (1,423)        278         (179)        (965)
                                        ------------- ----------- ------------ ------------

Other Income:
  Deferred nuclear plants return--
   other funds                                    (2)          0            0           (2)
  Equity in earnings of regional nuclear
   generating companies                        1,524           0            0        1,524
  Other, net                                    (646)          0          457       (1,104)
  Income taxes--credit                         1,026           0            0        1,026
                                        ------------- ----------- ------------ ------------
      Other income, net                        1,902           0          457        1,444
                                        ------------- ----------- ------------ ------------
      Income before interest charges             479         278          278          479
                                        ------------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                  26,046           0            0       26,046
  Other interest                               3,176         923          923        3,176
  Deferred nuclear plants return--
   borrowed funds                                (67)          0            0          (67)
                                        ------------- ----------- ------------ ------------
      Interest charges, net                   29,155         923          923       29,155
                                        ------------- ----------- ------------ ------------

  Net Loss                                   (28,676)       (645)        (645)     (28,676)
                                        ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Retained Earnings (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period               97,045           0            0       97,045
Addition:  Net loss                         (28,676)       (645)        (645)     (28,676)
                                       ------------- ----------- ------------ ------------
                                             68,369        (645)        (645)      68,369

Deductions:
  Dividends declared:

   Preferred Stock                            3,140           0            0        3,140

   Common stock $13.99 per share             15,004           0            0       15,004
                                       ------------- ----------- ------------ ------------
        Total deductions                     18,144           0            0       18,144
                                       ------------- ----------- ------------ ------------

Balance at end of period                     50,225        (645)        (645)      50,225
                                       ============= =========== ============ ============



     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
          Year Ended December 31, 1997
             (Thousands of Dollars)

                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period              150,911           0            0      150,911

Premium on capital stock                          0          60           60            0

Capital contribution from Western
 Massachusetts Electric Company                   0      13,606       13,606            0

Capital stock expenses, net                     260           0            0          260
                                       ------------- ----------- ------------ ------------
Balance at end of period                    151,171      13,666       13,666      151,171
                                       ============= =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.



    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)

                                                                       Western
                                                                    Massachusetts     WMECO
                                                                       Electric    Receivables
                                                                       Company     Corporation
                                                                  --------------- ------------
Operating Activities:
  Net (loss)                                                      $      (28,676) $      (645)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                          39,753            0
    Deferred income taxes and investment tax credits, net                 (2,040)           0
    Recoverable energy costs, net of amortization                         (8,184)           0
    Amortization of nuclear refueling outage, net of deferrals             8,819            0
    Other sources of cash                                                 27,804       13,666
    Other uses of cash                                                   (21,213)           0
    Changes in working capital:
      Receivables and accrued utility revenues                            29,235            0
      Fuel, materials, and supplies                                         (543)           0
      Accounts payable                                                     4,826       12,776
      Accrued taxes                                                       (2,137)           0
      Sale of receivables and accrued utility revenues                    20,000            0
      Investment in securitizable assets                                 (26,203)     (45,280)
      Nuclear compliance, net                                              2,000            0
      Other working capital (excludes cash)                              (16,418)        (464)
                                                                  ---------------  -----------
Net cash flows from/(used for) operating activities                       27,023      (19,947)
                                                                  ---------------  -----------

Financing Activities:
  Issuance of long-term debt                                              60,000            0
  Net increase in short-term debt                                        (18,050)      20,000
  Reacquisitions and retirements of long-term debt                       (14,700)           0
  Cash dividends on preferred stock                                       (3,140)           0
  Cash dividends on common stock                                         (15,004)           0
                                                                  ---------------  -----------
Net cash flows from financing activities                                   9,106       20,000
                                                                  ---------------  -----------

Investment Activities:
  Investment in plant:
    Electric utility plant                                               (26,249)           0
    Nuclear fuel                                                              (8)           0
                                                                  ---------------  -----------
  Net cash flows used for investments in plant                           (26,257)           0
  Investment in nuclear decommissioning trusts                            (9,645)           0
  Other investment activities, net                                          (242)           0
                                                                  ---------------  -----------
Net cash flows (used for)/from investments                               (36,144)           0
                                                                  ---------------  -----------
Net (decrease)/increase in cash for the period                               (15)          53
Cash - beginning of period                                                    67            0
                                                                  ---------------  -----------
Cash - end of period                                              $           52           53
                                                                  ===============  ===========

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $       28,711          923
                                                                  ===============  ===========
  Income taxes                                                    $       (1,121)           0
                                                                  ===============  ===========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          660            0
                                                                  ===============  ===========


Note:  Individual columns may not add to Consolidated
  due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.







    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1997
                 (Thousands of Dollars)



                                                                   Eliminations  Consolidated
                                                                  ------------- -------------
Operating Activities:
  Net (loss)                                                      $       (645) $    (28,676)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                             0        39,753
    Deferred income taxes and investment tax credits, net                    0        (2,040)
    Recoverable energy costs, net of amortization                            0        (8,184)
    Amortization of nuclear refueling outage, net of deferrals               0         8,819
    Other sources of cash                                               13,666        27,804
    Other uses of cash                                                       2       (21,215)
    Changes in working capital:
      Receivables and accrued utility revenues                            (180)       29,415
      Fuel, materials, and supplies                                          0          (543)
      Accounts payable                                                  12,776         4,826
      Accrued taxes                                                          0        (2,137)
      Sale of receivables and accrued utility revenues                       0        20,000
      Investment in securitizable assets                               (46,203)      (25,280)
      Nuclear compliance, net                                                0         2,000
      Other working capital (excludes cash)                                  0       (16,882)
                                                                  ------------- -------------
Net cash flows from/(used for) operating activities                    (20,584)       27,660
                                                                  ------------- -------------

Financing Activities:
  Issuance of long-term debt                                                 0        60,000
  Net increase in short-term debt                                       20,000       (18,050)
  Reacquisitions and retirements of long-term debt                           0       (14,700)
  Cash dividends on preferred stock                                          0        (3,140)
  Cash dividends on common stock                                             0       (15,004)
                                                                  ------------- -------------
Net cash flows from financing activities                                20,000         9,106
                                                                  ------------- -------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                   0       (26,249)
    Nuclear fuel                                                             0            (8)
                                                                  ------------- -------------
  Net cash flows used for investments in plant                               0       (26,257)
  Investment in nuclear decommissioning trusts                               0        (9,645)
  Other investment activities, net                                         584          (826)
                                                                  ------------- -------------
Net cash flows (used for)/from investments                                 584       (36,728)
                                                                  ------------- -------------
Net (decrease)/increase in cash for the period                               0            38
Cash - beginning of period                                                   0            67
                                                                  ------------- -------------
Cash - end of period                                              $          0  $        105
                                                                  ============= =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $        923  $     28,711
                                                                  ============= =============
  Income taxes                                                    $          0  $     (1,121)
                                                                  ============= =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          0  $        660
                                                                  ============= =============


Note:  Individual columns may not add to Consolidated
  due to rounding.
The accompanying notes are an integral part of these
  financial statements.
(a) Not covered by auditors' report.









                         NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 31 through 50 in NU's 1997 Annual Report to Shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 7 through 40 in CL&P's 1997 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Financial Statements" contained on pages 7 through 39 in PSNH's 1997 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 7 through 37 in WMECO's 1997 Annual Report, which information is incorporated herein by reference.

NAEC Reference is made to "Notes to Financial Statements" contained on pages 7 through 23 in NAEC's 1997 Annual Report, which information is incorporated herein by reference.









                                   EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.


EXHIBIT
NUMBER                             DESCRIPTION

A.   ANNUAL REPORTS

     A.1       Annual Reports filed under the Securities Exchange Act of 1934

               A.1.1 1997 Annual Report on Form 10-K for NU.(File No. 1-5324)

               A.1.2 1997 Annual Report on Form 10-K for CL&P.(File No. 0-11419)

               A.1.3 1997 Annual Report on Form 10-K for PSNH.(File No. 1-6392)

               A.1.4 1997 Annual Report on Form 10-K for WMECO.(File No.0-7624)

               A.1.5 1997 Annual Report on Form 10-K for NAEC.(File No.33-43508)

     A.2       Annual Reports and Reports to the FERC on Form 1


         *#    A.2.1   1997 Annual Report to Shareholders of Connecticut Yankee
                       Atomic Power Company.

         *#    A.2.2   1997 FERC Form 1 of Connecticut Yankee Atomic Power
                       Company.

               A.2.3 1997 Annual Report to Shareholders of Maine Yankee Atomic Power Company. (Exhibit A.2.a, 1997 New England Electric System (NEES) U5S, File No. 30-33)

               A.2.4 1997 FERC Form 1 of Maine Yankee Atomic Power Company. (Exhibit A.2.b, 1997 NEES U5S, File No. 30-33)

               A.2.5 1997 Annual Report to Shareholders of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.a, 1997 NEES U5S, File No. 30-33)

               A.2.6 1997 FERC Form 1 of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.b, 1997 NEES U5S, File No.30-33)

               A.2.7 1997 Annual Report to Shareholders of Yankee Atomic Electric Company. (Exhibit A.8.a, 1997 NEES
                       U5S, File No. 30-33)

               A.2.8 1997 FERC Form 1 of Yankee Atomic Electric Company. (Exhibit A.8.b, 1997 NEES U5S, File No. 30-33)

         *#    A.2.9   1997 Annual Report to Shareholders of New England
                       Hydro-Transmission Electric Company, Inc.

         *#    A.2.10  1997 Annual Report to Shareholders of New England
                       Hydro-Transmission Corporation.


B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

     B.1       Northeast Utilities

               B.1.1 Declaration of Trust of NU, as amended through May 24, 1988. (Exhibit 3.1.1, 1988 NU Form 10-K, File No. 1-
                       5324)

     B.2       The Connecticut Light and Power Company

               B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K, File No.
                       1-5324)

               B.2.2   Certificate of Amendment to Certificate of
                       Incorporation of CL&P, dated December 26, 1996. (Exhibit 3.2.2, 1996 NU Form 10-K, File No. 1-5324)

         *     B.2.3   Certificate of Amendment to Certificate of
                       Incorporation of CL&P, dated April 27, 1998.

               B.2.4 By-laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

      B.3      Public Service Company of New Hampshire

         *     B.3.1   Articles of Incorporation, as amended to May 16,
                       1991.

               B.3.2 By-laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

      B.4      Western Massachusetts Electric Company

               B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form
                       10-K, File No. 1-5324)

               B.4.2 By-laws of WMECO, as amended to February 11, 1998. (Exhibit 3.4.2, 1996 NU Form 10-K, File No. 1-5324)

      B.5      North Atlantic Energy Corporation

               B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File No. 1-
                       5324)

               B.5.2 Articles of Amendment dated October 16, 1991 and June 2, 1992 to Articles of Incorporation of NAEC. (Exhibit 3.5.2, 1993 NU Form 10-K, File No. 1-5324)


               B.5.3 By-laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)

      B.6      The Quinnehtuk Company

         *     B.6.1   Articles of Organization of The Quinnehtuk Company
                       dated December 14, 1928 and Articles of Amendment dated
                       December 18, 1930.

               B.6.2 Amendment to Certificate of Incorporation of The Quinnehtuk Company dated June 10, 1975. (Exhibit B.6.2, 1993 NU Form U5S, File No. 30-246)

         *     B.6.3   By-laws of The Quinnehtuk Company as amended to
                       February 11, 1998.

      B.7      The Rocky River Realty Company

               B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

               B.7.2   Certificate of Amendment to Certificate of
                       Incorporation of The Rocky River Realty Company, dated December 26, 1996. (Exhibit B.7.2, 1996 NU Form U5S, File No. 30-246)

         *     B.7.3   Certificate of Amendment to Certificate of
                       Incorporation of the Rocky River Realty Company, dated April 27, 1998.

         *     B.7.4   By-laws of The Rocky River Realty Company, as
                       amended to February 11, 1998.

      B.8      Research Park, Inc.

               B.8.1 Charter of Research Park, Inc., dated July 18, 1963. (Exhibit B.6, 1983 NU Form U5S, File No. 30-246)

               B.8.2   Certificate of Amendment to Certificate of
                       Incorporation of Research Park, Inc., dated
                       December 26, 1996. (Exhibit B.8.2, 1996 NU Form U5S, File No. 30-246)

        *     B.8.3    Certificate of Amendment to Certificate of
                       Incorporation of Research Park, Inc., dated April
                       27, 1998.

        *     B.8.4    By-laws of Research Park, Inc., as amended to February
                       11, 1998.

      B.9     The City and Suburban Electric and Gas Company

              B.9.1 Charter of The City and Suburban Electric and Gas Company (Special Act No. 169, Volume XXVIII, page 193, approved May 1, 1957). (Exhibit B.8, 1983 NU Form U5S, File No. 30-246)

              B.9.2   Certificate of Amendment to Certificate of
                      Incorporation of The City and Suburban Electric and Gas Company, dated December 26, 1996. (Exhibit B.9.2, 1996 NU Form U5S, File No. 30-246)

              B.9.3 By-laws of The City and Suburban Electric and Gas Company as amended to February 15, 1952. (Exhibit B.8.1, 1983 NU Form U5S, File No. 30-246)

      B.10   Electric Power, Incorporated

             B.10.1   Charter of Electric Power, Incorporated dated January
                      1, 1955. (Exhibit B.9, 1983 NU Form U5S, File No. 30-246)

             B.10.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983 NU Form U5S, File No. 30-246)

             B.10.3   Certificate of Amendment to Certificate of
                      Incorporation of Electric Power, Incorporated, dated December 26, 1996. (Exhibit B.10.3, 1996 NU Form U5S, File No. 30-246)

             B.10.4 By-laws of Electric Power, Incorporated as amended to February 15, 1952. (Exhibit B.9.2, 1983 NU Form U5S, File No. 30-246)

      B.11   The Nutmeg Power Company

             B.11.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

             B.11.2 Certificate of Amendment to the Certificate of Incorporation of The Nutmeg Power Company, dated December 26, 1996. (Exhibit B.11.2, 1996 NU Form U5S, File No. 30-246)

             B.11.3 By-laws of The Nutmeg Power Company as amended to January 1, 1997. (Exhibit B.11.3, 1996 NU Form U5S, File No. 30-246)

      B.12   The Connecticut Steam Company

             B.12.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special Act No. 325, an Act Incorporating The Connecticut Steam Company (Special Acts 1963, Senate Bill No. 704,approved June 24, 1963). (Exhibit B.12, 1983 NU Form U5S, File No. 30-246)

             B.12.2   Certificate of Amendment to Certificate of
                      Incorporation of The Connecticut Steam Company, dated December 26, 1996. (Exhibit B.12.2, 1996 NU Form U5S, File No. 30-246)

             B.12.3 By-laws of The Connecticut Steam Company, as amended to January 1, 1997. (Exhibit B.12.3, 1996 NU Form U5S, File No. 30-246)

      B.13   The Connecticut Transmission Corporation

             B.13.1  Charter of The Connecticut Transmission
                     Corporation and predecessor companies as amended to May
                     8, 1953. (Exhibit B.13, 1983 NU Form U5S, File No. 30-246)

             B.13.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Transmission Corporation, dated December 26, 1996. (Exhibit B.13.2, 1996 NU Form U5S, File No. 30-246)

             B.13.3 By-laws of The Connecticut Transmission Corporation as amended to February 15, 1952. (Exhibit B.13.1, 1983 NU Form U5S, File No. 30-246)

      B.14   Holyoke Water Power Company

             B.14.1 Charter of Holyoke Water Power Company, as amended. (Exhibit 1.8, 1977 NU Form U5S, File No. 30-246)

       *     B.14.2  By-laws of Holyoke Water Power Company, as amended to February 11, 1998.

      B.15   Holyoke Power and Electric Company

             B.15.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

             B.15.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1, 1983 NU Form U5S, File No. 30-246)

       *     B.15.3  By-laws of Holyoke Power and Electric Company, as
                     amended to February 11, 1998.

      B.16   Northeast Utilities Service Company

             B.16.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)

             B.16.2  Certificate of Amendment to Certificate of
                     Incorporation of Northeast Utilities Service
                     Company, dated December 26, 1996. (Exhibit B.16.2, 1996 NU Form U5S, File No. 30-246)

       *     B.16.3  Certificate of Amendment to Certificate of
                     Incorporation of Northeast Utilities Service
                     Company, dated April 27, 1998.

             B.16.4 By-laws of Northeast Utilities Service Company as amended to January 1, 1997. (Exhibit B.16.3, 1996 NU Form U5S, File No. 30-246)

      B.17   Northeast Nuclear Energy Company

             B.17.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

             B.17.2  Certificate of Amendment to Certificate of
                     Incorporation of Northeast Nuclear Energy Company, dated December 26, 1996. (Exhibit B.17.2,
                     1996 NU Form U5S, File No. 30-246)

       *     B.17.3  Certificate of Amendment to Certificate of
                     Incorporation of Northeast Nuclear Energy Company, dated April 27, 1998.

       *     B.17.4  By-laws of Northeast Nuclear Energy Company, as
                     amended to February 11, 1998.

       B.18  HEC, Inc.

             B.18.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19, 1990 NU Form U5S, File No. 30-246)

             B.18.2 By-Laws of HEC Inc. (Exhibit B.19.1, 1990 NU Form U5S, File No. 30-246)

       B.19  HEC International Corporation

             B.19.1 Articles of Organization of HEC International Corporation dated October 12, 1994. (Exhibit B.19.1, 1994 NU Form U5S, File No. 30-246)

             B.19.2 By-laws of HEC International Corporation dated October 12, 1994. (Exhibit B.19.2, 1994 NU Form U5S, File No. 30-246)

       B.20  HEC Energy Consulting Canada Inc.

             B.20.1 Articles of Incorporation of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.1, 1994 NU Form U5S, File No. 30-246)

             B.20.2 By-laws of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.2, 1994 NU Form U5S, File No. 30-246)

       B.21  North Atlantic Energy Service Corporation

             B.21.1 Articles of Incorporation; and Certificate of Amendment of North Atlantic Energy Service Corporation dated June
                     1, 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

             B.21.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

       B.22  Connecticut Yankee Atomic Power Company

             B.22.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

             B.22.2  Certificate of Amendment to Certificate of
                     Incorporation of Connecticut Yankee Atomic Power Company, dated December 26, 1996. (Exhibit B.22.2, 1996 NU Form U5S, File No. 30-246)

             B.22.3 By-laws of Connecticut Yankee Atomic Power Company, as amended to January 1, 1997. (Exhibit B.22.3, 1996 NU Form U5S, File No. 30-246)

       B.23  Properties, Inc.

             B.23.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S,
                     File No. 30-246)

             B.23.2 By-laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form
                     U5S, File No. 30-246)

       B.24  New Hampshire Electric Company

             B.24.1 Articles of Agreement of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.1, 1993 NU Form U5S, File No. 30-246)

             B.24.2 By-laws of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.2, 1993 NU Form U5S, File No. 30-246)

       B.25  Charter Oak Energy, Inc.

             B.25.1 Certificate of Incorporation of Charter Oak Energy, Inc., dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

             B.25.2  Certificate of Amendment to Certificate of
                     Incorporation of Charter Oak Energy, Inc., dated December 26, 1996. (Exhibit B.25.2, 1996 NU Form U5S, File No. 30-246)

       *     B.25.3  Certificate of Amendment to Certificate of
                     Incorporation of Charter Oak Energy Inc., dated April 27, 1998.

             B.25.4 By-laws of Charter Oak Energy, Inc., as amended to January 1, 1997. (Exhibit B.25.3, 1996 NU Form U5S, File No. 30-246)

       B.26  Charter Oak (Paris) Inc.

             B.26.1  Certificate of Incorporation of Charter Oak
                     (Paris) Inc., dated May 9, 1989. (Exhibit B.24.1, 1993 NU Form U5S, File No. 30-246)

             B.26.2  Certificate of Amendment to Certificate of
                     Incorporation of Charter Oak (Paris) Inc., dated December 26, 1996. (Exhibit B.26.2,
                     1996 NU Form U5S, File No. 30-246)

             B.26.3 By-laws of Charter Oak (Paris) Inc., as amended to January 1, 1997. (Exhibit B.26.3, 1996 NU Form U5S, File No. 30-246)

       B.27  COE Development Corporation

             B.27.1 Certificate of Incorporation of COE Development Corporation dated November 6, 1992. (Exhibit B.25.1, 1993 NU Form U5S, File No. 30-246)

             B.27.2  Certificate of Amendment to Certificate of
                     Incorporation of COE Development Corporation, dated December 26, 1996. (Exhibit B.27.2, 1996 NU Form U5S, File No. 30-246)

       *     B.27.3  Certificate of Amendment to Certificate of
                     Incorporation of COE Development Corporation, dated April 27, 1998.

             B.27.4 By-laws of COE Development Corporation, as amended to January 1, 1997. (Exhibit B.27.3, 1996 NU Form U5S, File No. 30-246)

       B.28  COE (UK) Corp.

             B.28.1 Certificate of Incorporation of COE (UK) Corp. dated January 6, 1993. (Exhibit B.26.1, 1993 NU Form U5S, File No. 30-246)

             B.28.2  Certificate of Amendment to Certificate of
                     Incorporation of COE (UK) Corp., dated December 26, 1996. (Exhibit B.28.2, 1996 NU Form U5S, File No. 30-246)

             B.28.3 By-laws of COE (UK) Corp., as amended to January 1, 1997. (Exhibit B.28.3, 1996 NU Form U5S, File No. 30-246)

       B.29  COE (Gencoe) Corp.

             B.29.1 Restated Certificate of Incorporation of COE (Gencoe) Corp. dated March 31, 1993. (Exhibit B.27.1, 1993
                     NU Form U5S, File No. 30-246)

             B.29.2 By-laws of COE (Gencoe) Corp. dated January 7, 1993. (Exhibit B.27.2, 1993 NU Form U5S, File No. 30-246)

       B.30  COE Argentina I Corp.

             B.30.1 Certificate of Incorporation of COE Argentina I Corp. dated January 24, 1994. (Exhibit B.30.1, 1994 NU Form U5S, File No. 30-246)

             B.30.2  Certificate of Amendment to Certificate of
                     Incorporation of COE Argentina I Corp.,
                     dated December 26, 1996. (Exhibit B.30.2, 1996 NU Form U5S, File No. 30-246)

       *     B.30.3  Certificate of Dissolution of COE Argentina I Corp.,
                     effective on December 29, 1997.

             B.30.4 By-laws of COE Argentina I Corp., as amended to January 1, 1997. (Exhibit B.30.3, 1996 NU Form U5S, File No. 30-246)

       B.31  COE Argentina II Corp.

             B.31.1 Certificate of Incorporation of COE Argentina II Corp. dated March 14, 1994. (Exhibit B.31.1, 1994 NU Form U5S, File No. 30-246)

             B.31.2  Certificate of Amendment to Certificate of
                     Incorporation of COE Argentina II Corp., dated December 26, 1996. (Exhibit B.31.2, 1996 NU Form U5S, File No. 30-246)

       *     B.31.3  Certificate of Amendment to Certificate of
                     Incorporation of COE Argentina II Corp., dated April 27, 1998.

             B.31.4 By-laws of COE Argentina II Corp., as amended to January 1, 1997. (Exhibit B.31.3, 1996 NU Form U5S, File No. 30-246)

       B.32  COE Ave Fenix Corporation

             B.32.1 Certificate of Incorporation of COE Ave Fenix Corporation dated May 19, 1995. (Exhibit B.32.1, 1995 NU Form U5S, File No. 30-246)

             B.32.2  Certificate of Amendment to Certificate of
                     Incorporation of COE Ave Fenix Corporation, dated December 26, 1996. (Exhibit B.32.2, 1996 NU Form U5S, File No. 30-246)

       *     B.32.3  Certificate of Amendment to Certificate of
                     Incorporation of COE Ave Fenix Corporation, dated April 27, 1998.

             B.32.4 By-laws of COE Ave Fenix Corporation, as amended to January 1, 1997. (Exhibit B.32.4, 1996 NU
                     Form U5S, File No. 30-246)

       B.33  COE Tejona Corporation

             B.33.1  Certificate of Incorporation of COE Tejona
                     Corporation dated April 10, 1995. (Exhibit B.33.1, 1995 NU Form U5S, File No. 30-246)

             B.33.2  Certificate of Amendment to Certificate of
                     Incorporation of COE Tejona Corporation, dated December 26, 1996. (Exhibit B.33.2,
                     1996 NU Form U5S, File No. 30-246)

             B.33.3 By-laws of COE Tejona Corporation, as amended to January 1, 1997. (Exhibit B.33.3, 1996 NU Form U5S, File No. 30-246)

       B.34  New England Hydro-Transmission Corporation

             B.34.1  Articles of Incorporation, (Exhibit B.8a, 1986 NEES
                     U5S, File No. 30-33); Articles of Amendment of New England Hydro-Transmission Corporation dated January
                     18, 1989, (Exhibit B.10a, 1988 NEES U5S, File No. 30-33).

             B.34.2 By-laws of New England Hydro-Transmission Corporation. (Exhibit B.10b, 1988 NEES U5S, File No. 30-33)

       B.35  New England Hydro-Transmission Electric Company

             B.35.1 Restated Articles of Organization of New England Hydro-Transmission Electric Company dated January 13, 1989. (Exhibit B.11a, 1988 NEES U5S, File No. 30-33)

             B.35.2 By-Laws of New England Hydro-Transmission Electric Company. (Exhibit B.11b, 1988 NEES U5S File No. 30-33)

       B.36  General Partnership Agreement of Encoe Partners. (File No.
             70-8084)

       B.37 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

       B.38 Certificate of Formation of Southwest HEC Energy Services L.L.C., dated November 21, 1995. (Exhibit B.38, 1995 NU Form U5S, File No. 30-246)

       B.39  Mode 1 Communications, Inc.

             B.39.1  Certificate of Incorporation of Mode 1
                     Communications, Inc. dated March 26, 1996.
                     (Exhibit B.39.1, 1996 NU Form U5S, File No. 30-246)

             B.39.2  Certificates of Amendment to Certificate of
                     Incorporation of Mode 1 Communications, Inc., dated December 26, 1996 and February 4, 1997. (Exhibit B.39.2, 1996 NU Form U5S, File No. 30-246)

       *     B.39.3  Certificate of Amendment to Certificate of
                     Incorporation of Mode l Communications, Inc., dated April 27, 1998.

             B.39.4 By-laws of Mode 1 Communications, Inc., as amended to January 1, 1997. (Exhibit B.39.4, 1996 NU Form U5S, File No. 30-246)

       B.40  Select Energy, Inc.

             B.40.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU Form U5S, File No. 30-246)

             B.40.2  Certificates of Amendment to Certificate of
                     Incorporation of Select Energy, Inc., dated
                     December 26, 1996 and April 25, 1997.
                     (Exhibit B.40.2, 1996 NU Form U5S, File No. 30-246)

       *     B.40.3  Certificate of Amendment to Certificate of
                     Incorporation of Select Energy, Inc., dated April
                     27, 1998.

       *     B.40.4  By-laws of Select Energy, Inc., as amended to
                     May 12, 1997.

       B.41  CL&P Receivables Corporation

       *     B.41.1  Certificate of Incorporation of CL&P Receivables
                     Corporation, dated September 5, 1997.

       *     B.41.2  Bylaws of CL&P Receivables Corporation, dated
                     September 12, 1997.

       B.42  WMECO Recievables Corporation

       *     B.42.1  Certificate of Incorporation of WMECO Receivables
                     Corporation, dated May 6, 1997.

       *     B.42.2  Bylaws of WMECO Receivables Corporation, dated
                     September 12, 1997.

C.(a)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
       INDENTURES

       C.1   Northeast Utilities

             C.1.1 Indenture dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Debt Securities. (Exhibit 4.1.1, 1991 NU Form 10-K, File No. 1-5324)

             C.1.2 First Supplemental Indenture, dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K, File No. 1-5324)

             C.1.3 Second Supplemental Indenture, dated as of March 1, 1992 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series B Notes. (Exhibit C.1.3, 1991 NU Form U5S, File No. 30-246)

             C.1.4 Credit Agreements among CL&P, NU, WMECO, NUSCO (as Agent) and 3 Commercial Banks dated December 3, 1992 (Three-Year Facility). (Exhibit C.2.38, 1992 NU Form U5S, File No. 30-246)

             C.1.5 Credit Agreements among CL&P, WMECO, NU, Holyoke Water Power Company, RRR, NNECO and NUSCO (as Agent) and 1 Commercial Bank dated December 3, 1992 (Three-Year Facility). (Exhibit C.2.39, 1992 NU Form U5S, File No. 30-246)

             C.1.6 Credit Agreement among NU, CL&P and WMECO and several commercial banks, dated as of November 21, 1996. (Exhibit No. B.1, File No. 70-8875)

             C.1.7 First Amendment and Waiver dated as of May 30, 1997 to Credit Agreement dated as of November 21, 1996 among NU, CL&P, WMECO, and the Co-Agents and Banks named therein. (Exhibit B.4(a) (Execution Copy), File No. 70-8875)

             C.1.8 Credit Agreement dated as of February 10, 1998 among NU, the Lenders named therein, and Toronto Dominion (Texas), Inc., as Administrative Agent, TD
                     Securities (USA) Inc., as Arranger. (Exhibit B.9 (Execution Copy), File No. 70-8875)

       C.2   The Connecticut Light and Power Company

             C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K, File No. 1-5324)

              Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of:

              C.2.2  December 1, 1969.  (Exhibit 4.20, File No. 2-60806)

              C.2.3  June 30, 1982.  (Exhibit 4.33, File No. 2-79235)

              C.2.4  December 1, 1989. (Exhibit 4.1.26, 1989 NU Form
                     10-K, File No. 1-5324)

              C.2.5  July 1, 1992.  (Exhibit 4.31, File No. 33-59430)

              C.2.6  July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

              C.2.7  July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

              C.2.8  December 1, 1993.  (Exhibit 4.2.14, 1993 NU Form
                     10-K, File No. 1-5324)

              C.2.9  February 1, 1994.  (Exhibit 4.2.15, 1993 NU Form
                     10-K, File No. 1-5324)

              C.2.10 February 1, 1994.  (Exhibit 4.2.16, 1993 NU Form
                     10-K, File No. 1-5324)

              C.2.11 June 1, 1994.  (Exhibit 4.2.15, 1994 NU Form
                     10-K, File No. 1-5324)

              C.2.12 October 1, 1994.  (Exhibit 4.2.16, 1994 NU Form
                     10-K, File No. 1-5324)

              C.2.13 June 1, 1996.  (Exhibit 4.2.16, 1996 NU Form
                     10-K, File No. 1-5324)

              C.2.14 January 1, 1997.  (Exhibit 4.2.17, 1996 NU Form
                     10-K, File No. 1-5324)

              C.2.15 May 1, 1997.  (Exhibit 4.19, File No. 333-30911)

              C.2.16 June 1, 1997.  (Exhibit 4.20, File No. 333-30911)

              C.2.17 June 1, 1997.  (Exhibit 4.2.17, 1997 NU Form 10-K,
                     File No. 1-5324

              C.2.18 Financing Agreement between Industrial Development
                     Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1986 Series) dated as of December 1, 1986. (Exhibit C.1.47, 1986 NU Form U5S, File No. 30-246)

                     C.2.18.1  Letter of Credit and Reimbursement
                               Agreement (Pollution Control Bonds, 1986
                               Series) dated as of August 1, 1994. (Exhibit 1 (Execution Copy), File No. 70-7320)

              C.2.19 Financing Agreement between Industrial Development
                     Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit C.1.55, 1988 NU Form U5S, File No. 30-246)

                     C.2.19.1  Letter of Credit (Pollution Control
                               Bonds, 1988 Series) dated October 27, 1988.
                               (Exhibit 4.2.17.1, 1995 NU Form 10-K, File
                               No. 1-5324)

                     C.2.19.2 Reimbursement and Security Agreement (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit 4.2.17.2, 1995 NU Form 10-K, File No. 1- 5324)

              C.2.20 Financing Agreement between Industrial Development
                     Authority of the State of New Hampshire and CL&P (Pollution Control Bonds) dated as of December 1, 1989. (Exhibit C.1.39, 1989 NU Form U5S, File No. 30-246)

              C.2.21 Loan and Trust Agreement among Business Finance
                     Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form U5S, File No. 30-246)

                     C.2.21.1  Letter of Credit and Reimbursement
                               Agreement (Pollution Control Bonds, 1992
                               Series A) dated as of December 1, 1992.
                               (Exhibit 4.2.19.1, 1995 NU Form 10-K, File
                               No. 1-5324)

              C.2.22 Loan Agreement between Connecticut Development
                     Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No. 1-5324)

                     C.2.22.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.23, 1993 NU Form 10-K,
                               File No. 1-5324)

              C.2.23 Loan Agreement between Connecticut Development
                     Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No. 1-5324)

                     C.2.23.1  Letter of Credit and Reimbursement
                               Agreement (Pollution Control Bonds - Series
                               B, Tax Exempt Refunding) dated as of
                               September 1, 1993. (Exhibit 4.2.24, 1993 NU
                               Form 10-K, File No. 1-5324)

              C.2.24 Amended and Restated Loan Agreement between
                     Connecticut Development Authority and CL&P
                     (Pollution Control Revenue Bond - 1996A Series) dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24, 1996 NU Form 10-K, File No. 1-5324)

                     C.2.24.1  Amended and Restated Indenture of Trust
                               between Connecticut Development Authority and the Trustee (CL&P Pollution Control Revenue Bond-1996A Series), dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24.1, 1996 NU Form 10-K, File No. 1-5324)

                     C.2.24.2  Standby Bond Purchase Agreement among
                               CL&P, Societe Generale, New York
                               Branch and the Trustee, dated January 23, 1997. (Exhibit 4.2.24.2, 1996 NU Form 10-K, File
                               No. 1-5324)

                     C.2.24.3 Amendment No. 1, dated January 21, 1998, to the Standby Bond Purchase Agreement, dated January 23, 1997.

                     C.2.24.4  AMBAC Municipal Bond Insurance Policy
                               issued by the Connecticut Development
                               Authority (CL&P Pollution Control Revenue
                               Bond-1996A Series), effective January 23, 1997. (Exhibit 4.2.24.3, 1996 NU Form 10-K, File No. 1-5324)

              C.2.25 Amended and Restated Limited Partnership Agreement
                     (CL&P Capital, L.P.) among CL&P, NUSCO and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1 (Execution
                     Copy), File No. 70-8451)

              C.2.26 Indenture between CL&P and Bankers Trust Company,
                     Trustee (Series A Subordinated Debentures), dated as of January 1, 1995 (MIPS). (Exhibit B.1 (Execution Copy), File No. 70-8451)

              C.2.27 Payment and Guaranty Agreement of CL&P dated as of
                     January 23, 1995 (MIPS).  (Exhibit B.3 (Execution
                     Copy), File No. 70-8451)

       C.3    Public Service Company of New Hampshire

              C.3.1 First Mortgage Indenture dated as of August 15, 1978 between PSNH and First Fidelity Bank, National Association, New Jersey, Trustee. (Composite including all ten amendments to May 16, 1991)(Exhibit 4.4.1, 1992 NU Form 10-K, File No. 1-5324)

                     C.3.1.1   Tenth Supplemental Indenture dated as
                               of May 1, 1991 between PSNH and First Fidelity Bank, National Association. (Exhibit 4.1, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.2 Revolving Credit Agreement, dated as of May 1, 1991 (includes a collateral mortgage). (Exhibit 4.12, PSNH Current Report on Form 8-K, File No. 1-6392)

                     C.3.2.1 Amended and Restated Revolving Credit Agreement dated as of April 1, 1996 (includes amendments to collateral mortgage). (Exhibit 4.3.2, 1996 NU Form 10-K, File No. 1-5324)

              C.3.3 Series A (Tax Exempt New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.2, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.4 Series B (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.3, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.5 Series C (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.4, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.6 Series D (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.5, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                     C.3.6.1 First Supplement to Series D (Tax Exempt Refunding Issue) PCRB Loan and Trust Agreement dated as of December 1, 1992. (Exhibit 4.4.5.1, 1992 NU Form 10-K, File No. 1-5324)

                     C.3.6.2   Second Series D (May 1, 1991 Taxable
                               New Issue and December 1, 1992 Tax Exempt
                               Refunding Issue) PCRB Letter of Credit and
                               Reimbursement Agreement dated as of May 1,
                               1995 (Exhibit B.4, Execution Copy, File No.
                               70-8036)

              C.3.7 Series E (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.6, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                     C.3.7.1   First Supplement to Series E (Tax
                               Exempt Refunding Issue) PCRB Loan and Trust
                               Agreement dated as of December 1, 1993.
                               (Exhibit 4.3.8.1, 1993 NU Form 10-K, File No. 1-5324)

                     C.3.7.2   Second Series E (May 1, 1991 Taxable
                               New Issue and December 1, 1993 Tax Exempt
                               Refunding Issue) PCRB Letter of Credit and
                               Reimbursement Agreement dated as of May 1,
                               1995. (Exhibit B.5, Execution Copy, File No. 70-8036)

       C.4    Western Massachusetts Electric Company

              C.4.1 First Mortgage Indenture and Deed of Trust between WMECO and Old Colony Trust Company (now The First National Bank of Boston), Trustee, dated as of August 1, 1954. (Exhibit 4.4.1, 1993 NU Form 10-K, File No. 1-5324)

              Supplemental Indentures thereto dated as of:

              C.4.2  October 1, 1954.  (Exhibit 4.2, File No. 33-51185)

              C.4.3  March 1, 1967.  (Exhibit 4.4.3, 1997 NU Form 10-K,
                     File No. 1-5324)

              C.4.4  July 1, 1973.  (Exhibit 2.10, File No. 2-68808)

              C.4.5  December 1, 1992.  (Exhibit 4.15, File No. 33-55772)

              C.4.6  January 1, 1993.  (Exhibit 4.5.13, 1992 NU Form 10-K,
                     File No. 1-5324)

              C.4.7  March 1, 1994.  (Exhibit 4.4.11, 1993 NU Form 10-K, File
                     No. 1-5324)

              C.4.8  March 1, 1994.  (Exhibit 4.4.12, 1993 NU Form 10-K, File
                     No. 1-5324)

              C.4.9  May 1, 1997.  (Exhibit 4.11, File No. 33-51185)

              C.4.10 July 1, 1997.  (Exhibit 4.4.10, 1997 NU form 10-K,
                     File No. 1-5324)

              C.4.11 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

                     C.4.11.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds - Series A, Tax
                               Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.14, 1993 NU Form 10-K, File No. 1-5324)

      C.5     North Atlantic Energy Corporation

              C.5.1 First Mortgage Indenture and Deed of Trust between NAEC and United States Trust Company of New York, Trustee, dated as of June 1, 1992. (Exhibit 4.6.1, 1992 NU Form 10-K, File No. 1-5324)

              C.5.2 Term Credit Agreement dated as of November 9, 1995. (Exhibit 4.5.2, 1995 NU Form 10-K, File No. 1-5324)

      C.6     Northeast Nuclear Energy Company

              C.6.1 Millstone Technical Building Note Agreement dated as of December 21, 1993 by and between The Prudential Insurance Company of America and NNECO. (Exhibit 10.28, 1993 NU Form 10-K, File No. 1-5324)

      C.7     Holyoke Water Power Company

              C.7.1 Loan Agreement between City of Holyoke, Massachusetts, acting by and through its Industrial Development Financing Authority, and Holyoke Water Power Company, dated as of November 1, 1988 (Pollution Control Bonds). (Exhibit C.4.8, 1989 NU Form U5S, File No. 30-246)

              C.7.2 Loan and Trust Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1992. (Exhibit C.7.2, 1992 NU Form U5S, File No. 30-246)

              C.7.3  Loan Agreement between Massachusetts Industrial
                     Finance Authority and Holyoke Water Power Company, dated as of December 1, 1990 (Pollution Control Bonds). (Exhibit C.4.3, 1990 NU Form U5S, File No. 30-246)

      C.8     The Rocky River Realty Company

              C.8.1 Note Agreement dated as of June 1, 1973 by and between The Rocky River Realty Company (RRR) and the Purchasers named therein (the 7-7/8% Note Agreement), including the Several Guarantee of CL&P, HELCO, and WMECO of RRR's 7-7/8% Note Agreement. (File No. 70-4637)

              C.8.2 Note Agreement dated April 14, 1992, by and between The Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life Insurance Company of North America, INA Life Insurance Company of New York, Life Insurance Company of Georgia), with respect to RRR's sale of $15 million of guaranteed senior secured notes due 2007 and $28 million of guaranteed senior secured notes due 2017. (Exhibit 10.52, 1992 NU Form 10-K, File No. 1-5324)

              C.8.3 Amendment to Note Agreement, dated September 26, 1997. (Exhibit 10.3.1, 1997 NU Form 10-K, File No.
                     1-5324)

              C.8.4 Note Guaranty dated April 14, 1992 by Northeast Utilities pursuant to Note Agreement dated April 14, 1992 between RRR and Note Purchasers, for the benefit of The Connecticut National Bank as Trustee, the Purchasers and the owners of the notes. (Exhibit 10.52.1, 1992 NU Form 10-K, File No. 1-5324)

              C.8.5 Extension of Note Guaranty, dated September 26, 1997. (Exhibit 10.31.2.1, 1997 NU Form 10-K, File No. 1-5324)

              C.8.6 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992 among RRR, NUSCO and The Connecticut National Bank as Trustee, securing notes sold by RRR pursuant to April 14, 1992 Note Agreement. (Exhibit 10.52.2, 1992 NU Form 10-K, File No. 1-5324)

              C.8.7 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of September 26, 1997. (Exhibit 10.31.3.1, 1997 NU Form 10-K, File No. 1-5324)

              C.8.8 Purchase and Sale Agreement, dated July 28, 1997 by and between RRR and the Sellers and Purchasers named therein. (Exhibit 10.31.4, 1997 NU Form 10-K, File No. 1-5324)

              C.8.9 Purchase and Sale Agreement, dated September 26, 1997 by and between RRR and the Purchaser named therein. (Exhibit 10.31.5, 1997 NU Form 10-K, File No. 1-5324)

      C.9     Southwest HEC Energy Services, L.L.C.

              C.9.1 Promissory Note of Southwest HEC Energy Services, L.L.C. to Arizona Public Service Company, dated December 7, 1995. (Exhibit C.9.1, 1995 NU Form U5S, File No. 30-246)

      C.10    CL&P Receivables Corporation

              C.10.1 Receivables Purchase and Sale Agreement (CL&P and
                     CL&P Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49, 1997 NU Form 10-K, File
                     No. 1-5324)

              C.10.2 Purchase and Contribution Agreement (CL&P and CL&P
                     Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49.1, 1997 NU Form 10-K, File No.
                     1-5324)

      C.11    WMECO Receivables Corporation

              C.11.1 Receivables Purchase Agreement (WMECO and WMECO
                     Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50, 1997 NU Form 10-K, File No. 1-5324)
              C.11.2 Purchase and Sale Agreement (WMECO and WMECO
                     Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50.1, 1997 NU Form 10-K, File No. 1-5324)

D. Agreement Allocating Consolidated Income Tax Liability by Northeast Utilities and Subsidiaries. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

*     G.      Financial Data Schedules

              G.1    Financial Data Schedule of NU.

              G.2    Financial Data Schedule of CL&P.

              G.3    Financial Data Schedule of WMECO.

              G.4    Financial Data Schedule of PSNH.

              G.5    Financial Data Schedule of NAEC.

              G.6    Financial Data Schedule of HWP.

              G.7    Financial Data Schedule of HP&E.

*     H.      Organizational chart showing the relationship of Central Termica
              San Miguel de Tucuman, S. A., Planta Eolicas, S.A., and Ave Fenix
              Energia, S. A., foreign utility companies, to other NU System companies.

*     I.      1997 financial reports of the following foreign utility companies:

                     - Ave Fenix Energia, S.A.
                     - Plantas Eolicas, S.A. ***

      *** (This information is not available at this filing date and will be subsequently provided under Form U5S/A on or before July 31, 1998.)